Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of September 13, 2022, is entered into by and among Altair Engineering Inc., a Delaware corporation (the “Purchaser”), Rambler Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Purchaser (the “Merger Sub”), RapidMiner, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Participating Securityholders (“Stockholder Representative”). Capitalized terms not otherwise defined herein have the meanings set forth in ARTICLE X.

WHEREAS, the parties hereto intend that Merger Sub be merged with and into the Company, with the Company surviving such merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company in accordance with the Delaware General Corporation Law (the “DGCL”) and the Company’s Amended and Restated Certificate of Incorporation (the “Company Charter”);

WHEREAS, the authorized capital stock of the Company consists of (i) 1,959,233 shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) 1,322,051 shares of preferred stock, par value $0.001 per share, of which (v) 140,274 shares have been designated as Series A Preferred Stock (the “Series A Preferred”), (w) 563,553 shares have been designated as Series B Preferred Stock (the “Series B Preferred”), (x) 330,477 shares have been designated as Series C Preferred Stock (the “Series C Preferred”), (y) 80,180 shares have been designated as the Series C-1 Preferred Stock (the “Series C-1 Preferred” and collectively with the Series A Preferred, the Series B Preferred and the Series C Preferred, the “Junior Preferred”) and (z) 207,567 shares have been designated as Series D Preferred Stock (the “Series D Preferred” and collectively with the Junior Preferred, the “Preferred Stock”);

WHEREAS, the Company has provided to the Purchaser a draft copy of the Distribution Waterfall (the “Estimated Distribution Waterfall”), reflecting the Company’s good faith estimate of the amounts to be set forth in the Distribution Waterfall as of the Closing, based upon the terms of this Agreement and the Company Charter;

WHEREAS, the authorized capital stock of the Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”), all of which are issued and outstanding and owned by the Purchaser;

WHEREAS, as a condition to the Purchaser’s and the Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, certain of the Stockholders (together with any Stockholders who execute Joinder Agreements or otherwise become Inducing Stockholders after the date of this Agreement, the “Inducing Stockholders”), who, immediately prior to the date of this Agreement, collectively hold 100% of the outstanding shares of Series A Preferred, 100% of the outstanding shares of Series B Preferred, 100% of the outstanding shares of Series C Preferred, 73.18% of the outstanding shares of Series C-1 Preferred, 92.68% of the outstanding shares of Series D Preferred and 83.91% of the outstanding shares of Common Stock, have executed and delivered a stockholder consent, in the form and substance of Exhibit A annexed hereto (each such consent, a “Stockholder Consent”), and a support agreement, in the form and substance of Exhibit B (each such agreement, a “Support Agreement”), pursuant to which consents and agreements they have, among other things, (i) as of immediately following the execution of this Agreement by the parties hereto, adopted this Agreement and approved the Merger on the terms and conditions of this Agreement, in accordance with the Company Charter and Sections 228 and 251 of the DGCL, (ii) authorized the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (iii) confirmed the authority of the Stockholder Representative, (iv) provided a release and (v) confirmed the accuracy of the Estimated Distribution Waterfall with respect to the applicable Inducing Stockholder; and

WHEREAS, as a condition to the Purchaser’s and the Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company and each of Ingo Mierswa and Randy LeBlanc have entered into an employment agreement (the “Employment Agreements”) and the Company, the Purchaser and each of Ingo Mierswa and Randy LeBlanc have entered into a restrictive covenants agreement (the “Restrictive Covenants Agreements”), in each case conditioned upon consummation of the Closing and effective as of the Effective Time, copies of which Employment Agreements and Restrictive Covenants Agreements have been provided to the Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) the Merger Sub will merge with and into the Company, and (b) the separate corporate existence of the Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

1.02 Closing. Subject to compliance with the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place remotely, via the exchange of documents and signatures, at 9:00 a.m. (New York City time) (a) on such date as shall be designated by the Purchaser, provided that such date shall be within three Business Days following the date on which all conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time) to the obligations of the parties set forth in Section 6.01 and Section 6.02 have been satisfied by the obligated party or waived by the other parties hereto or (b) at such other time or date as the Purchaser and the Company may mutually agree upon in writing (in either case, the “Closing Date”).

1.03 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, upon consummation of the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in the form of the certificate annexed hereto as Exhibit C (the “Certificate of Merger”), and any other required documents, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by the Purchaser and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

1.04 Effect of the Merger. At the Effective Time, the Merger shall have the effects provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers, and franchises of the Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, and duties of the Merger Sub and the Company shall become the debts, liabilities, obligations, and duties of the Surviving Corporation.

1.05 Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to contain the provisions, and only the provisions, set forth in Exhibit D annexed hereto, until amended or repealed in accordance with the provisions thereof and applicable law.

1.06 Bylaws. The bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to be the same as the bylaws of the Merger Sub immediately prior to the Effective Time except that the name of the Merger Sub will be replaced with the name of the Company, until amended or repealed in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation and applicable Law.

1.07 Directors. The directors of the Merger Sub as of the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or until their earlier resignation or removal or as otherwise provided by applicable Law.

1.08 Officers. Unless otherwise determined by the Purchaser prior to the Effective Time, the officers of the Merger Sub as of the Effective Time shall be the officers of the Surviving Corporation until their successors are duly elected and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or until their earlier resignation or removal or as otherwise provided by applicable Law.

1.09 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property or right of the Company or its Subsidiaries or to otherwise carry out the purposes of this Agreement or to effect the Merger, then the Surviving Corporation and its officers and directors shall execute and deliver all such deeds, assignments and assurances in law and do all other acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation, and the officers and directors of the Surviving Corporation are fully authorized in the name of the Company and its Subsidiaries or otherwise to take any and all such actions solely for the purposes of this Section 1.09.

ARTICLE II

COMPANY CAPITAL STOCK, CLOSING DELIVERABLES AND RELATED MATTERS

2.01 Merger Consideration. The aggregate consideration to be paid by the Purchaser hereunder in respect of all the Company Capital Stock and Company Equity Incentives outstanding immediately prior to the Effective Time shall equal (a) $100,000,000, plus (b) the amount, if any, by which the Estimated Closing Cash set forth on the Estimated Closing Statement exceeds $3,300,000 (such $3,300,000 amount, the “Cash Target”) set forth on the Estimated Closing Statement, minus (c) the Indemnification Escrow Amount, minus (d) the Stockholder Representative Expense Amount, minus (e) the amount of Estimated Closing Debt set forth on the Estimated Closing Statement, including, without limitation, any amounts outstanding immediately prior to the Effective Time pursuant to that certain Credit Agreement by and among the Company, Deutsche Bank AG, as Administrative Agent and Collateral Agent and the Lenders party thereto dated as of April 22, 2021 (“Deutsche Bank Debt”), minus (f) the aggregate amount of Estimated Change in Control Payments set forth on the Estimated Closing Statement and minus (g) the amount of Estimated Transaction Expenses set forth on the Estimated Closing Statement (such resulting amount pursuant to Section 2.01(a) through Section 2.01(g), the “Aggregate Closing Merger Consideration”), as adjusted pursuant to Section 2.13, plus, after the Closing, (h) those portions of the Indemnification Escrow Fund and Stockholder Representative Expense Fund, if any, that the Participating Securityholders become entitled to receive upon distribution thereof pursuant to the terms of this Agreement, the Payment Agency Agreement and the Escrow Agreement plus (i) payments resulting from the Final Closing Adjustment that the Participating Securityholders become entitled to receive, if any, pursuant to the terms of this Agreement and the Escrow Agreement (such amounts described in Section 2.01(h) and Section 2.01(i), the “Aggregate Post-Closing Merger Consideration” and taken together with the Aggregate Closing Merger Consideration, the “Aggregate Merger Consideration”). The Aggregate Merger Consideration shall be allocated among the holders of Company Capital Stock and Company Equity Incentives in accordance with the Distribution Waterfall and the provisions of this Agreement relating thereto.

2.02 Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of any of the Purchaser, the Merger Sub, the Company or the Stockholders, the following shall occur:

(a) Cancellation of Certain Company Stock. Shares of Company Capital Stock that are owned by the Purchaser, the Merger Sub, the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Series D Preferred. Each share of Series D Preferred issued and outstanding immediately prior to the Effective Time (other than (i) shares of Series D Preferred to be cancelled in accordance with Section 2.02(a) and (ii) Dissenting Shares) shall be converted into the right to receive (x) a portion of the Aggregate Closing Merger Consideration allocated to the Series D Preferred in the Distribution Waterfall, in cash, without interest, and (y) a portion of the Aggregate Post-Closing Merger Consideration (if any) allocated to the Series D Preferred in the Distribution Waterfall, in cash, without interest, at the respective times and subject to the contingencies specified herein and in the Payment Agency Agreement and Escrow Agreement, each such portion to be determined in accordance with the Distribution Waterfall.

(c) Conversion of Series C-1 Preferred. Each share of Series C-1 Preferred issued and outstanding immediately prior to the Effective Time (other than (i) shares of Series C-1 Preferred to be cancelled in accordance with Section 2.02(a) and (ii) Dissenting Shares) shall be converted into the right to receive a portion of the Aggregate Closing Merger Consideration allocated to the Series C-1 Preferred in the Distribution Waterfall, in cash, without interest, at the time and subject to the contingencies specified herein and in the Payment Agency Agreement, such portion to be determined in accordance with the Distribution Waterfall.

(d) Conversion of Series C Preferred. Each share of Series C Preferred issued and outstanding immediately prior to the Effective Time (other than (i) shares of Series C Preferred to be cancelled in accordance with Section 2.02(a) and (ii) Dissenting Shares) shall be converted into the right to receive a portion of the Aggregate Closing Merger Consideration allocated to the Series C Preferred in the Distribution Waterfall, in cash, without interest, at the time and subject to the contingencies specified herein and in the Payment Agency Agreement, such portion to be determined in accordance with the Distribution Waterfall.

(e) Conversion of Series B Preferred. Each share of Series B Preferred issued and outstanding immediately prior to the Effective Time (other than (i) shares of Series B Preferred to be cancelled in accordance with Section 2.02(a) and (ii) Dissenting Shares) shall be converted into the right to receive a portion of the Aggregate Closing Merger Consideration allocated to the Series B Preferred in the Distribution Waterfall, in cash, without interest, at the time and subject to the contingencies specified herein and in the Payment Agency Agreement, such portion to be determined in accordance with the Distribution Waterfall.

(f) Conversion of Series A Preferred. Each share of Series A Preferred issued and outstanding immediately prior to the Effective Time (other than (i) shares of Series A Preferred to be cancelled in accordance with Section 2.02(a) and (ii) Dissenting Shares) shall be converted into the right to receive a portion of the Aggregate Closing Merger Consideration allocated to the Series A Preferred in the Distribution Waterfall, in cash, without interest, at the time and subject to the contingencies specified herein and in the Payment Agency Agreement, such portion to be determined in accordance with the Distribution Waterfall.

(g) Conversion of Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock to be cancelled in accordance with Section 2.02(a) and (ii) Dissenting Shares) shall be converted into the right to receive (x) a portion of the Aggregate Closing Merger Consideration (if any) allocated to the Common Stock in the Distribution Waterfall, in cash, without interest, and (y) a portion of the Aggregate Post-Closing Merger Consideration (if any) allocated to the Common Stock in the Distribution Waterfall, in cash, without interest, at the respective times and subject to the contingencies specified herein and in the Payment Agency Agreement and Escrow Agreement, each such portion to be determined in accordance with the Distribution Waterfall. For the avoidance of doubt, in the event that no portion of the Aggregate Closing Merger Consideration is allocated to the Common Stock in the Distribution Waterfall and no amounts become payable in respect of shares of Common Stock in the future from any Aggregate Post-Closing Merger Consideration pursuant to the Distribution Waterfall, the Common Stock shall be deemed cancelled as of the Effective Time without the right to receive any consideration under this Agreement or pursuant to the Merger (except as otherwise provided in accordance with Section 2.04).

(h) The portion of the Aggregate Closing Merger Consideration and Aggregate Post-Closing Merger Consideration (if any) allocated to each Participating Stockholder and, as applicable, Participating Warrantholder in the Distribution Waterfall shall be rounded down to the nearest one hundredth (0.01) of a Dollar.

(i) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $.01 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

2.03 Treatment of Company Equity Incentives and Corporate Actions.

(a) Pursuant to the Company’s 2013 Equity Incentive Plan (the “Incentive Plan”), upon authorization of the Company Board, the Company shall, prior to the Effective Time, (i) advise each holder of outstanding Stock Options and other awards granted under the Incentive Plan (“Awards”) that are exercisable for, payable in or convertible into shares of Company Capital Stock that all such Stock Options and other Awards (including Stock Options and other Awards that are not yet vested and will not vest as of the Effective Time) will terminate as of the Effective Time, (ii) permit the holders of all vested Stock Options and other Awards to exercise or convert all such Stock Options and other Awards no later than immediately prior to the Effective Time, (iii) advise each holder of a Stock Option or other Award that will be vested as of the Effective Time that, pursuant to the terms and subject to the conditions of this Agreement, to the extent that any such Stock Options or other Awards are not exercised prior to the Effective Time, the holders of such Stock Options or other Awards will receive the excess, if any, of the cash that such holders would have received upon the exercise of such Stock Options or other Awards had such Stock Options and other Awards been exercised immediately prior to the Effective Time over the exercise price payable by such holder in connection with such exercise, (iv) advise each holder of a Stock Option or other Award that will be vested as of the Effective Time that the amount and timing of such payment, if any, may be eliminated, reduced or delayed, in whole or in part, as a result of escrow and other holdback provisions set forth in this Agreement, (v) advise each holder of a Stock Option or other Award that will be vested as of the Effective Time but as to which no such excess will exist that such Stock Option or other Award will terminate as of the Effective Time and (vi) take all steps necessary to assure that the Distribution Waterfall is prepared in a manner consistent with this Section 2.03(a). Any payments of the Aggregate Merger Consideration made to the holders of Stock Options or other Awards with respect to such Stock Options or other Awards pursuant to the Distribution Waterfall (x) shall be paid through the Company’s payroll system, (y) shall be paid net of all applicable withholding and other Taxes required by applicable Law to be withheld by the Company and net of all other authorized deductions and (z) shall not be paid to the Agent for payment pursuant to the Payment Agency Agreement. The portion of the Aggregate Merger Consideration (if any) allocated to each holder of outstanding Stock Options or other Awards in the Distribution Waterfall shall be rounded down to the nearest one hundredth (0.01) of a Dollar.

(b) At the Effective Time, each Stock Option and other Award that is outstanding and unexercised or unconverted immediately prior to the Effective Time shall be, by virtue of the Merger and without any action on the part of the Purchaser, the Merger Sub, the Company, the holder of any such Stock Option or other Award, or any other Person, cancelled and each such holder shall cease to have any rights with respect thereto other than as set forth in Section 2.03(a).

(c) Promptly after the execution of this Agreement, the Company shall provide notice of the Merger (in the form and substance of the notices heretofore agreed upon by the Purchaser and the Company) to the holders of the Warrants in accordance with the notice requirements set forth in the Warrants. Subsequent to the date hereof and prior to the Effective Time, the Company shall (i) take all steps required by the Warrants in connection with the execution of this Agreement and the consummation of the Merger, (ii) promptly provide the Purchaser with copies of all substantive correspondence between the holders of the Warrants and the Company relating to the Warrants and (iii) take all steps necessary to assure that with respect to any Warrants that remain outstanding immediately prior to the Effective Time, the sole rights of the holders of such Warrants under such Warrants upon consummation of the Merger shall be to receive the Aggregate Merger Consideration allocated to such holders under the Distribution Waterfall, without interest. All Warrants shall cease to be exercisable as of the Effective Time.

(d) Prior to the Effective Time, the Company, the Company Board, and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions necessary to (i) effectuate the provisions of Section 2.03(a) and Section 2.03(b), (ii) cause the Incentive Plan to terminate at or immediately prior to the Effective Time and (iii) cause the Warrants to cease to be exercisable as of the Effective Time.

2.04 Appraisal Rights.

(a) Within four days after the date hereof, the Company shall prepare and duly give a notice (the “Stockholder Notice”), in the form and substance of the notice previously agreed upon by the Company and the Purchaser, to every Stockholder that did not execute a Stockholder Consent and a Support Agreement. The Stockholder Notice shall (i) notify Stockholders that the Company Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Stockholders to whom it is sent with notice of the actions described in the Stockholder Consent and the Support Agreement, including the approval and adoption of this Agreement, the Merger, and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company, (iii) request that such Stockholders execute Joinder Agreements and explain the consequences thereof, (iv) advise applicable Stockholders of any obligations they may have under any voting agreements to which they are a party and (v) notify such Stockholders of their appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall include therewith a copy of Section 262 of the DGCL and shall be sufficient in form and substance to start the 20-day period during which a Stockholder seeking to assert appraisal rights must demand appraisal of such Stockholder’s shares of Company Capital Stock as contemplated by Section 262(d)(2) of the DGCL.

(b) Notwithstanding anything in this Agreement to the contrary, if any Stockholder who has not waived, and is entitled to exercise, appraisal rights shall demand to be paid the “fair value” of his, her, or its shares of Company Capital Stock, as provided in and in compliance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder waives, fails to perfect, validly withdraws or otherwise loses such holder’s appraisal rights under the DGCL, with respect to such shares of Company Capital Stock), such Dissenting Shares shall not be converted into or exchangeable for the right to receive the amounts set forth in Section 2.02 (except as provided in this Section 2.04), but shall be cancelled and shall entitle the holder of Dissenting Shares (a “Dissenting Stockholder”) only to payment of the fair value of such Dissenting Shares, in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholder waives, validly withdraws, fails to perfect or otherwise loses the right to appraisal in accordance with the applicable provisions of the DGCL. If any Dissenting Stockholder shall have waived or validly withdrawn, failed to perfect or lost the right to appraisal, then as of the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder shall be deemed, as of the Effective Time, to have been converted into and represent the right to receive the merger consideration, if any, to which such Person was otherwise entitled pursuant to Section 2.02, without interest.

(c) Prior to the Effective Time, the Company shall give the Purchaser prompt notice, and after the Effective Time the Purchaser shall give the Stockholder Representative prompt notice, of any demand received by the Company (prior to the Effective Time) or the Purchaser or the Surviving Corporation (after the Effective Time) for appraisal of shares of Company Capital Stock or notice of exercise of a Person’s appraisal rights in accordance with the DGCL. The Company (prior to the Effective Time) and the Purchaser (after the Effective Time) shall be entitled to direct the negotiations and proceedings with respect to demands for appraisal pursuant to Section 262 of the DGCL. Prior to the Effective Time, the Company may settle or offer to settle, any such demand for appraisal or exercise of appraisal rights for an amount less than or equal to the consideration to which such Stockholder would have been entitled under Section 2.02 with respect to such Dissenting Shares without the prior written consent of the Purchaser; provided that if the Company effects a settlement for such an amount prior to the Effective Time, it shall provide reasonable prior notice to the Purchaser. For the avoidance of doubt, however, prior to the Effective Time, (a) the Purchaser shall be provided with an opportunity to participate in all such negotiations and proceedings and (b) the Company shall not settle or offer to settle any such demand for appraisal or exercise of appraisal rights for an amount greater than the consideration to which such Stockholder would have been entitled under Section 2.02 with respect to such shares of Company Capital Stock without the prior written consent of the Purchaser.

2.05 Closing Deliverables.

(a) At or prior to the Closing, the Company shall deliver to the Purchaser the following:

(i) the Payment Agency Agreement and the Escrow Agreement, each duly executed by the Stockholder Representative;

(ii) except as otherwise directed by the Purchaser, resignations of all directors and officers of the Company and its Subsidiaries effective as of the Effective Time;

(iii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company, dated as of the Closing Date, certifying (A) that attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (2) all Stockholder Consents and Support Agreements executed by Stockholders (including all of the Inducing Stockholders), (B) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (C) the names and incumbency signatures of the officers of the Company authorized to sign, on behalf of the Company this Agreement, the other Transaction Documents, and the other documents to be delivered hereunder and thereunder;

(iv) a good standing certificate (or its equivalent, if such a concept exists in the applicable jurisdiction) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which each Company Entity is organized and each jurisdiction in which each Company is qualified as a foreign corporation, in each case as of a date within one week prior to the Closing Date and brought down to the Closing Date or the first Business Day immediately preceding the Closing Date;

(v) a certificate from the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to the Purchaser and issued in compliance with the procedures of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), certifying to the effect that no interest in the Company is a U.S. real property interest;

(vi) the Estimated Closing Statement contemplated by Section 2.13(a);

(vii) the Distribution Waterfall contemplated by Section 2.14(b);

(viii) proof reasonably satisfactory to the Purchaser that the Consents described in Section 3.04 of the Company Disclosure Schedule have been obtained;

(ix) (A) with respect to each creditor of Debt identified on the Estimated Closing Statement other than the Management Incentive Program, a payoff letter issued by such creditor, which includes (1) the amount required to pay in full all Debt owed to such creditor on the Closing Date, (2) the wire transfer instructions for the payment of such Debt to such creditor, (3) a certification that if such amounts are paid by the applicable Company Entity or Company Entities in full on or before the Closing Date that the applicable Company Entity or Company Entities will owe no further amounts to such creditor, and (4) a confirmation that any Encumbrances securing such Debt shall be released upon such payment and all defaults, if any, shall be deemed cured or waived (collectively, the “Payoff Letters”), including, without limitation, a Payoff Letter relating to the Deutsche Bank Debt; and (B) a certificate, executed by the chief executive officer or chief financial officer of the Company, setting forth the gross and net (after withholding) amounts payable to each participant in the Management Incentive Program upon the consummation of the Merger (the “MIP Certificate”), which amounts (x) shall be paid through the Company’s payroll system, (y) shall be paid net of all applicable withholding and other Taxes required by applicable Law to be withheld by the Company and net of all other authorized deductions and (z) shall not be paid to the Agent for payment pursuant to the Payment Agency Agreement;

(x) with respect to each payee of Transaction Expenses identified on the Estimated Closing Statement, (A) copies of all unpaid invoices, reflecting a Company Entity as the payor and (B) the wire transfer instructions for the payment of such amounts to such service provider;

(xi) documentation reasonably satisfactory to the Purchaser evidencing the release of known Encumbrances (other than Permitted Encumbrances and Encumbrances covered in full by the Payoff Letters), if any, held by any third party on any of the assets of any Company Entity;

(xii) proof of termination of management rights letters or similar agreements made by the Company in favor of investors to the extent they do not terminate by their terms at Closing;

(xiii) Management Inducement Agreements signed by each Person receiving benefits under the Management Incentive Program; and

(xiv) such other documents or instruments as the Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement and any other Transaction Document.

(b) At the Closing, the Purchaser shall deliver to the Company (or such other Person as may be specified herein) the following:

(i) the Payment Agency Agreement and the Escrow Agreement, each duly executed by the Purchaser and the Agent;

(ii) payment to the Agent by wire transfer of immediately available funds of an amount equal to the portion of the Aggregate Closing Merger Consideration payable pursuant to Section 2.02 in exchange for shares of Company Capital Stock in accordance with the Distribution Waterfall and payable pursuant to Section 2.03(c) in exchange for cancellation of all Warrants in accordance with the Distribution Waterfall (the “Closing Agent Deposit”), it being understood that (x) pursuant to Section 2.03(a), any payments of the Aggregate Merger Consideration made to the holders of Stock Options or other Awards with respect to such Stock Options or other Awards pursuant to the Distribution Waterfall shall be paid through the Company’s payroll system and shall not be included within the Closing Agent Deposit and (y) no funds need be paid to the Agent with respect to Dissenting Shares;

(iii) payment to the Agent by wire transfer of immediately available funds of the Indemnification Escrow Amount, as set forth in Section 2.07(a);

(iv) payment to the Stockholder Representative by wire transfer of immediately available funds of the Stockholder Representative Expense Amount, as set forth in Section 2.08 pursuant to wire instructions provided by or on behalf of the Stockholder Representative;

(v) payment (on behalf of the Participating Securityholders) to the applicable third parties by wire transfer of immediately available funds in the amounts due and owing from the Company Entities to such third parties as Estimated Transaction Expenses as and to the extent set forth on the Estimated Closing Statement, pursuant to wire transfer instructions provided by such applicable third parties;

(vi) payment to the Company, for payment and processing through the Company’s payroll system, of the aggregate amount payable under the Management Incentive Program for allocation under the Management Incentive Program as and to the extent set forth on the Estimated Closing Statement and in the MIP Certificate (provided that all amounts payable to participants in the Management Incentive Program shall be subject to and net of withholding in accordance with all applicable Laws); and

(vii) other than with respect to amounts payable under the Management Incentive Program, payment to the applicable creditors by wire transfer of immediately available funds in the amounts due and owing from the Company Entities to such creditors as Estimated Closing Debt as and to the extent set forth on the Estimated Closing Statement, pursuant to wire instructions provided in the Payoff Letters.

2.06 Surrender and Payment.

(a) At the Effective Time, all shares of Company Capital Stock and all Company Equity Incentives, in each case outstanding immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and, except for such rights expressly provided in Section 2.04, each holder of a certificate formerly representing any shares of Company Capital Stock (each, a “Certificate”), each holder of Series D Preferred, and each holder of record of a Company Equity Incentive shall cease to have any rights as a stockholder of the Company or as a holder of Company Equity Incentives.

(b) As promptly as practicable after the date hereof and, in any event, prior to the Effective Time, the Purchaser and the Stockholder Representative shall enter into the Payment Agency Agreement and the Escrow Agreement with the Agent. Pursuant to the Payment Agency Agreement, the Purchaser and the Stockholder Representative shall, among other things, appoint the Agent as the paying agent for the Merger and provide for the deposit of the Closing Agent Deposit with the Agent. Pursuant to the Escrow Agreement, the Purchaser and the Stockholder

Representative shall, among other things, appoint the Agent as the escrow agent for the Merger. One-half of the initial fees of the Agent payable under the Payment Agency Agreement and the Escrow Agreement shall be treated as Transaction Expenses, and the other one-half shall be borne directly by the Purchaser. All subsequent fees of the Agent under the Payment Agency Agreement and the Escrow Agreement shall be paid one-half by the Stockholders Representative, solely on behalf of the Participating Securityholders, out of the Stockholder Representative Expense Amount, and one-half by the Purchaser.

(c) As promptly as practicable following the Effective Time and no later than the timeline specified in the Payment Agency Agreement, the Purchaser shall cause the Agent to deliver to each holder of shares of Company Capital Stock immediately prior to the Effective Time (including each holder of a Warrant that has exercised such Warrant, or shall be deemed to have exercised such Warrant pursuant to the terms of such Warrant, prior to the Effective Time) a letter of transmittal in substantially the form annexed hereto as Exhibit E, with such variances proposed by the Agent as the Company and Purchaser shall mutually agree to accept, with such acceptance not to be unreasonably withheld, conditioned or delayed (a “Letter of Transmittal”) and instructions for use in effecting the surrender of Certificates (to the extent applicable) in exchange for the applicable portion of the Aggregate Closing Merger Consideration pursuant to Section 2.02 and the Distribution Waterfall and the applicable portion of any Aggregate Post-Closing Merger Consideration payable thereafter. The Purchaser shall cause the Agent to pay, in accordance with the timelines set forth in the Payment Agency Agreement after receipt of a Certificate (to the extent applicable), together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Agent may reasonably require in connection therewith, to the holder of such Certificate or holder of Series D Preferred (as applicable) a cash amount as provided in Section 2.02 and the Distribution Waterfall with respect to such Certificate so surrendered or such shares of Series D Preferred (as applicable) and any such Certificate shall forthwith be cancelled. No interest shall be paid or shall accrue on any cash payable upon surrender of any such Certificate (or any affidavit of lost certificate as contemplated by Section 2.12) or Letter of Transmittal. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock (other than Dissenting Shares), shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the applicable portion of the Aggregate Merger Consideration. If, after the Effective Time, any Certificate is presented to the Agent, it shall be cancelled and exchanged as provided in this Section 2.06.

(d) With respect to each Participating Warrantholder (other than any holder of a Warrant that has exercised such Warrant, or shall be deemed to have exercised such Warrant pursuant to the terms of such Warrant, prior to the Effective Time), the Agent shall promptly after the Effective Time (or within such other time frame set forth in the Payment Agency Agreement) deliver to each such Participating Warrantholder a Letter of Transmittal and instructions for completing, executing, and returning such Letter of Transmittal in exchange for the applicable portion of the Aggregate Closing Merger Consideration pursuant to Section 2.03 and the Distribution Waterfall (in each case calculated in accordance with the terms of the applicable Warrant) and the applicable portion of any additional Aggregate Merger Consideration payable thereafter in accordance with the Distribution Waterfall. The Agent shall, as promptly as practicable following the Effective Time and no later than the timelines specified in the Payment Agency Agreement, after receipt of a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Agent may reasonably require in connection therewith, pay to such Participating Warrantholder a cash amount as provided in Section 2.03 and the Distribution Waterfall with respect to the portion of the applicable Warrant in respect of which the Letter of Transmittal was delivered. No interest shall be paid or shall accrue on any cash payable upon delivery of any such Letter of Transmittal.

(e) If any portion of the Aggregate Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or Warrant is registered, it shall be a condition to such payment that (i) such Certificate or Warrant shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Warrant or establish to the reasonable satisfaction of the Agent that such Tax has been paid or is not payable.

(f) Any portion of the Aggregate Merger Consideration that remains unclaimed by any Participating Stockholder or Participating Warrantholder twelve months after the Effective Time shall be returned to the Purchaser and any such Participating Stockholder or Participating Warrantholder who has not surrendered Certificates, if applicable, and delivered Letters of Transmittal duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Agent may reasonably require in connection therewith, as applicable, for the Aggregate Merger Consideration in accordance with this Section 2.06 prior to that time shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of any of the Aggregate Merger Consideration; provided, that any such portion of the Aggregate Merger Consideration payable from the Indemnification Escrow Fund or the Stockholder Representative Expense Fund shall be held and distributed to the Persons entitled thereto in accordance with the terms of this Agreement, the Distribution Waterfall, the Payment Agency Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein and any portion of payments resulting from the Post-Closing Adjustment to which the Participating Stockholder or Participating Warrantholder may become entitled in accordance with the terms of this Agreement, the Distribution Waterfall, the Payment Agency Agreement and the Escrow Agreement shall become payable at the times and subject to the contingencies specified herein. Notwithstanding the foregoing, the Purchaser shall not be liable to any Participating Stockholder, Participating Warrantholder or any former holder of Stock Options or other Awards for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any portion of the Aggregate Merger Consideration remaining unclaimed by Participating Stockholders, Participating Warrantholders or former holders of Stock Options or other Awards 24 months after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of the Purchaser free and clear of any claims or interest of any Person previously entitled thereto; provided, that any such portion of the Aggregate Merger Consideration payable from the Indemnification Escrow Fund and the Stockholder Representative Expense Fund shall be held and distributed to the Persons entitled thereto in accordance with the terms of this Agreement, the Distribution Waterfall, the Payment Agency Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein and any portion of the Post-Closing Adjustment to which the Participating Stockholders or Participating Warrantholders may become entitled shall become payable at the times and subject to the contingencies specified herein.

(g) For the avoidance of doubt, no portion of the Aggregate Merger Consideration need be paid to the Agent under the Payment Agency Agreement with respect to any Dissenting Shares unless and until such Dissenting Shares cease to be Dissenting Shares. On request by the Purchaser at any time after the Effective Time, any portion of the Aggregate Merger Consideration made available to the Agent in respect of any Dissenting Shares shall be returned to the Purchaser.

2.07 Indemnification Escrow Fund

(a) In accordance with the Escrow Agreement, the Purchaser shall deposit or cause to be deposited with the Agent, at the Closing, the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any distributions therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”), to be held for the purpose of securing the indemnification obligations of the Participating Securityholders set forth in this Agreement, for settling any obligations that the Participating Securityholders may have with respect to the Post-Closing Adjustment, for limiting the Purchaser’s exposure to appraisal and dissenters’ right claims from Dissenting Stockholders in accordance with Section 2.04(c) and Section 7.02(c) and for offsetting severance expenses incurred by the Purchaser and its Subsidiaries to the extent provided in Section 2.07(b).

(b) On or before the 46th day following the date on which the Effective Time occurs, the Purchaser shall provide the Stockholder Representative with one or more schedules (each, a “Non-Continuing Employee Schedule”) setting forth (i) the names of any Non-Continuing Employees who were sent Termination Notices by the Purchaser or any of its Subsidiaries on or before the 45th day following the date on which the Effective Time occurs, (ii) for each such Non-Continuing Employee, the date on which such Termination Notice was sent by the Purchaser or any of its Subsidiaries and (iii) for each such Non-Continuing Employee, the U.S. dollar amount of each such Non-Continuing Employee’s Potential Severance (for employees not paid in U.S. dollars, based on a published exchange rate as of a date within ten days prior to the date such Non-Continuing Employee Schedule is sent to the Stockholder Representative) and the calculation used in arriving at such Non-Continuing Employee’s Potential Severance. Each Non-Continuing Employee’s Potential Severance shall be calculated in accordance with the schedule titled “RapidMiner, Inc. – Severance Schedule” that was delivered by the Company to Purchaser on September 12, 2022 (the “Severance Schedule”). By notice (sent prior to the one year anniversary of the Closing) to the Agent, with a copy to the Stockholder Representative, the Purchaser shall be able to recover from the Indemnification Escrow Fund amounts paid by the Purchaser or its Subsidiaries as severance to Non-Continuing Employees listed on a Non-Continuing Employee Schedule (including the employer portion of any payroll taxes and/or social security contributions thereon), provided that (a) such Non-Continuing Employee Schedule has been prepared and delivered in accordance with this Section 2.07(b), (b) the dollar amount claimed by the Purchaser from the Indemnification Escrow Fund with respect to any Non-Continuing Employee and the dollar amount of severance (including the employer portion of any payroll taxes and/or social security contributions thereon) actually paid by the Purchaser and its Subsidiaries to such Non-Continuing Employee (for employees not paid in U.S. dollars, based on a published exchange rate as of a date within ten days prior to the date such severance payment is made) are each equal to such Non-Continuing Employee’s Potential Severance as set forth on such Non-Continuing Employee Schedule and (c) with respect to any Non-Continuing Employee for whom amounts are claimed from the

Indemnification Escrow Fund, such Non-Continuing Employee’s employment is terminated as soon as reasonably practicable after such employee’s Termination Notice is sent, taking into account applicable contractual, statutory and regulatory requirements. For the avoidance of doubt, if the Termination Notice is sent after the 45th day following the date on which the Effective Time occurs, then no amount may be recovered from the Indemnification Escrow Fund with respect to such Non-Continuing Employee and any severance paid to such Non-Continuing Employee shall be the sole obligation of the Purchaser or its Subsidiaries. For purposes of this Agreement, (I) the term “Termination Notice” means a written notice (which may be sent by e-mail, pdf transmission or any other format regularly utilized by the Purchaser or its Subsidiaries) sent by or on behalf of the Purchaser or any of its Subsidiaries to a Non-Continuing Employee, copies of which need not be communicated in accordance with Section 9.01, (II) the term “Non-Continuing Employee” means any Person who was an employee of the Company or its Subsidiaries immediately prior to the Effective Time and whose employment is terminated by the Purchaser or any of its Subsidiaries after the Effective Time and (III) “Potential Severance” means severance (including the employer portion of any payroll taxes and/or social security contributions thereon) calculated in accordance with the Severance Schedule.

2.08 Stockholder Representative Expense Fund. At the Closing, the Purchaser shall deposit or cause to be deposited with the Stockholder Representative, the Stockholder Representative Expense Amount (such amount less any disbursements therefrom, the “Stockholder Representative Expense Fund”) to be held by the Stockholder Representative for the purpose of funding any expenses of the Stockholder Representative arising in connection with the administration of the Stockholder Representative’s duties under this Agreement or the Escrow Agreement after the Effective Time. The Participating Securityholders will not receive any interest or earnings on the Stockholder Representative Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative will deliver any remaining balance of the Stockholder Representative Expense Fund to the Agent and the Company for further distribution to the Participating Securityholders in accordance with the Distribution Waterfall. For tax purposes, the Stockholder Representative Expense Fund will be treated as having been received and voluntarily set aside by the Participating Securityholders at the time of Closing.

2.09 No Further Ownership Rights in Company Capital Stock or Company Equity Incentives. All Aggregate Merger Consideration paid or payable upon the surrender of any delivered Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, Certificates (to the extent applicable) and any other customary documents that the Agent may reasonably require in connection therewith, in accordance with the terms hereof, shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the shares of the Company Capital Stock, Company Equity Incentives and other equity interests covered thereby, as applicable, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Capital Stock, Company Equity Incentives or other equity interests outstanding immediately prior to the Effective Time on the stock transfer books or other records of the Surviving Corporation. If, after the Effective Time, Certificates or Warrants are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Aggregate Merger Consideration (if any) provided for, and in accordance with the procedures set forth in, this ARTICLE II and elsewhere in this Agreement.

2.10 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company not otherwise taken into account pursuant to the terms hereof shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, any amounts payable pursuant to this Agreement to any Stockholder or Participating Incentives Holder shall be appropriately adjusted to reflect such change; provided, however, that such adjustments shall not lead to any increase to the Aggregate Closing Merger Consideration or Aggregate Post-Closing Merger Consideration payable to all of the Stockholders and Participating Incentives Holders.

2.11 Withholding Rights. Each of the Agent, the Purchaser, the Merger Sub and the Surviving Corporation (each a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of Law. Except with respect to payments in the nature of compensation to be made to employees or former employees (including any payments in connection with the Company Options or Awards pursuant to Section 2.03(a) and with respect to Non-Continuing Employees pursuant to Section 2.07(b)), but excluding the payment of the portion of the Aggregate Closing Merger Consideration allocable to the Participating Stockholders and Participating Warrantholders), or to the extent that Section 2.05(a)(v) was not complied with, to the extent that any such deduction or withholding is so required, Purchaser shall use commercially reasonable efforts to provide written notice to the applicable payee prior to any such deduction or withholding of its intention to so deduct or withhold and shall use commercially reasonable efforts to cooperate with the applicable payee to reduce or eliminate such deduction or withholding if such deduction or withholding may be reduced or eliminated by the receipt of a tax form, document or information. To the extent that amounts are so deducted and withheld by a Withholding Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Withholding Agent made such deduction and withholding.

2.12 Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by the Purchaser, the posting by such Person of a bond, in such reasonable amount as the Purchaser may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Agent shall, subject to compliance with the other provisions of Section 2.06, issue, in exchange for such lost, stolen, or destroyed Certificate, a cash amount as provided in Section 2.02 and the Distribution Waterfall with respect to the shares of Company Capital Stock formerly represented by such Certificate.

2.13 Purchase Price Adjustments.

(a) Estimated Closing Statement. At least three Business Days prior to the expected date of the Closing, the Company shall deliver to the Purchaser a statement (the “Estimated Closing Statement”) duly certified by the chief executive officer of the Company or the chief financial officer of the Company setting forth the Company’s good faith estimates of (i) the Debt of the Company Entities as of the Operative Time (the “Estimated Closing Debt”), (ii) the Cash of the Company Entities as of the Operative Time (the “Estimated Closing Cash”), (iii) the unpaid Transaction Expenses as of the Operative Time (the “Estimated Transaction Expenses”), (iv) the aggregate amount of unpaid Change in Control Payments (the “Estimated Change in Control Payments”) and (v) the resulting calculation of the Aggregate Closing Merger Consideration. During the period from the delivery of the Estimated Closing Statement until the consummation of the Closing, the Company shall afford, and shall cause its Representatives to afford, to the Purchaser and its Representatives, direct access during normal business hours upon reasonable advance notice to all of the properties, books, records, contracts, documents, information, personnel, Representatives (including the Company’s accountants), and records of the Company and such Representatives (including the work papers of the Company’s accountants) relevant to the review of the Estimated Closing Statement and the Company’s calculation of its estimate of the Aggregate Closing Merger Consideration. During such period, the Company shall accept any reasonable revisions that the Purchaser may propose to the amounts set forth in the Estimated Closing Statement.

(b) Closing Statement. No later than 90 days after the Closing Date, the Purchaser shall cause to be prepared and delivered to the Stockholder Representative a statement (the “Closing Statement”) setting forth the Purchaser’s good faith determination of (i) the actual Debt of the Company Entities as of the Operative Time (the “Closing Debt”); (ii) the actual Cash of the Company Entities as of the Operative Time (the “Closing Cash”), (iii) the actual Transaction Expenses unpaid by the Company Entities as of the Operative Time (the “Closing Transaction Expenses”), (iv) the actual aggregate amount of unpaid Change in Control Payments as of the Operative Time (the “Closing Change in Control Payments”), (v) the actual amount of the Working Capital as of the Operative Time and (vi) based on the Purchaser’s determination of the Closing Debt, the Closing Cash, the Closing Transaction Expenses, the Closing Change in Control Payments and the Working Capital as of the Operative Time, the Purchaser’s calculation of the Closing Adjustment. For purposes of this Agreement, the term “Closing Adjustment” means (A) the amount, if any, by which the Estimated Closing Debt exceeds the Closing Debt, minus (B) the amount, if any, by which the Closing Debt exceeds the Estimated Closing Debt, plus (C) the amount, if any, by which the Closing Cash exceeds the sum (such sum, the “Calculated Sum”) of (x) the Cash Target and (y) the amount, if any, added to the Aggregate Closing Merger Consideration pursuant to Section 2.01(b), minus (D) the amount, if any, by which the Calculated Sum exceeds the Closing Cash, but only if the Estimated Closing Cash is greater than the Cash Target, plus (E) the amount, if any, by which the Estimated Transaction Expenses exceeds the Closing Transaction Expenses, minus (F) the amount, if any, by which the Closing Transaction Expenses exceeds the Estimated Transaction Expenses, plus (G) the amount, if any, by which the Estimated Change in Control Payments exceeds the Closing Change in Control Payments, minus (H) the amount, if any, by which the Closing Change in Control Payments exceeds the Estimated Change in Control Payments, plus (I) the amount, if any, by which the Working Capital as of the Operative Time exceeds $4,500,000 minus (J) the amount, if any, by which the Working Capital as of the Operative Time is less than $3,500,000.

(c) Disputes.

(i) The Stockholder Representative shall have 30 days to review the Closing Statement after receiving it from the Purchaser. If the Stockholder Representative disagrees with the Purchaser’s calculation of the Closing Adjustment as set forth in the Closing Statement, the Stockholder Representative may, within 30 days after receipt of the Closing Statement (the “Dispute Review Period”), deliver a notice to the Purchaser (a “Dispute Notice”) disagreeing with such calculation and setting forth the Stockholder Representative’s calculation of such amount. Any Dispute Notice shall specify those items or amounts as to which the Stockholder Representative disagrees, and the Stockholder Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculations of the Closing Debt, the Closing Cash, the Closing Transaction Expenses, the Closing Change in Control Payments, the Working Capital as of the Operative Time and the Closing Adjustment as set forth therein (except to the extent such other items or amounts are related to the items or amounts subject to such disagreement). If the Stockholder Representative fails to deliver such notice in such 30-day period, the Stockholder Representative shall have waived any rights to contest the Closing Statement and the calculation of the Closing Adjustment set forth therein shall be deemed to be final and binding upon the parties hereto, and such amount shall be used for purposes of calculating the adjustment payment, if any, to be paid pursuant to Section 2.13(d).

(ii) If a Dispute Notice shall be duly delivered pursuant to Section 2.13(c)(i), the Stockholder Representative and the Purchaser shall, during the 20 days following such delivery, attempt to reach agreement on the disputed items or amounts in order to determine the amount of the Closing Adjustment. Any such agreement shall be in writing and shall be final and binding upon them both. If during such period, the Stockholder Representative and the Purchaser are unable to reach such agreement, then all amounts and issues remaining in dispute shall be submitted by the Stockholder Representative and the Purchaser to a mutually acceptable nationally recognized independent accounting firm (the “Accounting Referee”) for a determination resolving such disputed items or amounts for the purpose of calculating the Closing Adjustment (it being understood that in making such calculation, the Accounting Referee shall (A) function as an expert and not as an arbitrator, but shall be entitled to the privileges and immunities of an arbitrator and (B) determine the process and procedures (which may include requiring written submissions from the Stockholder Representative and the Purchaser) for reaching its determinations. If the Stockholder Representative and the Purchaser are unable to agree on an appointment of an Accounting Referee, within ten days after not being able to reach agreement thereon, an Accounting Referee shall be determined by mutual agreement of an auditor selected by the Stockholder Representative and the regular auditor of the Purchaser and, if such auditors are unable to reach agreement within ten days of being requested to do so, an Accounting Referee shall be determined by lot (with the Stockholder Representative and the Purchaser each submitting one candidate that constitutes a nationally recognized independent accounting firm). In determining the Closing Adjustment, the Accounting Referee shall consider only those items or amounts in the Closing Statement and the Purchaser’s calculations of the Closing Debt, the Closing Cash, the Closing Transaction Expenses, the Closing Change in Control Payments, the Working Capital as of the Operative Time and the Closing Adjustment, as to which the Stockholder Representative has disagreed in the Dispute Notice and as to which agreement between the Stockholder Representative and the Purchaser has not been reached. The scope of the disputes to be resolved by the Accounting Referee shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the definitions herein of Debt as of the Operative Time, Cash as of the Operative Time, unpaid Transaction Expenses as of the Operative Time, unpaid Change in Control Payments as of the Operative Time, the Working Capital as of the Operative Time and the Closing Adjustment, as applicable, and the Accounting Referee is not to make any other determination or, unless otherwise agreed by the

Stockholder Representative and the Purchaser, to conclude that (i) the Closing Debt is less than the amount of Closing Debt reflected by the Stockholder Representative in the Stockholder Representative’s most recent submission to the Accounting Referee (the “Stockholder Representative’s Submission”) or more than the amount of Closing Debt reflected by the Purchaser in the Purchaser’s most recent submission to the Accounting Referee (the “Purchaser’s Submission”), (ii) the Closing Transaction Expenses are less than the amount of Closing Transaction Expenses reflected by the Stockholder Representative in the Stockholder Representative’s Submission or more than the amount of Closing Transaction Expenses reflected by the Purchaser in the Purchaser’s Submission, (iii) the Closing Cash is more than the amount of Closing Cash reflected by the Stockholder Representative in the Stockholder Representative’s Submission or less than the amount of Closing Cash reflected by the Purchaser in the Purchaser’s Submission, (iv) the Closing Change in Control Payments are less than the amount of Closing Change in Control Payments reflected by the Stockholder Representative in the Stockholder Representative’s Submission or more than the amount of Closing Change in Control Payments reflected by the Purchaser in the Purchaser’s Submission, (v) the Working Capital as of the Operative Time is more than the amount of Working Capital reflected by the Stockholder Representative in the Stockholder Representative’s Submission or less than the amount of Working Capital reflected by the Purchaser in the Purchaser’s Submission, (vi) if the Closing Adjustment reflected by the Stockholder Representative in the Stockholder Representative’s Submission is a positive dollar amount, that such positive dollar amount is more than the positive dollar amount set forth in the Stockholder Representative’s Submission, (vii) if the Closing Adjustment reflected by the Stockholder Representative in the Stockholder Representative’s Submission is a negative dollar amount, that such negative dollar amount is a lesser negative dollar amount than the negative dollar amount set forth in the Stockholder Representative’s Submission, (viii) if the Closing Adjustment reflected by the Purchaser in the Purchaser’s Submission is a positive dollar amount, that such positive amount is less than the positive dollar amount set forth in the Purchaser’s Submission or (ix) if the Closing Adjustment reflected by the Purchaser in the Purchaser’s Submission is a negative dollar amount, that such negative dollar amount is a greater negative dollar amount than the negative dollar amount set forth in the Purchaser’s Submission. The Stockholder Representative and the Purchaser shall direct the Accounting Referee to deliver to the Stockholder Representative and the Purchaser, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Accounting Referee), a report setting forth its calculation of the Closing Adjustment. Absent manifest error, such report shall be final and binding upon all parties and shall be used for purposes of calculating the adjustment payment, if any, to be paid pursuant to Section 2.13(d). Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.13(c) shall be the exclusive mechanism for resolving disputes regarding the adjustment payment, if any, to be paid pursuant to Section 2.13(d), and neither any Participating Securityholder nor the Purchaser shall be entitled to indemnification for Losses pursuant to ARTICLE VII to the extent that any such amount is taken into account in the determination of the Closing Adjustment. Judgment may be entered upon the determination of the Accounting Referee in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs, and expenses of the Accounting Referee shall be borne by the Stockholder Representative (on behalf of the Participating Securityholders) and the Purchaser in proportion to the relative amount each party’s determination has been modified. For example, if the Stockholder Representative challenges the calculation of the Closing Adjustment by an amount of $100,000 (determined by comparing the Stockholder

Representative’s Submission with the Purchaser Representative’s Submission), but the Accounting Referee determines that Stockholder Representative, on behalf of the Participating Securityholders, only has a valid claim for $60,000, the Stockholder Representative, on behalf of the Participating Securityholders, shall bear 40% of the fees and expenses of the Accounting Referee (payable from the Stockholder Representative Expense Fund) and the Purchaser shall bear the remaining 60% of such fees and expenses.

(d) Determination of the Final Closing Adjustment. For purposes of this Agreement, the term “Final Closing Adjustment” means (i) the Closing Adjustment as set forth in the Closing Statement if the Stockholder Representative concurs with such calculation or does not submit a Dispute Notice within the Dispute Review Period, (ii) the Closing Adjustment agreed upon by the Purchaser and the Stockholder Representative should they reach agreement at any time prior to the date on which the Accounting Referee renders its determination under Section 2.13(c) (which agreement shall include an agreement as to the allocation of any fees and expenses of the Accounting Referee incurred hereunder) or, if neither clause (i) or clause (ii) applies, the Accounting Referee’s determination of the Closing Adjustment as set forth in the Accounting Referee’s report thereon. Following the time that the Final Closing Adjustment is finally determined pursuant to this Section 2.13, payment shall be made as follows:

(i) If the Final Closing Adjustment is a positive dollar amount, the Purchaser shall pay the amount of such Final Closing Adjustment, in cash, to the Agent, within five Business Days following the final determination of the Final Closing Adjustment, by wire transfer of immediately available funds for further distribution to the Participating Securityholders in accordance with the directions set forth in the Distribution Waterfall; provided, however, that the portion of such amount that is payable to holders of Stock Options or other Awards pursuant to the Distribution Waterfall shall, in lieu of being paid to the Agent, be payable to the Company in accordance with the procedures set forth in Section 2.03(a).

(ii) If the Final Closing Adjustment is a negative dollar amount, the Purchaser and the Stockholder Representative shall jointly instruct the Agent to release from the Indemnification Escrow Fund, to or for the benefit of the Purchaser, an amount equal to such negative dollar amount, in cash, within five Business Days following the final determination of the Final Closing Adjustment by wire transfer of immediately available funds to a bank account designated by the Purchaser. For the avoidance of doubt, the Indemnification Escrow Fund shall be the sole source of recovery for the Purchaser if the Final Closing Adjustment is a negative dollar amount, and the Purchaser shall not be entitled to recover any amount directly from the Participating Securityholders.

(iii) Any adjustment payment paid pursuant to this Section 2.13 shall be made together with interest thereon at a rate per annum equal to the rate of interest published by the Wall Street Journal as the “prime rate” at large U.S. money center banks on the Closing Date, calculated on the basis of the number of days elapsed from the Closing Date to the date of payment. Subject to Section 7.02, upon payment of the amounts provided in this Section 2.13(d), none of the parties may make or assert any claim under this Section 2.13 absent a showing of fraud.

(e) Cooperation. During the period of time from and after the Effective Time through the final determination of the Final Closing Adjustment in accordance with this Section 2.13, (i) the Purchaser and Stockholder Representative shall, and the Purchaser shall cause the Company and each of its and the Company’s Representatives to, cooperate and assist in the review by the Accounting Referee of the Closing Statement and the calculations of the Final Closing Adjustment and, in the conduct of the review referred to in this Section 2.13, make available, to the extent reasonably requested, properties, books, records, contracts, documents, information, personnel, Representatives (including the Company’s accountants) and records of the Company and such Representatives (including the work papers of the Company’s accountants) supporting its calculation of the Closing Adjustment, and use commercially reasonable efforts to respond to the Accounting Referee, to provide any such requested documents and information as promptly as practical, and to provide any such books, records, contracts, documents, and information electronically and in such formats as are reasonably requested, and (ii) the Purchaser shall afford, and shall cause the Company and each of the Purchaser’s and the Company’s Representatives to afford, to the Stockholder Representative and any Representatives retained by the Stockholder Representative in connection with the review of the Closing Adjustment in accordance with this Section 2.13, direct access during normal business hours upon reasonable advance notice to all of the properties, books, records, contracts, documents, information, personnel, Representatives (including the Company’s accountants), and records of the Company and such Representatives (including the work papers of the Company’s accountants) relevant to the review of the Closing Statement and the Purchaser’s determination of the Closing Adjustment.

2.14 Distribution Waterfall.

(a) Concurrently with the execution of this Agreement, the Company has provided to the Purchaser an Estimated Distribution Waterfall. The Estimated Distribution Waterfall sets forth the Company’s good faith estimate of the distributions to the Participating Securityholders of the Company’s estimate of the Aggregate Closing Merger Consideration and Aggregate Merger Consideration (after taking into account all prior distributions hereunder) in the order and in the amounts set forth in the Estimated Distribution Waterfall. A copy of the Estimated Distribution Waterfall is annexed hereto as Exhibit F. It is understood by the parties hereto that the Estimated Distribution Waterfall is a form of the Distribution Waterfall to be delivered pursuant to Section 2.14(b) that does not contain all of the detail required to be set forth in the Distribution Waterfall and that the final form of Distribution Waterfall to be delivered by the Company in connection with the Closing of the Merger as contemplated by and in accordance with Section 2.14(b) shall be fully compliant with the requirements of this Agreement and shall, following such delivery by the Company in accordance with Section 2.14(b) serve as the Distribution Waterfall for purposes of this Agreement. Notwithstanding anything to the contrary contained herein, the Agent, the Purchaser, the Merger Sub and the Surviving Corporation shall have no liability to any Participating Securityholder, any other holder of Company Capital Stock or Company Equity Incentives or any other Person in the event there are any inaccuracies contained in the Distribution Waterfall provided pursuant to Section 2.14(b) (it being agreed that the Purchaser’s agreement to direct the Agent to distribute amounts in accordance therewith is at the request of, and an accommodation to, the Participating Securityholders).

(b) Within a reasonable time prior to the Closing and no later than the time at which the Company delivers the Estimated Closing Statement hereunder, the Company shall prepare and deliver to the Purchaser an update of the Estimated Distribution Waterfall (such update, provided prior to or concurrently with the Company’s delivery of the Estimated Closing Statement, the “Distribution Waterfall”), signed by the Chief Executive Officer or Chief Financial Officer of the Company on behalf of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following:

(i) the names, email addresses, and addresses (to the extent available) of all Stockholders and the number of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred, Series D Preferred and Common Stock, as applicable, held by each such Person;

(ii) the names, email addresses, and addresses (to the extent available) of all Participating Incentives Holders, together with the number and type of Company Equity Incentives held by such Participating Incentives Holders;

(iii) the Aggregate Closing Merger Consideration, as set forth on the Estimated Closing Statement;

(iv) based on the amount of the Aggregate Closing Merger Consideration, detailed calculations of the portions of the Aggregate Closing Merger Consideration, if any, payable to the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred, Series D Preferred, Common Stock, Warrants, Stock Options and any other Company Equity Incentives;

(v) for each Stockholder, each Dissenting Stockholder (to the extent that any such Person has, as of the date of delivery of the Distribution Waterfall, demanded to be paid the “fair value” of his, her or its shares of Company Capital Stock, as provided in, and in compliance with, Section 262 of the DGCL) and each Participating Incentives Holder, calculations (expressed as a percentage interest and, where applicable, the interest in dollar terms) of the portions of the Aggregate Closing Merger Consideration, if any, to which each Stockholder, each Dissenting Stockholder (assuming that such Dissenting Stockholder waives, validly withdraws, fails to perfect or otherwise loses the right to appraisal) and each Participating Incentives Holder is entitled in accordance with this Agreement, the Company Charter and the terms of the applicable Company Equity Incentives (expressed as a percentage interest and, where applicable, the interest in dollar terms); and

(vi) for each Stockholder, each Dissenting Stockholder (to the extent that any such Person has, as of the date of delivery of the Distribution Waterfall, demanded to be paid the “fair value” of his, her or its shares of Company Capital Stock, as provided in, and in compliance with, Section 262 of the DGCL) and each Participating Incentives Holder, calculations (expressed as a percentage interest) of the portions of distributions, if any, from the Indemnification Escrow Fund and the Stockholder Representative Expense Fund and with respect to any positive Closing Adjustment to which each Stockholder, each Dissenting Stockholder (assuming that such Dissenting Stockholder waives, validly withdraws, fails to perfect or otherwise loses the right to appraisal) and each Participating Incentives Holder is entitled in accordance with this Agreement, the Company Charter and the terms of the applicable Company Equity Incentives.

(c) The Company shall provide the Agent with such information as the Agent shall reasonably request in order to assure that the Distribution Waterfall is properly reflected in the portal that the Agent shall utilize in making payments to Participating Stockholders and Participating Warrantholders pursuant to the Payment Agency Agreement and the Escrow Agreement. For the avoidance of doubt, any payments of the Aggregate Merger Consideration made to the holders of Stock Options or other Awards with respect to such Stock Options or other Awards pursuant to the Distribution Waterfall (x) shall be paid through the Company’s payroll system, (y) shall be paid net of all applicable withholding and other Taxes required by applicable Law to be withheld by the Company and net of all other authorized deductions and (z) shall not be paid to the Agent for payment pursuant to the Payment Agency Agreement. The Purchaser, the Merger Sub, the Surviving Corporation and the Agent shall be entitled to rely on the Distribution Waterfall and the information provided pursuant to the first sentence of this Section 2.14(c) in making payments (including through the Agent) of the Aggregate Merger Consideration. The Purchaser, the Merger Sub, the Surviving Corporation and the Agent shall not be responsible for the calculations, or the determinations underlying such calculations, in the Distribution Waterfall or in the information provided pursuant to the first sentence of this Section 2.14(c).

(d) Prior to the Closing, the Company shall amend the Company Charter as in effect on the date hereof (or as modified thereafter with the express prior written consent of the Purchaser, which consent may be denied in the Purchaser’s discretion), such amendment to be in the form and substance of Exhibit G hereto, to provide, among other things, that the consideration payable in connection with the Merger shall be paid solely in accordance with the terms of this Agreement irrespective of any provisions to the contrary in the Company Charter as in effect on the date hereof (or as modified thereafter with the express prior written consent of the Purchaser, which consent may be denied in the Purchaser’s discretion).

2.15 Stockholder Representative.

(a) By executing a Stockholder Consent and a Support Agreement or by executing a Joinder Agreement, by approving the Merger, by consenting to the adoption of this Agreement, by the approval of the principal terms of the Merger, by the consummation of the Merger or by participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, and/or by surrendering a Certificate (or an affidavit in lieu thereof) or delivering a Letter of Transmittal to the Agent in exchange for the applicable merger consideration to be paid in accordance with this Agreement, each Participating Securityholder irrevocably approves the constitution and appointment of, and hereby irrevocably constitutes and appoints, Shareholder Representative Services LLC, a Colorado limited liability company, as of Closing, to serve as the Stockholder Representative hereunder and in that capacity to serve as the sole, exclusive, true and lawful agent, representative and attorney-in-fact of all Participating Securityholders and each of them with respect to any and all matters relating to, arising out of, or in connection with, this Agreement and the agreements ancillary hereto, including for purposes of taking any action or omitting to take any action on behalf of the Participating Securityholders hereunder to:

(i) act for the Participating Securityholders with regard to all matters pertaining to indemnification under this Agreement, including the power to defend, compromise, or settle any claims and to otherwise prosecute or pursue any litigation claims, and the payment or non-payment of any portion of the Indemnification Escrow Amount;

(ii) execute and deliver all amendments, waivers, ancillary agreements and documents that the Stockholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii) make payments of funds and give receipts for funds;

(iv) do or refrain from doing any further act or deed on behalf of the Participating Securityholders that the Stockholder Representative deems necessary or appropriate in its discretion relating to the subject matter of this Agreement, the Payment Agency Agreement or the Escrow Agreement as fully and completely as the Participating Securityholders could do if personally present;

(v) give or receive notices to be given or received by the Participating Securityholders under this Agreement, the Payment Agency Agreement or the Escrow Agreement;

(vi) give any written direction to the Agent; and

(vii) agree to, negotiate and/or comply with any determination set forth in the Closing Statement pursuant to Section 2.13.

(b) After the Closing, all actions, notices, communications and determinations by or on behalf of the Participating Securityholders in connection with this Agreement, the Payment Agency Agreement or the Escrow Agreement shall be given or made by the Stockholder Representative and all such actions, notices, communications and determinations by the Stockholder Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, any and all Participating Securityholders, and no Participating Securityholders shall have the right to object, dissent, protest or otherwise contest the same.

(c) The Stockholder Representative may resign at any time. If the Stockholder Representative resigns, then a majority in interest of the Stockholders, based on their then applicable Pro Rata Percentages, shall within ten days designate in writing to the Purchaser another Person to fill the Stockholder Representative vacancy as the successor Stockholder Representative hereunder. If at any time there shall not be a Stockholder Representative or the Stockholders fail to designate a successor Stockholder Representative, then the Purchaser may request that a court of competent jurisdiction appoint a Stockholder Representative hereunder. A majority in interest of the Stockholders, based on their then applicable Pro Rata Percentages, may also replace the Person serving as the Stockholder Representative from time to time and for any reason upon at least ten days’ prior written notice to the Purchaser; provided, that such Stockholders concurrently designate a successor Stockholder Representative that consents to be designated as such.

(d) The Stockholder Representative shall act for the Participating Securityholders on all of the matters set forth in this Agreement, the Payment Agency Agreement or the Escrow Agreement in the manner the Stockholder Representative reasonably believes to be in the best interest of the Participating Securityholders. The Stockholder Representative is authorized to act on behalf of the Participating Securityholders notwithstanding any dispute or disagreement among the Participating Securityholders. In taking any actions as Stockholder Representative, the Stockholder Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any Person the Stockholder Representative reasonably believes to be authorized thereunto. The Stockholder Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, the Payment Agency Agreement or the Escrow Agreement and any other agreements ancillary hereto to which the Stockholder Representative is a party, and no implied covenants or obligations shall be read into this Agreement against the Stockholder Representative.

(e) Certain Inducing Stockholders have entered into an engagement agreement (the “Stockholder Representative Engagement Agreement”) with the Stockholder Representative to provide direction to the Stockholder Representative in connection with its services under this Agreement, the Payment Agency Agreement, the Escrow Agreement and the Stockholder Representative Engagement Agreement (such Inducing Stockholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). The Stockholder Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. Neither the Stockholder Representative nor its members, managers, directors, officers, contractors, agents, and employees nor any member of the Advisory Group (solely in its capacity as a member of the Advisory Group and not in its capacity as a Participating Securityholder) shall be liable to the Participating Securityholders for actions taken pursuant to this Agreement, the Payment Agency Agreement, the Escrow Agreement or the Stockholder Representative Engagement Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, willful misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants, and other professionals and experts retained by the Stockholder Representative shall be conclusive evidence of good faith). The Participating Securityholders shall indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, Taxes, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement, the Escrow Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence, fraud or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Participating Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence, fraud or willful misconduct. Representative Losses may be recovered by the Stockholder Representative, first, from the funds in the Stockholder Representative Expense Fund, and second, from any other funds that become payable to the Participating Securityholders under this agreement at such time as such amounts would otherwise be distributable to the Participating Securityholders; provided, that while this Section 2.15(e) allows the Stockholder Representative to be paid from the aforementioned source of funds, this provision does not relieve the Participating Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at Law or otherwise. In no event will the

Stockholder Representative be required to advance its own funds on behalf of the Participating Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations or provisions limiting the recourse against non-parties otherwise applicable to the Participating Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this Section 2.15(e). The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement or the Escrow Agreement.

(f) The Purchaser shall be entitled to rely on the authority of the Stockholder Representative as the agent, representative and attorney-in-fact of the Participating Securityholders for all purposes under this Agreement and shall have no liability for any such reliance. No Participating Securityholder may revoke the authority of the Stockholder Representative. By executing a Stockholder Consent and a Support Agreement or by executing a Joinder Agreement, by approving the Merger, by consenting to the adoption of this Agreement, by the approval of the principal terms of the Merger, by the consummation of the Merger or by participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, and/or by surrendering a Certificate (or an affidavit in lieu thereof) or delivering a Letter of Transmittal to the Agent in exchange for the applicable merger consideration to be paid in accordance with this Agreement, each Participating Securityholder hereby ratifies and confirms, and hereby agrees to ratify and confirm, any action taken by the Stockholder Representative in the exercise of the power-of-attorney granted to the Stockholder Representative pursuant to this Section 2.15, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive the death, incapacity, bankruptcy, liquidation or incompetence of such Participating Securityholders and shall be binding on any successor thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company with this Agreement (the “Company Disclosure Schedule”) (it being expressly agreed that the disclosures in any section or subsection of the Company Disclosure Schedule shall qualify (i) the corresponding Section or subsection of this Agreement, (ii) any other Section or subsection of this Agreement to the extent such disclosure is specifically cross-referenced to such other Section or subsection of this Agreement or (iii) any other Section or subsection of this ARTICLE III to the extent that the relevance to such other Section or subsection is readily apparent on its face), the following representations and warranties are made by the Company to the Purchaser:

3.01 Existence and Authorization.

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; (ii) has all requisite power and authority to own and operate its property and to conduct the business that it currently conducts (the “Business”); and (iii) is duly licensed or qualified as a foreign corporation and is in good standing (where such concept is recognized) under the Laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. Section 3.01(a) of the Company Disclosure Schedule lists each jurisdiction in which the Company is so qualified. The Business is conducted by the entities in the Company Group solely through such entities. No jurisdiction, other than those referred to in Section 3.01(a) of the Company Disclosure Schedule, has claimed, in writing or otherwise, that the Company is required to qualify as a foreign corporation or other entity therein for Tax or other purposes. Except for the jurisdictions referred to in Section 3.01(a) of the Company Disclosure Schedule, the Company does not own or lease property in any jurisdiction.

(b) Each of the Company’s Subsidiaries (i) is duly organized (and, in the case of the German Subsidiary and Hungarian Subsidiary, incorporated), validly existing and in good standing under the laws of the jurisdiction in which it was formed, such that it is not in default of any obligation to file any document with the commercial register and is not subject to any liquidation, bankruptcy or other proceedings which may lead to its removal from such register; (ii) has all requisite power and authority to own and operate its property and to conduct the business that it currently conducts; and (iii) is duly qualified as a foreign entity and is in good standing (where such concept is recognized) under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. With respect to each of the Company’s Subsidiaries: (I) Section 3.01(b) of the Company Disclosure Schedule lists each jurisdiction in which such Company Entity is so qualified, (II) no jurisdiction, other than those referred to in Section 3.01(b) of the Company Disclosure Schedule with respect to such Company Entity, has claimed, in writing or otherwise, that such Company Entity is required to qualify as a foreign corporation or other entity therein, and (III) except for the jurisdictions referred to in Section 3.01(b) of the Company Disclosure Schedule with respect to such Company Entity, such Company Entity does not own or lease property in any jurisdiction other than its jurisdiction of formation. No proceedings have been taken or authorized by any Company Entity or any director or officer of any Company Entity or any of the equity owners of the Company or, to the Knowledge of the Company, by any other Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of any of the Company’s Subsidiaries.

(c) Each share of Preferred Stock is convertible into one share of Common Stock. Execution and delivery of the Stockholder Consents by the Inducing Stockholders prior to the date of this Agreement are the only votes or consents of the holders of any class or series of Company Capital Stock required to (i) adopt this Agreement and the other Transaction Documents, (ii) approve the Merger on the terms and conditions of this Agreement, in accordance with the Company Charter and Sections 228 and 251 of the DGCL, (iii) approve the amendment to the Company Charter as set forth in Section 2.14(d) and (iv) consummate the Merger and the other transactions contemplated hereby and thereby. The Company has full power and authority to execute and deliver this Agreement and each other Transaction Document to which the Company is a party, and to consummate the Merger and each other transaction contemplated by the Transaction Documents to which the Company is a party. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party have been duly authorized by all necessary action on behalf of the Company. This Agreement has been, and, to the extent applicable, each other Transaction Document to which the Company is a party has been, duly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and, to the extent applicable, each other Transaction Document to which the Company is a party constitutes, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”).

3.02 Organizational Documents; Books and Records. True, complete and correct copies of the Company Charter and the other organizational documents and/or constating documents of the Company Entities (collectively, with the Company Charter, the “Company Charter Documents”), the stock and option ledgers, the statutory books and records and the minute books of each entity in the Company Group, to the extent applicable, have been made available to the Purchaser prior to the date hereof. The Company Charter Documents, stock and option ledgers, minute books and statutory books and records (including the books of account and statutory registers), as made available to the Purchaser prior to the date hereof, are true and complete in all material respects. Except as set forth in Section 3.02 of the Company Disclosure Schedule, the minutes (including actions by written consent without meetings) of the Board of Directors (or other comparable management bodies), committees of the Board of Directors (or other comparable management bodies) and the equity owners of each entity in the Company Group that have been made available to the Purchaser are all of the minutes (and actions by written consent) of the Board of Directors (or other comparable management bodies), committees of the Board of Directors (or other comparable management bodies) and the equity owners of each entity in the Company Group and are true, correct and complete copies thereof in all respects. Except as set forth in Section 3.02 of the Company Disclosure Schedule, there are no agreements that regulate the corporate relationships of the German Subsidiary or that obligate the German Subsidiary to subject itself to the management of, or to transfer its profit to, a third party other than another Company Entity.

3.03 No Contravention. The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby (a) do not contravene the terms of the Company Charter Documents; (b) do not violate, conflict with or result in any breach, default or contravention of (with or without notice or the lapse of time), or the creation of any Encumbrance (other than a Permitted Encumbrance) under, any Contractual Obligation of any entity in the Company Group; (c) do not violate any Law or any Order of any Governmental Authority in either case applicable to any entity in the Company Group; (d) do not result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any liability of any entity in the Company Group; and (e) with regard to the German Subsidiary, do not entitle any third party to challenge the Transaction Documents or any other agreements on any legal basis, including any creditor protection laws.

3.04 Governmental Authorization; Third Party Consents. Except as set forth in Section 3.04 of the Company Disclosure Schedule, no approval, consent, exemption, registration, authorization or other action by, or notice to, or filing (either prior to or after the Closing) with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any of the other Transaction Documents, any instruments of transfer referred to herein or the consummation of the Merger or the other transactions contemplated hereby and thereby.

3.05 No Insolvency. No Company Entity (i) has suspended its payments of its debts or become unable or deemed to be unable to pay its debts as they become due, (ii) has made an amicable settlement with its creditors generally or entered into any moratorium or other arrangement with its creditors, (iii) is in judicial reorganization or judicial liquidation; (iv) has been the object of any proceedings for the reorganization or collective discharge of its liabilities under the Laws of any jurisdiction, (v) has filed any motion, request or petition of bankruptcy, reorganization, suspension of lawsuits or claims by its creditors or the equivalent thereof, and (vi) is, to the Knowledge of the Company, under the threat of any such proceedings. No entity in the Company Group is under voluntary liquidation or any winding-up process or has ceased or proposed to cease to carry on all or a substantial portion of its businesses.

3.06 Legal Proceedings. Except as set forth in Section 3.06 of the Company Disclosure Schedule, there are no material Claims pending or, to the Knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against any of the Company Entities, including any Claims contesting the right of any Company Entity to sell, license or use the Intellectual Property sold, licensed or used by any of the Company Entities, nor, to the Knowledge of the Company, is there any basis for any of the foregoing. The foregoing includes, without limitation, Claims involving the current or prior employment of any employees of any Company Entity or the engagement of any consultants by any Company Entity, their use in connection with the Business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers or customers; provided, however, the foregoing excludes any Claims set forth in Section 3.14 or Section 3.15 of the Company Disclosure Schedule. No Order has been issued against any entity in the Company Group or any property of any entity in the Company Group purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the other Transaction Documents. None of the entities in the Company Group is subject to any actual or, to the Knowledge of the Company, threatened sanctions or enforcement action by any Governmental Authority, including, without limitation, any outstanding fines, injunctions, civil, administrative or criminal penalties, settlements, investigations or suspensions or any obligation on the part of any entity in the Company Group to undertake, or to bear all or any portion of the cost of, any remedial action. There are no Claims pending or, to the Knowledge of the Company, threatened that are reasonably likely to prohibit or restrain the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

3.07 Compliance with Laws.

(a) Each Company Entity is in compliance, in all material respects, with all applicable Laws, including, without limitation, those relating to the sale, license or distribution of any of the Company Group’s Intellectual Property. To the Knowledge of the Company, there is no existing Law which prohibits or restricts any entity in the Company Group from, or otherwise materially adversely affect any entity in the Company Group in, conducting the Business in any jurisdiction in which any such entity now conducts or proposes to conduct the Business, including without limitation, selling, licensing and/or distributing its Intellectual Property in any jurisdiction.

(b) The Company Group has all material Permits that are required for the operation of the Business as presently conducted (“Material Permits”) and such Material Permits are in full force and effect. Section 3.07(b) of the Company Disclosure Schedule contains a list of all Material Permits. None of the entities in the Company Group is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect, of any term, condition or provision of any Material Permit and, to the Knowledge of the Company, there are no facts or circumstances which would reasonably be likely to form the basis for any such default or violation. None of the Material Permits will be impaired or in any way affected by the consummation of the Merger. All Material Permits are valid, subsisting and in full force and effect.

(c) No material expenditure is presently required by any Company Entity in order to comply with any existing Law or Order.

(d) Neither any Company Entity nor, to the Knowledge of the Company, any directors, officers, agents (acting with respect to such Company Entity) or employees of any Company Entity, has, directly or indirectly, in violation of any Law (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of any Company Entity, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company Group.

(e) Each Company Entity has, at all times, been in material compliance with all applicable Laws relating to anti-boycott requirements administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, and any other applicable Laws relating to export controls, trade embargoes and sanctions including those applicable in each of the jurisdictions in which the Subsidiaries are incorporated or otherwise organized. Without limiting the foregoing, no entity in the Company Group has any direct or indirect business relationship with, nor has directly or indirectly delivered any products or services to, nor has directly or indirectly made any of the Company Group’s Intellectual Property available to, any Persons located in Cuba, Iran, Sudan, Myanmar, Libya, North Korea, Syria or Russia.

(f) Neither any Company Entity nor, to the Knowledge of the Company, any directors, officers, agents (acting with respect to such Company Entity) or employees of any Company Entity, has, directly or indirectly, (i) taken any action which would cause it to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption Law, or (ii) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. Each of the entities in the Company Group has instituted, and maintains and enforces, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption Laws.

(g) The operations of each Company Entity are and have been conducted at all times in compliance in all material respects with all applicable financial recordkeeping and reporting requirements, the applicable money laundering statutes of all jurisdictions where such Company Entity has conducted business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving any Company Entity with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, is threatened.

(h) The Company has furnished and made available to the Purchaser complete and correct copies of all final reports from audits or examinations performed with respect to any Company Entity by any Governmental Authority within the past five years (the “Audit Reports”) and any and all corrective action plans resulting from any such Audit Reports. Other than as set forth in Section 3.07(h) of the Company Disclosure Schedule or in the Audit Reports and any corrective action plans furnished or made available to the Purchaser, within the past five years (i) no material deficiencies have been asserted against any entity in the Company Group by any Governmental Authority with respect to any matter described in the Audit Reports, (ii) no fine or penalty in excess of $50,000 has been imposed on any entity in the Company Group by any Governmental Authority with respect to any matter covered by such Audit Reports, and (iii) to the Knowledge of the Company, no similar audits or examinations are currently being performed.

(i) If any Company Entity is required to maintain any material licenses, registrations, or certifications, from any Governmental Authority, such entity has obtained all such licenses, each of which is listed on Section 3.07(i) of the Company Disclosure Schedule, is current with all license fees related to such licenses, is in compliance in all material respects with all requirements under such licenses and is in good standing with all licensing bodies. If such licenses are maintained in the name of an individual employee, such individual employee is identified in Section 3.07(i) of the Company Disclosure Schedule, such employee is in good standing with the Company Group and such employee is in compliance with and in good standing with such Governmental Authorities.

3.08 Capitalization; Governance.

(a) The Recitals to this Agreement accurately set forth the number of authorized shares of Common Stock, Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred and Series D Preferred. The Company is not authorized to issue shares of any class or series of capital stock other than the Common Stock, Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred and Series D Preferred.

(b) The Estimated Distribution Waterfall sets forth, as of the date hereof, the names of each of the holders of the outstanding shares of Company Capital Stock on the date hereof and, opposite the name of each such holder, the number and class of all shares of Company Capital Stock owned by such holder as of the date hereof, and, in the case of holders of Preferred Stock, the aggregate amount of dividends accrued on such shares through the date hereof. The Distribution Waterfall will update all such information with respect to all Company Capital Stock outstanding as of the Effective Time. Section 3.08(b) of the Company Disclosure Schedule sets forth the names of each holder of an option, warrant or other right (contractual or otherwise) to purchase or otherwise acquire (i) any shares of the Company Capital Stock or (ii) any securities convertible or exercisable into or exchangeable for any shares of the Company Capital Stock and, opposite the name of each such holder, the plan or agreement pursuant to which such option, warrant or right was issued and the number, class and series of shares subject to each such option, warrant or right. There are no outstanding warrants to purchase shares of Company Capital Stock other than the Warrants set forth on Section 3.08(b) of the Company Disclosure Schedule, there are no options to purchase shares of Company Capital Stock other than options granted under the Incentive Plan, and other than such Warrants and options, there are no rights (contractual or otherwise) to purchase any shares of Company Capital Stock and there are no securities convertible or exercisable into or exchangeable for any shares of the Company Capital Stock.

(c) Except for the German Subsidiary, the Hungarian Subsidiary and the U.K. Subsidiary, the Company does not have, directly or indirectly, any Subsidiaries, and does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity. None of the Company Entities is, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity, nor do any of such entities have any other type of investment (including loans) in any third party. The German Subsidiary is not a party to any consortium agreement except as set forth in Section 3.08(c) of the Company Disclosure Schedule. The Company is the sole owner of all of the issued and outstanding shares of capital stock and other equity interests, if any, of each of the German Subsidiary, the Hungarian Subsidiary and the U.K. Subsidiary as set out in Section 3.08(c) of the Company Disclosure Schedule. There are no (A) outstanding options, warrants, pre-emption rights, usufruct or other rights (contractual or otherwise) to purchase (i) any shares of the capital stock of such Subsidiaries or (ii) securities convertible or exercisable into or exchangeable for any shares of the capital stock of such Subsidiaries, (B) outstanding securities convertible or exercisable into or exchangeable for any shares of the capital stock of such Subsidiaries, (C) trust agreements or arrangements over or in respect of the capital stock of such Subsidiaries or (D) silent participations or other participatory rights with respect to the German Subsidiary, nor are there any rights to acquire any such participations or rights.

(d) To the Knowledge of the Company, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect regarding the governance, the voting or the transfer of any equity interests in any entity in the Company Group that will remain in effect at or after the Effective Time, except that the Voting Agreement shall remain in effect at and after the Effective Time to the extent provided in the proviso to Section 6 of the Voting Agreement to enforce the provisions of Section 3 of the Voting Agreement. For purposes of Sections 3 and 6 of the Voting Agreement, the Merger constitutes a “Sale of the Company” as defined in the Voting Agreement. The provisions of Sections 3 and 6 of the Voting Agreement are enforceable against the parties to the Voting Agreement in accordance with their respective terms, subject to the Enforceability Exceptions.

(e) All outstanding shares of the Company Capital Stock are duly authorized, were validly issued and are fully paid. All outstanding shares of each of the Subsidiaries were validly issued in compliance with applicable law and are fully paid. The shares in the German Subsidiary have not been repaid in whole or in part, and are free from subsequent payment obligations, additional payment obligations and other payment obligations and restrictions.

(f) All outstanding shares of the Company Capital Stock were issued in compliance with all applicable securities and other Laws and with all Contracts to which any Company Entity is a party, including any Contract providing any person with preemptive rights. The Recitals to this Agreement accurately set forth the percentages of the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred and Series D Preferred Stock and Common Stock as a group held by the Inducing Stockholders (other than any Persons who become Inducing Stockholders subsequent to the date hereof).

(g) Section 3.08(g) of the Company Disclosure Schedule lists the directors and officers of each entity in the Company Group. No Company Entity has issued any powers of attorney to any Person that will not be cancelled with effect from the Effective Time. The German Subsidiary has not authorized any Person to represent it with respect to any time at or after the Effective Time.

(h) The Company has not been a Subsidiary or division of any other entity.

(i) The German Subsidiary does not have a supervisory board, advisory board, board of directors or similar body nor is it obligated to create such a body

3.09 Contractual Obligations; No Breach or Default.

(a) Section 3.09(a) of the Company Disclosure Schedule sets forth, by reference to the applicable subsection of this Section 3.09(a), all of the following Contracts to which any of the Company Entities is a party (collectively, the “Material Contracts”):

(i) Contracts with any current or former officer, director, stockholder or Affiliate of any Company Entity or with any entity controlled by any such current or former officer, director, stockholder or Affiliate, other than (A) Employee Plans and (B) Contracts that will terminate pursuant to their terms at or prior to the Effective Time;

(ii) Contracts for the sale of any of the tangible assets of any Company Entity other than in the Ordinary Course of Business, for consideration in excess of $25,000;

(iii) Contracts for joint ventures, legal partnerships, or the sharing of profits;

(iv) Contracts containing covenants of any Company Entity not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any individual with respect to employment;

(v) Contracts for the acquisition (by merger, purchase of stock, purchase of assets or otherwise) by any Company Entity of any operating business or a material amount of assets or capital stock of any other Person;

(vi) Contracts for the incurrence, assumption or guarantee of any Debt in an amount in excess of $25,000 individually or $50,000 in the aggregate or imposing an Encumbrance (excluding a Permitted Encumbrance) on any assets of the Company Group, including indentures, guarantees, loans or credit agreements, purchase money obligations incurred in connection with the acquisition of property, pledge agreements or security agreements;

(vii) Other than under any Excluded IP Agreement, Contracts for the license by any Company Entity of Software (in individual or template form) involving aggregate consideration in excess of $25,000, which cannot be cancelled by the Company without penalty or without more than 30 days’ notice;

(viii) Contracts providing for severance, retention, change in control or other similar payments;

(ix) written Contracts for the employment or engagement of any individual on a full-time, part-time or consulting basis and oral Contracts for the employment or engagement of any individual on a full-time, part-time or consulting basis, in either case that have been promised outside the Ordinary Course of Business;

(x) outstanding agreements of guaranty or surety, direct or indirect, by any Company Entity;

(xi) supplier Contracts of any Company Entity that involve an amount in excess of $50,000 annually;

(xii) Contracts pursuant to which any Company Entity has agreed to sell, distribute or license Software, products or services to any customer on a “most favored customer” basis; and

(xiii) other than Employee Plans, Contracts that (a) involve the expenditure of more than $50,000 annually or require performance by any party more than one year from the date hereof, which are not terminable without penalty on 30 days or less notice, or (b) are otherwise material to the Company Group as a whole.

(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of one or more entities in the Company Group, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions. None of the entities in the Company Group is in material default under any Material Contract, nor, to the Knowledge of the Company, except as set forth in Section 3.09(b) of the Company Disclosure Schedule, is any other party to any Material Contract in material default thereunder, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. No party has given written notice, nor, to the Knowledge of the Company, any oral notice, of any significant dispute with respect to any Material Contract. Prior to the date hereof, the Company has provided the Purchaser with access to true and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto. No party to any Material Contract has given written notice nor, to the Knowledge of the Company, any oral notice, of its intention to terminate, or of its intention to materially alter the scope of rights available under, or of its intention to fail to renew, such Material Contract. The Company Group has not received any written notice nor, to the Knowledge of the Company, any oral notice, of a default under, or with respect to, any Material Contract. Except as set forth in Section 3.09(b) of the Company Disclosure Schedule, the Company Group has not issued invoices to or accepted any prepayments of any amounts from customers with respect to any of the Material Contracts as to which the Company Group has not yet performed the services or other obligations required pursuant to such Material Contract. The Company Group has paid in full all amounts due under the Material Contracts, when due, and has satisfied in full or provided for all of its other liabilities and obligations thereunder, as and when required thereunder, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

3.10 Real Property Matters.

(a) No entity in the Company Group owns or otherwise has title to any real estate.

(b) Section 3.10(b) of the Company Disclosure Schedule sets forth a complete and correct list of all leases of real property pursuant to which any Company Entity leases property to or from any other Person. Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, (i) all leased property is in the condition required by the applicable lease, and (ii) all leases and other agreements included in Section 3.10(b) of the Company Disclosure Schedule are in full force and effect and constitute legal, valid and binding agreements of the parties (and their successors) thereto, enforceable against the parties thereto in accordance with their terms, subject to the Enforceability Exceptions. No Company Entity is in material default under any such lease, nor, to the Knowledge of the Company, is any other party to any such lease in material default thereunder, and to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. No party has given notice of any significant dispute with respect to any such lease. Prior to the date hereof, the Company has provided the Purchaser with access to true and complete copies of each such lease, together with all amendments, modifications or supplements thereto. Neither the whole nor any portion of the real property subject to the Company Group’s real property leases is subject to any Order to be sold nor have any proceedings for the condemnation, expropriation or other taking of all or any portion of any such real property been instituted or, to the Knowledge of the Company, threatened by any Governmental Authority, with or without payment therefor. The real property subject to the Company Group’s leases complies in all material respects with all applicable Environmental Laws, was operated in material compliance with, and was in material compliance with, all applicable Environmental Laws at all times when it was owned by any Company Entity and, to the Knowledge of the Company, was operated in material compliance with, and was in material compliance with, all Environmental Laws at all times when it was not owned by any Company Entity.

3.11 Financial Information; Undisclosed Liabilities.

(a) Prior to the date hereof, the Company has provided the Purchaser with access to (i) (A) the audited consolidated financial statements of the Company Group as of and for the twelve months ended January 31, 2020 and January 31, 2021 (the “Annual Financial Statements”), (ii) the unaudited consolidated financial statements of the Company and the Company Subsidiaries as of and for the twelve months ended January 31, 2022, and as of and for the 6 months ended July 31, 2022 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”), (iii) a management prepared statement of invoiced amounts by customer for the Company Group for the twelve months ended July 31,

2020, 2021 and 2022 and for the 6 months ended July 31, 2022 (the “Statement of Invoiced Amounts”), (iv) a management-prepared statement of aging of notes, accounts and other receivables for the Company Group as of July 31, 2022 (the “Statement of Receivables”) and (v) a consolidated statement of accounts payable and other payables for the Company Group as of January 31, 2022 and as of July 31, 2022 (the “Statement of Payables”).

(b) The Annual Financial Statements (A) have been prepared in accordance with GAAP and (B) fairly present, in all material respects, the consolidated financial position of the Company Group as of the respective dates indicated therein and the consolidated results of operations and cash flows of the Company Group for the respective periods indicated therein. The Interim Financial Statements (C) have been prepared in accordance with the Company’s customary practices from its accounting records using the accounting policies, estimation techniques, measurement bases, practices and procedures historically used by the Company in preparing its interim financial statements and (D) taking into account the manner in which they were prepared, fairly present, in all material respects, the consolidated financial position of the Company Group as of the Most Recent Balance Sheet Date and the consolidated results of operations and cash flows of the Company Group for the 6 months ended on the Most Recent Balance Sheet Date.

(c) The Statement of Receivables and the Statement of Payables are derived from the Annual Financial Statements or Interim Financial Statements, as applicable, and have been prepared in a manner consistent therewith.

(d) The Statement of Invoiced Amounts fairly presents, in all material respects, the Company Group’s invoiced amounts for each customer for the respective periods indicated therein.

(e) The Statement of Receivables (A) fairly presents, in all material respects, the accounts receivable, notes receivable and other receivables of the Company Group as of July 31, 2022 (the “Most Recent Balance Sheet Date”) and (B) as of the Most Recent Balance Sheet Date, accurately reflects the aggregate amount of all such receivables outstanding (a) 30 days or less, (b) more than 30 days but not more than 60 days, (c) more than 60 days but not more than 90 days, and (d) more than 90 days. All of the receivables reflected in the Statement of Receivables have arisen in the Ordinary Course of Business and represent bona fide transactions with third parties. To the Knowledge of the Company, the receivables reflected in the Statement of Receivables are not subject to any contests, claims, counterclaims or offsets (except for those for which adequate reserves have been established by the Company in the Company Group’s consolidated balance sheet as of the Most Recent Balance Sheet Date) relating to the amount or validity thereof and have been billed in accordance with normal trade practices.

(f) The Statement of Payables fairly presents, in all material respects, the accounts payable, notes payable and accrued liabilities of the Company Group as of the respective dates indicated therein. The Company Group has no liabilities or obligations, whether or not accrued, contingent or otherwise, required by GAAP to be reflected on the consolidated balance sheet of the Company Group or the notes thereto, except for: (a) liabilities and obligations reflected on the January 31, 2022 balance sheet included within the Annual Financial Statements (including any related notes); (b) liabilities and obligations incurred in the Ordinary Course of Business since January 31, 2022 that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (c) liabilities and obligations incurred in connection with the Merger and the other transactions contemplated herein.

(g) None of the Company Entities has entered into any financing, “off balance sheet” arrangement or other similar transaction which is not set forth or reflected in the Financial Statements. The Company Entities have not granted, or agreed to grant, any Encumbrances over any of their assets other than Permitted Encumbrances and the Encumbrances set forth in Section 3.11(g) of the Company Disclosure Schedule.

(h) All books and financial records of the Company Group have been maintained in all material respects in accordance with all applicable Laws.

(i) None of the methods of accounting of the Company Group has changed in any material respect in the past four years, other than as required by ACS 606 of the Financial Accounting Standards Board.

(j) Section 3.11(j) of the Company Disclosure Schedule identifies (a) each agreement requiring payments to be made upon consummation of a change in control of the Company (such payments, the “Change in Control Payments”) and (b) for each such agreement, the amount payable by the Companies upon consummation of such change in control (the aggregate amount payable under such agreements, including the employer portion of payroll taxes and/or social security contributions thereon, the “Change in Control Payment Amount”).

(k) The Company Entities have received a total of $746,700 pursuant to the U.S. Paycheck Protection Program (the “PPP”). All amounts expended from such funds (the “PPP Funds”) have been expended in a manner that complies with the PPP. All certifications and representations made by the Company Entities in all application(s) and any other documents for the PPP Funds were made in good faith and were true and correct in all material respects when made. The Company Entities qualified in all respects to obtain the PPP Funds under the PPP and the Company Entities have complied in all material respects with all agreements and all applicable Laws with respect to the PPP. The PPP Funds have been forgiven in full by the SBA and the Company has no Debt or other liabilities in respect thereof or with respect to any other grants, loans, accelerated payments and other funding received by the Company under the CARES Act or other legislation passed to provide financial relief to businesses, employers and other Persons adversely impacted by COVID-19. No Company Entity has deferred any employment or payroll Taxes (whether the employer’s or employee’s share) under the CARES Act, Internal Revenue Service Notice 2020-65 or any Memorandum of the President of the United States.

(l) Section 3.11(l) of the Company Disclosure Schedule sets forth, for each Warrant, (i) the notice requirements applicable to the Merger, (ii) the rights that the holder of such Warrant has by virtue of the consummation of the Merger, (iii) the amount of the Aggregate Closing Merger Consideration that the holder of such Warrant will be entitled to receive as a result of the exercise, surrender or exchange of such Warrant in connection with the consummation of the Merger and (iv) the percentage of the Aggregate Post-Closing Merger Consideration that the holder of such Warrant will be entitled to receive as a result of the exercise, surrender or exchange of such Warrant in connection with the consummation of the Merger. As of the Effective Time, the Warrants will no longer entitle the holders thereof to acquire any shares of Company Capital Stock or to receive any portion of the Aggregate Merger Consideration other than as set forth in the Distribution Waterfall.

3.12 Taxes.

(a) Each of the income Tax Returns and other material Tax Returns required to be filed by or with respect to each Company Entity has been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect to thereto) are true, complete and correct in all material respects.

(b) Each of the Company Entities has fully paid all Taxes owed by such Company Entity (whether or not shown as due on any Tax Return) currently due, other than Taxes being contested in good faith as described in Section 3.12(b) of the Company Disclosure Schedule, and has made provision adequate to cover any and all Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the date hereof. To the Knowledge of the Company, the unpaid Taxes of the Company Group do not exceed its reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group in filing their Tax Returns. Since the Most Recent Balance Sheet Date, none of the Company Entities has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any of the Company Entities for any taxable period and no request for any such waiver or extension is currently pending.

(d) No audit, examination, investigation or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes due from or with respect to any of the Company Entities, no Governmental Authority has given written notice of any intention to assert any deficiency or claim for additional Taxes against any of the Company Entities, no claim in writing has been made by any Governmental Authority in a jurisdiction where a Company Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and all deficiencies for Taxes asserted or assessed in writing against the Company Entities have been fully and timely paid or settled.

(e) There are no Encumbrances for Taxes upon the assets or properties of any of the Company Entities, except for Permitted Encumbrances.

(f) None of the Company Entities has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Tax Law).

(g) None of the Company Entities is a party to any agreement relating to the sharing, allocation or indemnification of Taxes (other than an agreement the subject of which is not Taxes), or any similar agreement, contract or arrangement or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the

Code, filing consolidated U.S. federal income Tax Returns of which the Company is the common parent) under Treasury Regulations Section 1.1502-6 or similar provision of state, local or foreign Tax Law, as a transferee or successor, by contract, or otherwise. None of the Company Entities has (i) requested any extension of time within which to file any Tax Return, which such Tax Return has since not been filed, (ii) been granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(h) Each of the Company Entities has withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid (or will timely pay) to the appropriate Governmental Authority proper and accurate amounts in all material respects for all periods ending on or before the anticipated Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws and has each complied in all material respects with all Tax information reporting provisions of all applicable Laws.

(i) None of the Company Entities will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from the calculation of taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code, Section 965(h) of the Code or comparable provisions of state, local or foreign Tax Law, any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code or comparable provisions of state, local or foreign Tax Law.

(j) None of the Company Entities has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Law, and none of the Company Entities has been subject to, has applied for or been issued any private letter ruling or comparable ruling of or agreement with the Internal Revenue Service or any other Taxing Authority.

(k) A true, complete and accurate copy of each U.S. federal and state income Tax Return and material non-income Tax return, each German income Tax Return and material non-income Tax return, each United Kingdom income Tax Return and material non-income Tax return and each Hungary income Tax Return and material non-income Tax return filed by or on behalf of the Company Entities prior to the date of this Agreement with respect to a Tax period beginning on or after January 31, 2015 has been made available to the Purchaser.

(l) None of the Company Entities has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated hereby.

(m) Section 3.12(m) of the Company Disclosure Schedule sets forth a true and complete list of the U.S. entity classifications of the Company and each Subsidiary of the Company since its date of formation, including the U.S. entity classifications of each Subsidiary of the Company since its date of formation, the date and details of all elections made under Treasury Regulation Section 301.7701-3 for any Subsidiary of the Company to be classified other than under the default classification and whether any Subsidiary is a “controlled foreign corporation” as defined in Section 957 of the Code. None of the Company Entities has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) Each of the Company Entities is and has been in compliance in all material respects with all applicable transfer pricing Laws including the execution and maintenance of contemporaneous documentation substantiating any transfer pricing practices and methodologies. All transactions or arrangements made by any of the Company Entities have been made on an arm’s length basis.

(o) None of the Tax attributes (including, but not limited to, any net operating loss carry forwards, general business Tax credits or other Tax credits) of any Company Entity are, prior to the Merger, subject to any limitations under Sections 269, 382, 383, 384, or 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law).

(p) Except as provided in Section 3.12(p) of the Company Disclosure Schedule, none of the Company Entities has ever received any Tax exemption or Tax holiday (“Tax Incentive”). The consummation of the transactions contemplated by this Agreement will not adversely affect the remaining duration, continuing validity, effectiveness or the extent of the Tax Incentive or require any recapture of any previously claimed Tax Incentive, and other than as set forth in Section 3.12(p) of the Company Disclosure Schedule, no consent of any Governmental Authority is required prior to the consummation of such transactions in order to preserve the entitlement of any Company Entity to any such Tax Incentive. Each Company Entity is in compliance in all material respects with all terms and conditions required to maintain its Tax Incentives. No Company Entity is liable to any Governmental Authority for any amounts benefiting such Company Entity before the Closing under or with respect to any such Tax Incentive.

(q) Since inception, there have been no transfers of customers to the Company from any other Company Entity. All customers that executed contracts with the Company have been invoiced out of the Company, with respect to such Contracts, and all customers that executed contracts with other Company Entities have been invoiced out of the other Company Entities, with respect to such Contracts.

(r) German Tax Matters.

(i) The Germany Subsidiary is not subject to any holding period in respect of its assets for purposes of German Tax Law or any other Tax Law.

(ii) No bonus payments or similar incentive payments to employees or the like of the German Subsidiary have been executed or promised by the Company, the German Subsidiary or any of the Stockholders or any of their Affiliates that would result in any Tax or social security withholding obligations of the German Subsidiary after the Effective Time without having been provided with the relevant withholding amounts.

(iii) None of Company Entities is or has been a party to any joint venture, partnership or other agreement that is or could be treated as a partnership for German Tax purposes.

(iv) The Germany Subsidiary has prepared, and is in possession of, all books, records, accounts and other documentation in line with Tax law, Tax ordinances or administrative guidelines, including for the avoidance of doubt, the German principles for the proper keeping and storage of books, records and documents in electronic form and for data access; all books, records, documents and accounts which it is required by Tax law, Tax ordinances or administrative guidelines to present to the competent Tax Authorities only upon their request are also already properly prepared and in possession of the Germany Subsidiary (such documentation includes, but is not limited to, proper transfer pricing documentation).

(v) The Germany Subsidiary has not applied for or received or granted any Tax relief measures in relation to or in the context of the Covid 19-Pandemic.

(vi) The Germany Subsidiary has not participated in any transaction or arrangement in the meaning of the EU Council Directive 2018/822 (reportable cross-border arrangement).

(vii) The Germany Subsidiary has always been solely Tax-resident in Germany and has never had permanent establishments, VAT presences, permanent representatives, commission agents , employees or any other comparable taxable presence outside of Germany.

3.13 No Material Adverse Effect; Ordinary Course of Business. Except as set forth in Section 3.13 of the Company Disclosure Schedule, since January 31, 2022 (I) the business of the Company Group has been operated in the Ordinary Course of Business including with respect to the collection of accounts receivable, the payment of accounts payable, and the licensing of software at all times, and (II):

(a) the Company Group has not experienced a Material Adverse Effect;

(b) the Company Entities have not acted outside the Ordinary Course of Business, declared or paid any dividend or declared or made any distribution to its stockholders or equity holders in respect of their equity interests (other than dividends or distributions to other entities in the Company Group), or redeemed, purchased or otherwise acquired, directly or indirectly, any equity interests;

(c) the Company Entities have not increased the compensation of any of their non-officer employees or the rate of pay, benefits, commissions or bonuses with respect to any of their non-officer employees, except as part of regular compensation increases in the Ordinary Course of Business, as provided for in any written agreements or as required by applicable Law; and the Company Entities have not increased the compensation of any of their officers or the rate of pay, benefits, commissions or bonuses with respect to any of their officers, except as part of regular compensation increases in the Ordinary Course of Business, as provided for in any written agreements or as required by applicable Law;

(d) the Company Entities have not created or assumed any Encumbrance (other than a Permitted Encumbrance) on a material asset or issued, created, incurred, assumed or guaranteed any Debt in excess of $25,000;

(e) the Company Entities have not failed to discharge or satisfy any Encumbrance (other than Permitted Encumbrances) or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided in the Company’s consolidated balance sheet prepared as of the Most Recent Balance Sheet Date;

(f) the Company Entities have not entered into any Contract other than in the Ordinary Course of Business;

(g) there has not been any change in accounting policies for the Company Group;

(h) the Company Entities have not sold or transferred any of their material tangible assets or canceled any debts or claims or waived any rights, except in the Ordinary Course of Business;

(i) the Company Entities have not sold any material rights with respect to Company Intellectual Property or any applications therefor, nor have they licensed any Company Intellectual Property other than in the Ordinary Course of Business;

(j) the Company Entities have not entered into any new (or materially amended any existing) employee benefit plans, nor have the Company Entities otherwise modified the employment benefits made available to their employees;

(k) other than pursuant to Contractual Obligations described in Section 3.13(k) of the Company Disclosure Schedule, no Company Entity has issued or granted any equity interests (other than the issuance of shares pursuant to the exercise of Stock Options), or altered in any way any of its outstanding securities or made any change in its outstanding equity interests, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(l) the Company Entities have not made, changed or revoked any material election in respect of Taxes, made any Tax payments inconsistent with past practice (except as required by a change in Law occurring subsequent to the establishment of such past practice), made any entity classification election for U.S. federal income Tax purposes, made or surrendered any material claim for a refund of Taxes, changed any material accounting method in respect of Taxes, entered into any closing or settlement agreement with any Taxing Authority, amended or re-filed any Tax Return, settled any Claim or assessment in respect of Taxes, or made any change to the Company Group’s intercompany transfer pricing practices or methodologies (except as required by a change in Law occurring subsequent to the establishment of such past practice), in each case, other than in the Ordinary Course of Business;

(m) no Company Entity has waived any rights arising under Material Contracts, other than in the Ordinary Course of Business;

(n) the Company Entities have not made or committed to make any capital expenditures in excess of $10,000 individually or $20,000 in the aggregate;

(o) the Company Entities have not amended any Material Contract other than in the Ordinary Course of Business and the Company Entities have not entered into or terminated any Material Contract other than in the Ordinary Course of Business;

(p) the entities in the Company Group have not suffered any labor dispute, strike or other work stoppage;

(q) the entities in the Company Group have not paid, lent or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of their Affiliates;

(r) the Company Entities have not conducted their cash management customs and practices (including the collection of receivables and payment of payables) and billing, marketing, sales and discount practices, other than in the usual and Ordinary Course of Business; and

(s) the Company Entities have not entered into any agreement or made any commitment to do any of the foregoing.

3.14 Employee Matters and Labor Relations.

(a) The Company Entities have complied in all material respects with all applicable Laws relating to labor and employment, including those relating to employment, hiring, termination of employment, plant closing and mass layoff, wages, hours of work and overtime, collective bargaining, unemployment compensation, worker’s compensation, occupational health and safety, accessibility, privacy, equal employment opportunity, pay equity, age, race, sex, and disability discrimination, employment discrimination, harassment, retaliation, reasonable accommodation, leave of absence, immigration, employee classification, engagement of independent contractors, worker classification and all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing employees of any Company Entity.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, no Company Entity is a party to, subject to, or has at any time in the past six years been a party to, or subject to, any collective bargaining agreement or any other agreement with any labor organization, work council, trade union or group of employees with respect to any of its operations and none of the current employees of any of the Company Entities are represented by a labor organization, trade union or work council with respect to their service to the Company Entities. No union organizational campaign is in progress or, to the Knowledge of the Company, threatened with respect to the employees of any Company Entity. No Company Entity is the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization. There are no pending or, to the Knowledge of the Company, threatened labor strikes, walkouts, work stoppages, slow-downs or lockouts involving any of the Company Entities, and no such labor strike, dispute, walkout, work stoppage, slow-down or lockout involving any of the Company Entities has occurred in the past three years.

Except as set forth in Section 3.06 or Section 3.14(b) of the Company Disclosure Schedule, there are no legal proceedings, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any labor or employment related matter involving any current or former employee or other service provider of the Company Entities or applicant, including charges of wrongful dismissal, unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law. No Company Entity is liable for any arrears of wages and other remuneration due and payable to employees and independent contractors or any Tax or penalty for failure to comply with any of the foregoing. Each Person who has been classified by any Company Entity as an independent contractor has been properly so classified under all applicable Laws. Each Company Entity has properly classified all Persons under the Fair Labor Standards Act. No Company Entity has incurred, nor does any Company Entity reasonably expect to incur, any liability under WARN or under any similar Law.

(c) Prior to the date hereof, the Company has provided the Purchaser with access to a true, complete and, to the extent required by applicable Law, anonymized, list of current employees and independent contractors of the Company Entities, setting forth, for each such employee and contractor, to the extent applicable, such Person’s position, date of hire or engagement, the length of notice required to terminate the employment contract or engagement, the type of employments or engagement (whether full or part time or other), total base compensation and total other compensation paid to such Person in respect of the most recently completed fiscal year and year-to-date for the current fiscal year, overtime exemption status, if an employee is on a leave of absence, the reason for absence and expected date of return to work, accrued vacation, annual vacation entitlement, location, and accrued but unused paid time off. Section 3.14(c) of the Company Disclosure Schedule identifies each written employment or consulting agreement (other than offer letters provided in the Ordinary Course of Business) currently in effect with current employees and consultants of the Company Group; prior to the date hereof, the Company has provided the Purchaser with a true and complete copy of each agreement identified in Section 3.14(c) of the Company Disclosure Schedule. Since January 31, 2022, no employee has given written notice of termination of employment or, to the Knowledge of the Company, otherwise disclosed plans to terminate employment with the Company Group within the twelve (12) month period following the date hereof and the Company Group does not have any plans to terminate the employment of any such employee. No executive or key employee of the Company is employed under a non-immigrant work visa or other work authorization that is limited in duration.

(d) There have not been (i) any allegations or complaints made to or filed with any Company Entity related to sexual harassment, sexual misconduct or discrimination that have been reported to the executive officers of any Company Entity; (ii) any other claims initiated, filed or, to the Knowledge of the Company, threatened, against any Company Entity related to sexual harassment, sexual misconduct or discrimination; or (iii) to the Knowledge of the Company, any other allegations, formal or informal complaints or any other claims initiated, filed or threatened against any Person other than any Company Entity related to sexual harassment, sexual misconduct or discrimination, in each case by or against any current or former director, officer or employee of any Company Entity.

(e) There are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, “Assessments”) or any other material written communications related thereto which any Company Entity has received in the last three years from any workers’ compensation or workplace safety and insurance board or similar authorities in any applicable Canadian jurisdictions where any Company Entity carries on business, nor are there any assessments which are unpaid on the date hereof or which will be unpaid at Closing and, to the Knowledge of the Company, there are no facts or circumstances which may result in an increase in liability to any Company Entity under any Laws relating to workers’ compensation or workplace safety and insurance after the Closing Date.

(f) No Company Entity is party to any Contract with any professional employer organization.

3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Plans. No Company Entity has made any plan or commitment, whether legally binding or not, to establish any new Employee Plan or to modify any Employee Plan. Each Employee Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA is fully insured. The Company has reserved all rights necessary to amend or terminate each Employee Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) without the consent of any other Person or any liability (other than routine administrative expenses and payment of vested benefits accrued prior to the date of amendment or termination).

(b) With respect to each Employee Plan identified in Section 3.15(a) of the Company Disclosure Schedule, the Company has, prior to the date hereof, given the Purchaser access to a complete and accurate copy of (i) such Employee Plan and all amendments thereto (or, if a plan is not written, a written description of such Employee Plan), (ii) the current trust agreement or funding agreements and all amendments thereto, (iii) any current summary plan description and any summaries of material modifications thereto, (iv) the three most recent annual reports (Form 5500) filed with the Internal Revenue Service, if any, (v) copies of all nondiscrimination and top-heavy testing reports for the last three plan years, if any, (vi) all substantive written correspondence to or from any Governmental Authority, including any filings under the Internal Revenue Service’s Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor’s Delinquent Filer Program, (vii) the most recent determination or opinion letter from the Internal Revenue Service, if any and (viii) the most recent financial statements for such Employee Plan, if any.

(c) Each Employee Plan has been established, administered, operated, and maintained in all material respects, in accordance with the terms of the Employee Plan, the terms of its trust agreement or funding agreement, ERISA, the Code and all other applicable Laws and the regulations thereunder.

(d) With respect to each Employee Plan, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP and all contributions, benefits, premiums and other payments required by and due under the terms of each Employee Plan, its trust agreement or funding agreement, and applicable Law have been (or will be) timely paid.

(e) All the Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received currently effective determination letters from the Internal Revenue Service to the effect that such Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that have received such letters, no such determination letter has been revoked, and to the Knowledge of the Company, no such revocation has been threatened, and no act or omission has occurred, that could adversely affect such Employee Plan’s qualification. Any non-US Employee Plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions.

(f) None of the Company Entities or any of their ERISA Affiliates has within the preceding six (6) calendar years established, sponsored, maintained, contributed to, been obligated to contribute to, or had any liability or obligation with respect to (i) an Employee Plan that is subject to Section 412 of the Code or Title IV of ERISA or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code), or (v) an Employee Plan in which a participating employer is not an Affiliate of all other participating employers.

(g) None of the Employee Plans promises or provides retiree or other post-termination medical or other welfare benefits to any Person, except as required by applicable Law. The Company and its ERISA Affiliates have complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h) Except as set forth in Section 3.15(h) of the Company Disclosure Schedule, no amount, economic benefit, or entitlement that could be received (whether in cash or property or the vesting of any property or otherwise) as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event), could constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or trigger the excise tax under Section 4999 of the Code.

(i) Except as set forth in Section 3.15(i) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the Merger will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of any Company Entity to severance pay or any other payment, (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation, due to any such individual, (iii) limit or restrict the right of any of the Company Entities to merge, amend, or terminate any Employee Plan or (iv) increase the amount payable or result in any other obligation pursuant to any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or other Employee Plan.

(j) Each Employee Plan that is subject to Section 409A of the Code has been operated in compliance with its terms and is in operational and documentary compliance with such Section 409A and all applicable regulatory guidance relating thereto (including proposed regulations, notices, rulings and final regulations). The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code or Section 280G of the Code.

(k) No Employee Plan is presently, or within the past six years has been, the subject of an examination or audit by any Governmental Authority. No Employee Plan is presently, or within the past five years has been, the subject of an application or filing under, or a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(l) With respect to each Employee Plan, (i) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred, (ii) there are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened (other than routine claims for benefits) and nothing has occurred that could reasonably be expected to form the basis of any such action, suit, or claim, (iii) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Authority, and nothing has occurred that could reasonably be expected to form the basis of any such audit, inquiry, or proceeding, and (iv) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA).

(m) Each Company Entity has complied in all material respects with their respective obligations in respect of the Foreign Employee Plans. All Foreign Employee Plans (i) have been maintained and operated in all material respects in accordance with applicable Law, (ii) are duly registered under applicable Law, including for Tax purposes, and have been so registered since inception, (iii) meet all requirements for special Tax treatment for which they are intended to qualify, and (iv) are funded or book-reserved based on reasonable actuarial assumptions, if intended to be funded or book-reserved.

3.16 Assets.

(a) Each of the Company Entities has good and marketable title to all assets owned by them, and valid leasehold interests in all assets leased by them, that are material to the conduct of the Business (collectively, the “Assets”), in each case free and clear of all Encumbrances except for (i) the obligations of the Company Entities under any end-user license agreements, (ii) Permitted Encumbrances and (iii) Encumbrances which solely secure Debt that will be included within the Estimated Closing Debt to be reflected on the Estimated Closing Statement. Upon consummation of the Closing, after giving effect to the payments of Debt to be made pursuant to Section 2.05 of this Agreement and the terms of any end-user license agreements, the Company Entities will hold good and marketable title to all of the assets owned by them, free and clear of all Encumbrances other than (x) Permitted Encumbrance and (y) the obligations of the Company Group under any end-user license agreements. The Assets of the Company Group that will be assets of the Company Group immediately after the consummation of the Merger represent all of the assets and properties necessary to conduct the business of the Company Group, as presently conducted and, collectively, represent all of the assets and properties used or currently intended for use in the conduct of the business of the Company Group, as presently being conducted, including without limitation, (i) all software products owned or licensed by the Company Group and/or marketed under the Company’s name, and all e-data management system products, and all components and modules thereto and the source code, object code, data and documentation associated therewith and the copyrights (registered and non-registered), trade secrets, trademarks, tradenames and other proprietary rights associated therewith; (ii) all fixed assets related thereto; (iii) any and all customer lists related thereto; (iv) all customer contracts; (v) all vendor contracts; and (vi) the goodwill associated therewith. Set forth on Schedule 3.16(a) of the Company Disclosure Schedule is a listing of all current and prior corporate names of the Company and its Subsidiaries, all assumed names under which the Company and its Subsidiaries conduct business and all names of all predecessor companies of the Company Group, including the names of any entities acquired by any entity in the Company Group (by stock purchase, merger or otherwise) or owned by any such entity or from which any such entity previously acquired material assets. All machinery, plant and equipment, furniture, fixtures and other material items of personal property used in the Business are in good operating condition and fit for operation in the Ordinary Course of Business (subject to normal wear and tear) with no known defects that could reasonably be expected to materially interfere with the conduct of normal operations of such machinery, equipment, furniture, fixtures and other personal property and are suitable for the purposes for which they are currently being used.

(b) Section 3.16(b) of the Company Disclosure Schedule sets forth each lease of personal property requiring annual payments by the Company Group in excess of $25,000 annually (“Personal Property Leases”) relating to personal property used in the Business or to which any of the entities in the Company Group is a party. Prior to the date hereof, the Company has provided the Purchaser with access to true and complete copies of the Personal Property Leases, including all material amendments, modifications and supplements, if any, thereto. Each of the Personal Property Leases is in full force and effect and none of the entities in the Company Group has received any notice of any default or event that with notice or lapse of time, or both, would constitute a material default by any of the entities in the Company Group under any of the Personal Property Leases and, to the Knowledge of the Company, no other party is in material default thereof.

3.17 Intellectual Property.

(a) The Company Group owns all of the Company Intellectual Property that is used in connection with, or is necessary for the operation of, the Business of the Company Group free and clear of all Encumbrances (other than Permitted Encumbrances). No such Intellectual Property is subject to any source code escrow agreements or arrangements. There are no restrictions that would preclude the Company Group from assigning or transferring to the Purchaser or an Affiliate of the Purchaser all of the Company Group’s rights in and to the Company Intellectual Property.

(b) Section 3.17(b) of the Company Disclosure Schedule lists (i) all of the Intellectual Property owned by each Company Entity subject to filings, registrations and applications for any Intellectual Property filed by any Company Entity, including in each case a brief description of the type of Intellectual Property (such as Patent, Copyright, or Trademark), application number, application filing date, registration or grant number, registration or grant date, and the owner (or applicant) thereof, (ii) each Company Product that is material to the Business, listed by Company Entity, and (iii) each material unregistered Trademark owned by a Company Entity. None of the Company Intellectual Property is subject to any outstanding Order, and no Claim is pending or, to the Knowledge of the Company, threatened, in each case which challenges the validity, enforceability, use or ownership of any of such Intellectual Property.

(c) Section 3.17(c) of the Company Disclosure Schedule sets forth all Intellectual Property and Software (including any Open Source Materials) inbound licenses, sublicenses, distributor agreements and other agreements under which any Company Entity is either a licensee or distributor of Intellectual Property (in individual or template form) or Software (including any Open Source Materials), except for such licenses, sublicenses and other agreements that constitute Excluded IP Agreement (including relating to off-the-shelf software, which is commercially available and used solely in the computers of the Company Group). Furthermore, for each such agreement, Section 3.17(c) of the Company’s Disclosure Schedule identifies (i) whether any of the entities in the Company Group is a licensee, or distributor, and (ii) whether there is a grant or right of exclusivity. Each Company Entity has substantially performed all obligations imposed upon it by the agreements described in Sections 3.09(a)(vii), 3.09(a)(xii), and 3.17(c) of the Company Disclosure Schedule, and is not, nor to the Knowledge of the Company, is any other party thereto, in breach of or default thereunder in any material respect, nor is there, any event which with notice or lapse of time or both would constitute a material default thereunder. All of the Intellectual Property licenses listed in Sections 3.09(a)(vii), 3.09(a)(xii), and 3.17(c) of the Company Disclosure Schedule are valid, enforceable and in full force and effect, and will continue to be so on identical terms immediately following the Effective Time.

(d) The conduct of the Business (i) as previously conducted during the immediately preceding six years has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other Person, and (ii) as presently conducted does not infringe, misappropriate, dilute, or otherwise violate any Intellectual Property rights of any other Person.

(e) No litigation is ongoing and no Claim has been made against the Company Group or, to the Knowledge of the Company, is threatened, in each case contesting the right of the Company Group to sell, license or use the Company Intellectual Property presently sold, licensed or used by the Company Group or which challenges the validity, enforceability or ownership of such Intellectual Property.

(f) To the Knowledge of the Company, no Person is infringing upon or otherwise violating any Company Intellectual Property of the Company Group.

(g) No former employer of any employee of the Company Group, and no current or former client of any consultant of the Company Group, has made a Claim against the Company Group in each case that such employee or such consultant is utilizing Intellectual Property of such former employer or client without appropriate authorization.

(h) Except as set forth in Section 3.9(a) and Section 3.17(c) of the Company Disclosure Schedule, the Company Group is not a party to or bound by any license or other agreement (in individual or template form) requiring the payment by the Company Group of any royalty payment in excess of $10,000 per year.

(i) To the Knowledge of the Company, no employee or contractor of the Company Group is in violation of any term of any employment agreement, Patent or invention disclosure agreement or other Contract or agreement, in each case relating to the relationship of such employee or contractor with any Company Entity or any prior employer in connection with Intellectual Property matters.

(j) None of the Intellectual Property used by the Company Group is owned, directly or indirectly, by any director, officer or employee of the Company Group. At no time during the conception or reduction to practice of the Company Intellectual Property was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contractual Obligation with any Person in each case that had the effect of transferring the Company Group’s ownership rights to such Intellectual Property to a third party.

(k) All present and former employees, agents, consultants and contractors of the Company Group, including any outside contributors, who have contributed to or participated in the conception and/or development of any Company Intellectual Property that is material to the Business have (i) executed and delivered proprietary invention agreements (“Personnel IP Agreements”) with the Company Group that assign to an entity in the Company Group all such Intellectual Property, along with, to the extent permitted by law, a waiver of any non-assignable rights such as moral rights or “droit moral” with respect thereto, and (ii) executed and delivered to the Company Group any and all documents necessary to properly record such assignments with the applicable Governmental Authority following Company’s specific request to do so. No such employee, agent, consultant or contractor of the Company Group or contributor to the Company Group has excluded works or inventions first made for, and during his or her employment, relationship or engagement with, the Company Group from his or her assignment of inventions pursuant to such Personnel IP Agreements other than any such exclusion that is not material to the Business.

(l) All of the Company Group’s end-user license agreements for the licensing of the Company Products (other than those terminated by the applicable licensee or licensor) are valid, subsisting, in full force and effect, and binding upon and enforceable against the parties thereto in all material respects in accordance with their terms, subject to the Enforceability Exceptions. The Company Group has not received any notice of any material default under, or with respect to, any such agreement, nor is any entity in the Company Group in material default of any obligations thereunder.

(m) Except as set forth in Section 3.17(m) of the Company Disclosure Schedule (in individual or template form), no agreements or arrangements are in effect with respect to the sale, marketing, distribution, licensing or promotion of the Company Products by any independent salesperson, distributor, sublicensor, remarketer, sales organization or other third-party.

(n) Except as set forth in Section 3.17(n) of the Company Disclosure Schedule, each Company Entity has used all software and other materials distributed under an “open source” licensing model (as “open source” is defined by the Open Source Initiative (www.opensource.org/osd), including by way of example, the GNU General Public License, GNU Lesser General Public License and GNU Affero General Public License) (“Open Source Materials”) in compliance with all license terms applicable to such Open Source Materials. Except with respect to Company Products or Company Software that a Company Entity made available as Open Source Materials, no Company Entity has used or distributed any Open Source Materials in or with any Company Products in a manner that requires or has required (i) any Company Entity to permit reverse-engineering of the Company Products or Company Software; or (ii) any Company Products or any Company Software to be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge.

(o) None of the material Trade Secrets of the Company Group, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any Person (other than employees, representatives, consultants and agents of the Company Group), except pursuant to binding written non-disclosure agreements.

(p) No end-user license agreement entered into by the Company Entities grants the licensee thereunder an exclusive right and license to use the Company’s Intellectual Property licensed thereunder.

(q) The Intellectual Property used in and necessary to conduct the business of the Company Group as presently conducted (i) is of independent creation and (ii) contains only (a) original material created by or on behalf of the Company or (b) material that has been properly licensed from third parties and has been used by or on behalf of the Company Group in accordance with the terms of the applicable license for such material.

(r) To the Knowledge of the Company, there is no intellectual property held by any third-party that could reasonably be expected to prohibit or materially restrict any entity in the Company Group from, or otherwise materially adversely affect any entity in the Company Group in, conducting its business as presently conducted in any jurisdiction in which any such entity now conducts its business, including without limitation, selling, licensing, marketing, re-marketing and/or distributing its Company Products in such jurisdiction.

3.18 Network Redundancy and Computer Back-up. Except as set forth in Section 3.18 of the Company Disclosure Schedule, each Company Entity has made back-ups of all computer Software and databases utilized by it and maintains such Software backups and databases at a secure off-site location.

3.19 Potential Conflicts of Interest. Neither the entities in the Company Group, nor any of their respective Affiliates has any direct or indirect interest in any competitor, supplier or customer of any entity in the Company Group or in any Person from whom or to whom any such entity leases any real or personal property or in any other Person with whom any such entity has any other type of business relationship (other than an interest consisting of a less than 1% ownership stake in the stock of a publicly traded company). Except as set forth in Section 3.19 of the Company’s Disclosure Schedule, no employee, officer, director, equity owner, partner, manager or member of any of the entities in the Company Group, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company Group nor do any of the entities in the Company Group owe any amount to, nor have any of the entities in the Company Group committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person (other than business expenses advanced to or paid by a Related Person in the Ordinary Course of Business), (ii) is involved in any business arrangement or other relationship with any of the entities in the Company Group (whether written or oral), other than in their own capacity as an employee, officer, director, equity owner, partner, manager or member, (iii) owns any property or right, tangible or intangible, that is used by any of the entities in the Company Group (other than employment agreements) or (iv) has any Claim or cause of action against any of the entities in the Company Group. Prior to the date hereof, the Company has removed all references to Ernst & Young Global Limited dba “EY” from the Company Group’s websites.

3.20 Trade Relations.

(a) Section 3.20(a) of the Company Disclosure Schedule sets forth true and complete lists of the fifty (50) largest customers of the Company Group (based on Annual Contract Value) for each of (i) the twelve (12) month period ended on January 31, 2021, (ii) the twelve (12) month period ended on January 31, 2022 and (iii) the six (6) month period ended on July 31, 2022 (each a “Material Customer”), showing the Annual Contract Value paid to the Company Group by each such customer during each such period. Except as set forth in Section 3.20(a) of the Company Disclosure Schedule, there exists no actual or, to the Knowledge of the Company, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of any Company Entity with any Material Customer that would reasonably be expected to result in a Material Adverse Effect, or prevent any entity in the Company Group from conducting such business relationships or such business with any such Material Customer after the Closing in substantially the same manner as heretofore conducted by the Company Group.

(b) Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, the Company Entities do not have any Sole Source Suppliers (each a “Material Supplier”). Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, there exists no actual or, to the Knowledge of the Company, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of any Company Entity with any Material Supplier that would reasonably be expected to result in a Material Adverse Effect.

3.21 Environmental Matters. Each Company Entity is, and has at all times within the past five years been, in compliance in all material respects with all applicable Environmental Laws. There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the

Knowledge of the Company, threatened against any Company Entity pursuant to any Environmental Laws; and, to the Knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which could reasonably be expected to prevent compliance with, or which have given rise to or will give rise to liability under, any Environmental Laws or liability to third parties related to any Environmental Matters.

3.22 Deposit Accounts; Powers of Attorney. Prior to the date hereof, the Company has provided the Purchaser with access to (I) a schedule that accurately sets forth (a) the name of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution in which any Company Entity maintains accounts or safe deposit boxes, (b) the names in which such accounts or safe deposit boxes are held, (c) for each such account, the type of account and account number, and (d) the name of each person or entity authorized to draw thereon or have access thereto and (II) true and complete copies of each general or special power of attorney from or otherwise binding upon any Company Entity and a description of the terms of such power of attorney.

3.23 Broker’s, Finder’s or Similar Fees. Other than fees and expenses that will be payable to Atlas Technology Group and included as a Transaction Expense, there are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Company Group in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any entity in the Company Group or any action taken by any such Person.

3.24 Subsidies. Except for as set forth in Section 3.24 of the Company Disclosure Schedule, no subsidy or aid has been specifically made available to any Company Entity by a Governmental Authority within the past three years.

3.25 Insurance. The Company Group has insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which each of the Company Entities is a party or by which the Company Entities are bound. The nature and extent of the Company Group’s insurance coverage are reasonable, given the nature of the risks inherent in the Business, and are customary for businesses such as the Business. Set forth in Section 3.25 of the Company Disclosure Schedule is a list of all insurance policies and all fidelity bonds held by or applicable to the Company Group, setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. The Company Group is not in default on the payment of any premiums on the insurance described in Section 3.25 of the Company Disclosure Schedule. Except as set forth in Section 3.25 of the Company Disclosure Schedule, to the Knowledge of the Company, no event relating to any of the Company Entities has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy insuring any Company Entity has been canceled within the last two years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of any of the Company Entities during such period. Section 3.25 of the Company Disclosure Schedule describes any pending insurance claims made by or on behalf of the Company Entities for amounts in excess of $10,000. To the Knowledge of the Company, no event has occurred, including, without limitation, the failure by any of the entities in the Company Group to give any notice or information or any of the entities in the Company Group giving any inaccurate or erroneous notice or information, which limits or impairs the rights of any of the entities in the Company Group under any such insurance policies.

3.26 Data Protection.

(a) The Company Group (i) is in compliance in all material respects with the Privacy and Data Security Requirements; (ii) has made all necessary and appropriate notifications and registrations, paid all required fees and charges, and named a data protection officer where required, under the Privacy and Data Security Requirements; (iii) has in place appropriate technical, physical and organizational measures to protect the security of its systems and of personal data, including protection against unauthorized or unlawful processing and accidental loss, destruction or damage of personal data, as required under the Privacy and Data Security Requirements; and (iv) has in place and complied in all material respects with appropriate data protection policies and procedures relating to the collection, processing, accuracy, storage and retention of personal data by the Company Group that comply in all material respects with the Privacy and Data Security Requirements. To the Knowledge of the Company, the Company Group has not received any complaint, inquiry or request for information or documents, and no claim, action or proceeding is pending or, to the Knowledge of the Company, threatened against the Company Group alleging that the processing of personal data by the Company Group violates any applicable Privacy and Data Security Requirements.

(b) During the past three years, to the Knowledge of the Company, there has been no actual or alleged incidents of data security breaches, unauthorized access or use of any of the Business Systems, or material unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any data transmitted, stored or otherwise processed by the Company Entities or by any processor on their behalf (“Security Breach”), and no Security Breach has been suspected or, to the Knowledge of the Company, threatened, and no Security Breach has occurred which required notification to any natural persons or Governmental Authorities under any DP Laws.

(c) The Company Group has taken actions reasonably necessary to protect the security and integrity of the Business Systems and the data stored or contained therein or transmitted thereby including by implementing procedures preventing unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”), and the taking and storing off-site of back-up copies of critical data.

(d) To the Knowledge of the Company, there is no Malicious Code in any of the Company Products or the Business Systems owned or utilized by the Company Group. Neither the Company nor its Subsidiaries have received any complaints from any customers related to any Malicious Code.

(e) The Company has not disclosed or transferred personal data outside the European Economic Area or to any international organization other than in accordance with the Privacy and Data Security Requirements.

(f) The Company Group either (i) exclusively owns and possesses all right, title and interest in and to the Company Product Data, including all Intellectual Property rights embodied in or associated with the underlying Company Product Data, or (ii) has valid rights to use the Company Product Data as currently used by the Company Group.

(g) All words and expressions used in Section 3.26 that are defined in the GDPR (unless the context requires otherwise) have the meanings given in the GDPR or, in relation to any jurisdiction in which the GDPR is not applicable, are interpreted as references to the words and expressions most closely approximating them under the DP Laws of that jurisdiction.

3.27 Agreement and Other Documents; Disclosure. This Agreement and the Transaction Documents do not contain any untrue statement of a material fact regarding the Company Group or omit to state a material fact regarding the Company Group necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading. True, correct and complete copies of each document or agreement listed or described in any Section of the Company’s Disclosure Schedule have been made available to the Purchaser and there are no written amendments or modifications thereto, except as expressly noted in the applicable section of the Company’s Disclosure Schedule on which such agreement or document is referenced.

3.28 No Other Representation and Warranties. Except for the representations and warranties contained in this ARTICLE III, none of the Company Entities or any other Person has made or makes, and each of them hereby disclaims, any other express or implied representation or warranty, either written or oral, on behalf of the Company Group, including any representation or warranty as to the accuracy or completeness of any information regarding the Company Business furnished or made available to the Purchaser and its Representatives (including any information, documents or material delivered to the Purchaser or made available to the Purchaser in the Company’s data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company Group.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE MERGER SUB

The Purchaser and the Merger Sub hereby warrant and represent to the Company as follows:

4.01 Existence and Authorization.

(a) Each of the Purchaser and the Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; (ii) has all requisite power and authority to own and operate its property and to conduct the business that it currently conducts; and (iii) is duly licensed or qualified as a foreign corporation and is in good standing (where such concept is recognized) under the Laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to, individually or in the aggregate, materially and adversely the Purchaser’s and the Merger Sub’s ability to consummate the Merger. The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. The Purchaser owns beneficially and of record all of the outstanding voting securities of the Merger Sub.

(b) Each of the Purchaser and the Merger Sub has full power and authority to execute and deliver this Agreement and each other Transaction Document to which such entity is a party, and to consummate the Merger and each other transaction contemplated by the Transaction Documents to which such entity is a party. The execution, delivery and performance by the Purchaser and the Merger Sub of this Agreement and the other Transaction Documents to which the Purchaser or the Merger Sub is a party have been duly authorized by all necessary action on behalf of the Purchaser and the Merger Sub. This Agreement has been, and, to the extent applicable, each other Transaction Document to which the Purchaser or the Merger Sub is a party has been, or will be, duly executed and delivered by the Purchaser and the Merger Sub, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and, to the extent applicable, each other Transaction Document to which the Purchaser or the Merger Sub is a party constitutes or will constitute, the legal, valid and binding obligation of the Purchaser and the Merger Sub, enforceable against the Purchaser and the Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.02 No Contravention. The execution, delivery and performance by the Purchaser and the Merger Sub of this Agreement and each of the other Transaction Documents to which either of them are a party and the transactions contemplated hereby and thereby (a) do not contravene the terms of the certificates of incorporation and by-laws of such entities; (b) do not violate, conflict with or result in any breach, default or contravention of (with or without notice or the lapse of time), or the creation of any Encumbrance (other than a Permitted Encumbrance) under, any Contract of either the Purchaser or the Merger Sub; (c) do not violate any Law or any Order of any Governmental Authority in either case applicable to the Purchaser or the Merger Sub and (d) do not result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any liability of the Purchaser or the Merger Sub, except, in the case of the foregoing clauses (b) and (d), for matters which would not reasonably be expected to materially and adversely affect the Purchaser’s or the Merger Sub’s ability to consummate the Merger.

4.03 Governmental Authorization; Third Party Consents. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no approval, consent, exemption, registration, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Purchaser or the Merger Sub of this Agreement or any of the other Transaction Documents, any instruments of transfer referred to herein or the consummation of the Merger or the other transactions contemplated hereby and thereby.

4.04 Litigation. There are no legal proceedings pending or, to the Knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

4.05 Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Purchaser or its Affiliates in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Purchaser or any of its Affiliates or any action taken by any such Person.

4.06 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.07 Sufficiency of Funds. The Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Aggregate Merger Consideration and consummate the transactions contemplated by this Agreement.

4.08 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV, neither the Purchaser nor the Merger Sub or any other Person has made or makes, and each of them hereby disclaims, any other express or implied warranty, either written or oral, on behalf of the Purchaser or the Merger Sub, including any representation or warranty as to the accuracy or completeness of any information regarding the Purchaser or the Merger Sub furnished or made available to the Company (including any information, documents or material delivered in expectation of the transactions contemplated hereby).

ARTICLE V

COVENANTS

5.01 Affirmative Covenants. From the date hereof through immediately prior to the Effective Time, the Company shall cause the German Subsidiary to carry on the Business in the Ordinary Course of Business. From the date hereof through immediately prior to the Effective Time, except as otherwise expressly provided herein, the Company shall, and the Company shall cause each of its Subsidiaries other than the German Subsidiary to, carry on the Business in the Ordinary Course of Business and substantially in the same manner as previously conducted unless the Purchaser shall have otherwise given its prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Without limiting the generality of the foregoing, unless the Purchaser shall have otherwise given its prior written consent with respect to the Company and its Subsidiaries other than the German Subsidiary, such consent not to be unreasonably withheld, conditioned or delayed, the Company shall, and the Company shall cause the other Company Entities to:

(a) conduct the Business, including its cash management customs and practices (including the collection of receivables and payment of payables) and billing, marketing, sales and discount practices, only in the usual and Ordinary Course of Business, and use commercially reasonable efforts to keep its business organization, properties, assets and business relationships intact;

(b) cooperate with the Purchaser in the Purchaser’s investigation of the Business;

(c) maintain the existence of and use reasonable best efforts to protect all Intellectual Property owned or exclusively licensed to the Company Group;

(d) use reasonable best efforts to cause the conditions to the Purchaser’s obligation to close to be satisfied as soon as practicable, including obtaining third party consents;

(e) use reasonable best efforts to do all things necessary and proper to consummate the transactions contemplated by this Agreement as soon as practicable;

(f) deliver to the Purchaser written notice of any communication, oral or written, from any employee in the Company Group indicating that such employee is terminating, has terminated, or intends to terminate, such employee’s employment with the Company Group, such notice to be delivered within 48 hours after the Company obtains Knowledge of any such communication; and

(g) deliver to the Purchaser written notices, if, to the Knowledge of the Company, (A) any fact, change, condition, circumstance, event, occurrence or non-occurrence has caused or is reasonably likely to cause any representation or warranty in this Agreement made by the Company to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Closing, (B) any material failure has occurred on the part of the Company or any Stockholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or under the Stockholder Consents or Support Agreements, or (C) (1) any injunction, writ or other Order of any nature by any Governmental Authority is issued to the effect that, or directs that, the transactions provided for herein shall not be consummated as herein provided or (2) any legal proceeding pending or threatened before any Governmental Authority exists with respect to the transactions contemplated hereby, in any event, no later than 48 hours after the Company obtains Knowledge of any of the events described in this clause (g); provided that the delivery of any notice pursuant to this clause (g) shall not limit or otherwise affect the remedies available hereunder to the Purchaser or the Merger Sub, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

5.02 Negative Covenants. From the date hereof through immediately prior to the Effective Time, except as otherwise provided herein, unless the Purchaser shall have otherwise given its prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, the Company shall not, and shall cause the Hungarian Subsidiary and the U.K. Subsidiary not to:

(a) take any action or omit to take any action that would require disclosure under Section 3.13 (without giving effect to any “date hereof” qualification set forth therein) as of the Closing Date, other than any action that is permitted by this Section 5.02;

(b) hire or otherwise enter into or amend any employment or consulting agreement or arrangement with any Person;

(c) (A) make any change in the compensation or benefits payable to any of its current or former directors, officers, employees, consultants or other individual service providers, other than, in the case of employees who are not officers or directors, normal increases in base salaries made in the Ordinary Course of Business, (B) enter into, amend or increase (1) the compensation or benefits to be provided under the Management Incentive Program or (2) any bonus, stay-on or retention, change in control, severance or termination pay to any director, officer, employee, consultant or other individual service provider, (C) enter into, adopt, amend or terminate any Employee Plan (except to the extent required by applicable Law, or as necessary to conform any such Employee Plan with applicable Law or as necessary to comply with this Agreement), (D) take any action to cause to accelerate the payment, funding, right to payment or vesting of any compensation or benefits (except as required pursuant to this Agreement), (E) terminate the employment or service of any employee of the Company Group, other than for cause, or (F) grant or announce any equity-based incentive awards (other than the issuance of shares pursuant to the exercise of options);

(d) implement any series of employee layoffs that could implicate the WARN Act;

(e) establish, adopt, enter into, or amend any collective bargaining agreement or any other agreement with any labor union or other labor organization;

(f) (A) enter into or amend any Contract or arrangement, (B) directly or indirectly engage in any transaction, arrangement or other Contract with any officer, director, Stockholder or Affiliate of the Company Group or any Person who, to the Knowledge of the Company, is a relative of any such officer, director, Stockholder or Affiliate, or (C) incur any Debt, except in each case under clauses (A), (B) and (C) in the Ordinary Course of Business;

(g) settle or compromise any material legal proceeding or threatened material legal proceeding or commence or threaten any material legal proceeding;

(h) except as required by this Agreement, materially amend or modify or terminate any agreement the disclosure of which would be required by Section 3.09 if such agreement were in effect as of the date of this Agreement;

(i) introduce any material change with respect to the operation of the Company Group;

(j) enter into any contract, agreement or arrangement that obligates the Company Group to develop any Intellectual Property related to the Company Group or the Company Products for the benefit of a third party;

(k) make or change any material election with respect to Taxes, adopt or change any material accounting method pertaining to Taxes other than as required by GAAP, amend any Tax Return, enter into any closing agreement related to Taxes, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, surrender any right to claim a Tax refund, fail to file any Tax Return or fail to pay any Tax that becomes due, or take any other similar action relating to the filing of any Tax Return or the payment of any material Tax outside the Ordinary Course of Business or inconsistent with the Company’s past practices;

(l) license any of the Company Group’s Intellectual Property, except in the Ordinary Course of Business;

(m) sell, dispose of, or permit to lapse any of the Company Intellectual Property required to be disclosed in Section 3.17(b) of the Company Disclosure Schedules other than in the Ordinary Course of Business;

(n) change any accounting practice other than as required by GAAP;

(o) divert any aspect of the Business to the German Subsidiary in order to avoid the restrictions set forth in this Section 5.02 or take any other action outside of the Ordinary Course of Business; or

(p) agree to do anything prohibited by this Section 5.02.

5.03 Exclusivity. The Company shall not, and the Company shall cause the other Company Entities and its and their respective officers, directors, employees, Stockholders and Representatives not to, directly or indirectly, (i) solicit, initiate, facilitate, or encourage the submission of any Acquisition Proposal or accept any Acquisition Proposal; (ii) participate in any discussions, negotiations or other communications (as a sender thereof) regarding, or furnish to any Person any information with respect to, or take any other action to knowingly facilitate or encourage any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or otherwise knowingly cooperate in any way, knowingly assist or knowingly participate in, knowingly facilitate or knowingly encourage any effort or attempt by any other Person to seek to do any of the foregoing; or (iii) enter into any agreement with respect to, or in connection with, any Acquisition Proposal. Immediately following the execution and delivery of this Agreement, the Company shall, and the Company shall cause the other Company Entities and its and their respective officers, directors, employees, Stockholders and Representatives to, cease and cause to be terminated all existing discussions, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. If any Person, whether or not in his or her capacity as an officer, director, employee, Stockholder or Representative of the Company or any other Company Entity, takes any action that the Company is obligated pursuant to this Section 5.03 to cause such Person not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.03. The Company shall, as promptly as practicable (and in any event within 48 hours after the Company obtains knowledge thereof), notify the Purchaser if any Acquisition Proposals, or any expressions of interest for the acquisition of the Business, are made, including the identity of the Person(s) making the inquiry or proposal or expression of interest and any other relevant parties and the terms and conditions of such inquiry or proposal or expression of interest. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

5.04 Monthly Financial Statements. The Company shall promptly deliver to the Purchaser copies of the Company Group’s consolidated monthly financial statements (as, and to the extent, prepared in the Ordinary Course of Business for internal use) as they are finalized between the date of this Agreement and the Closing Date on or prior to the tenth Business Day following the last day of each such month (the “Monthly Financial Statements”). The Monthly Financial Statements shall be prepared in accordance with customary practices, shall be consistent, in all material respects, with the books and records of the Company Group, and shall fairly present, in all material respects, the Company’s consolidated balance sheets and the related consolidated statements of operations and cash flows for the monthly and year-to date periods then ended.

5.05 Public Announcements. Unless otherwise required by applicable Law, no Company Entity shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media or other third party without the prior written consent of the Purchaser.

5.06 Indemnification of Officers and Directors.

(a) The Purchaser agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing and rights to advancement of expenses relating thereto now existing in favor of any Person who is now, or has been at any time prior to the date of this Agreement, an officer or director of the Company, or any of its predecessors (the “D&O Indemnified Persons”), as provided in any indemnification agreement between the Company and such D&O Indemnified Persons in effect as of the date hereof in the forms made accessible to the Purchaser prior to the date hereof, shall survive the Closing, and the Purchaser will cause the Surviving Corporation to honor and enforce such agreements. For the avoidance of doubt, however, this Section 5.06 shall not override or otherwise impair the Purchaser’s or other Purchaser Indemnified Parties right to seek indemnification in accordance with ARTICLE VII.

(b) The Company shall obtain “tail” insurance policies with a claims period of at least six years from the Effective Time with a $1,000,000 aggregate coverage limit and otherwise substantially the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing directors and officers liability insurance policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The cost of the D&O Tail Policy, to the extent not paid prior to the Operative Time, shall be included in the determination of Estimated Transaction Expenses and Closing Transaction Expenses. During the term of the D&O Tail Policy, the Purchaser shall not (and shall cause the Surviving Corporation not to), without the prior written consent of the Stockholder Representative, take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, however, that none of the Purchaser, the Surviving Corporation, or any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy other than through satisfying the payment of Transaction Expenses at the Closing in accordance with this Agreement.

(c) The provisions of this Section 5.06 (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person and his or her heirs and representatives, (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise and (iii) shall survive the Closing Date.

5.07 Reasonable Best Efforts; Consents.

(a) Subject to the terms and conditions of this Agreement, the Company, the Purchaser and the Merger Sub agree to use their respective reasonable best efforts to take, or cause to be taken, all appropriate actions to do, or cause to be done, and assist and cooperate with the other parties hereto in doing, or causing to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including (i) to satisfy the respective conditions set forth in ARTICLE VI, (ii) to comply promptly with all legal requirements that may be imposed on it with respect to this Agreement and the transactions contemplated hereby by any Governmental Authority and (iii) to the extent provided in Section 5.07(b) and Section 5.07(c) with respect to the party required to obtain any Consent, to obtain any Consent of any Governmental Authority or other third-party required to be obtained or made by the Company, the Purchaser or the Merger Sub, or any of their respective Subsidiaries or Affiliates in connection with the Merger or the taking of any action contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, no party to this Agreement shall be obligated (x) to commence or defend any legal proceeding required to obtain any such Consent or (y) to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses in order to obtain any such Consent.

(b) (i) To the extent required at or prior to the Effective Time but excluding the filing of the Certificate of Merger under the DGCL, the Company shall be responsible for making all filings and the giving of all notices relating to all Consents of Governmental Authorities and for making all registrations and filings with Governmental Authorities, in each case to the extent required for the consummation of the transactions contemplated hereby, in each case to the extent listed in Section 3.04 of the Company Disclosure Schedule. (ii) To the extent required after and not before the Effective Time, the Purchaser and the Merger Sub shall be responsible for making the filings and the giving of the notices relating to all Consents of Governmental Authorities and making the registrations and filings with Governmental Authorities, in each case to the extent listed in Section 3.04 of the Company Disclosure Schedule as a filing or notice to be given after the Effective Time.

(c) The Company shall use its reasonable best efforts to obtain, at its expense, all Consents from third parties (i.e., Persons that are not Governmental Authorities) and to give all notices to third parties, as are required to be listed in Section 3.04 of the Company Disclosure Schedule.

5.08 Access to Information; Confidentiality.

(a) Subject to compliance with applicable Law, at any time from the date of this Agreement until the Closing Date or termination of this Agreement, the Purchaser, the Merger Sub and their respective employees and Representatives shall, at the Purchaser’s and the Merger Sub’s sole cost and expense, be entitled to enter upon or otherwise have access to (remote or otherwise) and make such reasonable investigation of the assets, properties, business and operations of the Company Entities, and such examination of the books and records, financial condition and operations of the Company Entities, as the Purchaser or the Merger Sub may reasonably request. Any such investigation and examination shall be conducted in compliance with applicable Law (including without limitation restrictions imposed in response to the coronavirus) at reasonable times during normal business hours upon reasonable prior notice and under reasonable circumstances; provided that (i) such investigation shall not unreasonably interfere with the business operations of the Company Entities and (ii) if requested by the Company, access to the work papers of the Company Group’s accounting firm shall be conditioned upon the Purchaser’s and the Merger Sub’s agreeing to customary assurances requested by such accounting firm. Neither the Company nor any of the other Company Entities shall be required to provide access to or to disclose information where such access or disclosure would result in the loss of attorney-client privilege or be prohibited under any applicable Law, Order or binding Contract entered into prior to the date of this Agreement; provided, that in the event that any Company Entity relies on this sentence to withhold access or disclosure, the Company shall, to the extent permitted by Law and the protection of such attorney-client privilege, notify the Purchaser of the nature of the withheld information and provide the Purchaser with (x) reasonable substitute disclosure to accommodate the Purchaser’s objectives and (y) a reasonable opportunity to seek an appropriate remedy or waiver of compliance with the terms of this Agreement.

(b) The parties acknowledge that the Purchaser and the Company have previously executed a confidentiality agreement dated February 10, 2022 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except to the extent expressly modified herein.

(c) The Company shall, if requested by the Purchaser, introduce the Purchaser to such customers and suppliers of the Company Group that the Purchaser shall identify for the purpose of facilitating the post-Closing integration of the Business into the Purchaser’s business.

5.09 Tax Matters.

(a) Preparation of Tax Returns.

(i) The Purchaser shall cause to be prepared and cause to be filed all Tax Returns for the Company Group for all taxable periods or portions thereof ending on or prior to the Closing Date that are filed after the Closing Date. Solely with respect to any such Tax Returns that are filed before the day immediately following the 12 month anniversary of the date on which the Effective Time occurs, the Purchaser shall provide the Stockholder Representative, for the Stockholder Representative’s review and comment, copies of any such income and other material Tax Returns a reasonable time prior to their filing (and at least 30 days prior to their filing in the case of income Tax Returns, provided that, to the extent that the due date for filing a Tax Return is less than 40 days after the Closing Date, Purchaser will provide the Stockholder Representative copies of such Tax Returns as soon as is practicable), together with any related records and documentation reasonably requested by the Stockholder Representative. The Purchaser shall consider in good faith all reasonable comments timely provided in writing by the Stockholder Representative. The Purchaser shall be entitled to recover from the Indemnification Escrow Fund: (i) Taxes due with respect to any such Tax Return that relate to taxable periods ending on or prior to the Closing Date, (ii) Taxes due with respect to any such Tax Return that relate to a Straddle Period that are attributable under Section 5.09(a)(ii) to the portion of such Straddle Period ending on the Closing Date and (iii) the reasonable third-party professional fees incurred in connection with the preparation and filing of any Tax Returns for the Company Group for the taxable periods ending on or prior to January 31, 2022, that are filed after the Closing Date, in each case, to the extent such Taxes or other amounts are not included in the calculation of the Company Group’s Working Capital as of the Operative Time, Closing Transaction Expenses, or Closing Debt, in each case, as finally determined hereunder.

(ii) The portion of any Taxes for a taxable period beginning before and ending after the Closing Date (each, a “Straddle Period”) allocable to the portion of such period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (A) are based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property, other than transfer Taxes allocated under Section 5.09(c), the amount which would be payable if the taxable year ended with the Closing Date based on an interim closing of the books and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. The amount of Taxes allocable to the portion of any taxable period ending on the Closing Date shall be determined by treating the taxable year of any pass-through entity or CFC as terminated as of the end of the Closing Date (including for purposes of recognizing any income pursuant to Sections 951, 956 and 951A of the Code). For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 5.09(a)(ii), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion.

(iii) The Purchaser and the Stockholder Representative shall cooperate, and shall cause their respective Affiliates (including the Company), officers, employees, agents, auditors and Representatives reasonably to cooperate, with each other in preparing and filing all Tax Returns of the Company Group, resolving all disputes relating to Taxes of the Company Group, and handling all proceedings, examinations, and audits relating to Tax matters of the Company Entities, including maintaining and making available all records necessary in connection with such Tax Returns, disputes and Tax matters. The Purchaser shall retain the books and records of the Company Group for the period ending seven (7) years after the Closing Date.

(b) Tax Sharing Agreements. Any and all Tax sharing agreements or practices to which any Company Entity is a party or otherwise subject shall be terminated as of the Closing Date and no payments relating thereto shall be made subsequent to the Operative Time.

(c) Transfer Taxes. All transfer, sales and use, registration, stamp and similar Taxes incurred in connection with the signing of this Agreement or the consummation of the transactions contemplated by this Agreement shall be borne 50% by the Participating Securityholders by claim against the Indemnification Escrow Fund and 50% by the Purchaser.

(d) Tax Refunds and Credits. The Purchaser shall pay, in the manner set forth below, an amount (the “Tax Refund Amount”) equal to any Tax refunds actually received, whether directly or through application as a credit, after Closing and before the day immediately following the 12 month anniversary of the date on which the Effective Time occurs, that are attributable to Taxes paid by any Company Entity (or economically borne by the Participating

Securityholders) with respect to a taxable period or portion thereof ending on or prior to the Closing Date (determined, in the case of a Straddle Period, based upon the principles under Section 5.09(a)(ii)); provided, however, that the Purchaser shall not be required to pay over any such Tax refund or credit (including any interest received with respect to such refund from the applicable Taxing Authority) to the extent such Tax refund or credit: (i) arises as a result of a Tax paid by the Purchaser or any of its Affiliates (including any Company Entity) after the Closing to the extent that such Tax was not (A) a Tax for which a Purchaser Indemnified Party has been indemnified under this Agreement (including for the avoidance of doubt, pursuant to recovery contemplated in the last sentence of Section 5.09(a)(i)), or (B) a Tax included in the calculation of the Company Group’s Working Capital as of the Operative Time or Closing Debt, in each case, as finally determined hereunder; (ii) is required to be paid to a third-party pursuant to a contract or agreement in place as of the Closing; or (iii) is attributable to a carryback of an item that is attributable to any taxable period or portion thereof that begins after the Closing Date. The payment of any such Tax Refund Amount shall be made by the Purchaser within 10 Business Days of such receipt, net of any Taxes with respect to the receipt or delivery thereof and any reasonable out-of-pocket costs or expenses incurred in obtaining such Tax refund or credit. Notwithstanding the foregoing, nothing in this Section 5.09(d) shall require the Purchaser or any of its Affiliates (including any Company Entity) to seek a Tax refund or credit from any Taxing Authority. For the avoidance of doubt, solely for purposes of this Section 5.09(d), the term “credit” means any economic benefit for previously paid Taxes during a taxable period or portion thereof ending on or prior to the Closing Date other than amounts paid in cash as a refund. To the extent that a Tax Refund Amount is payable pursuant to this Section 5.09(d), the Purchaser shall pay such Tax Refund Amount, in cash, to the Agent, by wire transfer of immediately available funds for further distribution to the Participating Securityholders in accordance with the directions set forth in the Distribution Waterfall; provided, however, that the portion of such Tax Refund Amount that is payable to holders of Stock Options or other Awards pursuant to the Distribution Waterfall shall, in lieu of being paid to the Agent, be paid to the Company in accordance with the procedures set forth in Section 2.03(a).

5.10 Continuing Employees and Benefit Plans Post-Closing.

(a) The Purchaser shall use commercially reasonable efforts to treat, and shall use commercially reasonable efforts to cause each benefit plan sponsored, maintained, or contributed to by the Purchaser or any of its Subsidiaries after the Closing (other than (i) any equity or equity-based compensation plan, program, agreement or arrangement, (ii) any cash bonus program designed, in whole or in substantial part, to provide benefits in the event of a change in control of the Purchaser or any of its Subsidiaries or (iii) for purposes of benefit accruals under any defined benefit pension plan or retiree health or welfare plan or arrangement) and in which any employee of a Company Entity who remains an employee after the Effective Time (each a “Continuing Employee”) participates or becomes eligible to participate (each, a “Purchaser Benefit Plan”) to treat, for purposes of determining eligibility to participate and vesting all service with the Company Entities as service with the Purchaser and its Affiliates; provided, however, such service shall not be recognized (i) to the extent that such recognition would result in a duplication of benefits or coverage or such service was not recognized under the corresponding Employee Plan, (ii) with respect to a newly established plan for which prior service is not taken into account for similarly situated employees of the Purchaser or any of its Subsidiaries or (iii) with respect to any equity or equity-based compensation plan, program, agreement or arrangement or with respect to any cash bonus program designed, in whole or in substantial part, to provide benefits in the event of a change in control of the Purchaser or any of its Subsidiaries.

(b) The Purchaser shall cause each Purchaser Benefit Plan, to the extent permitted by the Purchaser Benefit Plan, that is a welfare plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, evidence of insurability requirements, and pre-existing condition limitations and exclusions with respect to each Continuing Employee to the extent waived, satisfied, or not included under the analogous Employee Plan, and (ii) to recognize for each Continuing Employee for purposes of applying annual deductible, co-payment, and out-of-pocket maximums under such Purchaser Benefit Plan any deductible, co-payment, and out-of-pocket expenses paid by the Continuing Employee under an analogous Employee Plan during the plan year in which the Closing Date occurs. To the extent any of the foregoing is not permitted by the applicable Purchaser Benefit Plan, the Purchaser shall use reasonable commercial efforts to cause the foregoing to be permitted.

(c) No provision of this Agreement is intended, or shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind or nature whatsoever in any Continuing Employee, consultant, contractor, or any other Person performing similar functions, including any rights of employment or service for any specified period and/or any employee benefits, in favor of any union, association, Continuing Employee, consultant, or contractor or any other Person performing similar functions. In addition, no provision of this Agreement is intended, or shall be interpreted, to establish or amend any term or condition of any Employee Plan, any Purchaser Benefit Plan, or any other employee related plan, program, or policy of any Company Entity, the Purchaser, or any of their respective Affiliates or to alter or limit the ability of any Company Entity, the Purchaser, or their respective Affiliates to amend, modify, or terminate any Employee Plan or any other benefit plan, program, agreement, or arrangement.

5.11 Joinder Agreements; Stockholder Consents and Support Agreements; Management Inducement Agreements. The Company shall use reasonable commercial efforts to (i) cause each holder of Company Capital Stock who has not executed both a Stockholder Consent and a Support Agreement on or prior to the date hereof to execute a Joinder Agreement and thereby become Inducing Stockholders for purposes of this Agreement and (ii) cause the participants in the Management Incentive Program to execute Management Inducement Agreements.

5.12 280G Covenants. No later than five Business Days after the date hereof, Purchaser shall provide the Company with all information reasonably necessary to allow the Company to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by Purchaser or its Subsidiaries or Affiliates (“Purchaser Payments”), together with all Potential 280G Benefits (as defined below), would be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code (and shall further provide any such updated information as is reasonably necessary prior to the solicitation of the 280G Waiver and 280G Approval (each such term as defined below)). Prior to the Closing Date, the Company shall (a) obtain from each Person, if any, who could receive any payments and/or benefits that may be subject to an excise tax under Section 4999 of the Code or that may be non-deductible under Section 280G of the Code in connection with the consummation of the transactions contemplated by this Agreement, whether alone or together with any other event (a “Potential 280G Benefit”), a duly executed waiver with respect to any payments and/or benefits, if any, that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code and the regulations promulgated thereunder) (without regard to Treas. Reg. 1.280G-1, Q&A 9) (each a “280G Waiver”), and (b) submit to the stockholders of the Company for approval, in a manner that complies with Section 280G(b)(5)(B) of the Code, the Potential 280G Benefits, such that, if approved by the stockholders of the Company, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G(b)(2) of the Code and the regulations thereunder, and, if applicable, prior to the Closing Date, the Company shall deliver to the Purchaser evidence reasonably satisfactory to the Purchaser (i) that approval of the stockholders of the Company was solicited in conformance with Section 280G and the regulations promulgated thereunder, and, if applicable, the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder approval (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence that such “parachute payments” shall not be made or provided, pursuant to the applicable 280G Waivers which were executed by the affected individuals prior to the Closing Date. Prior to submitting the Potential 280G Benefits to the stockholders of the Company, the Company will provide to the Purchaser a draft of all documents and calculations of the parachute payments contemplated in this Section 5.12 and all relevant supporting documentation. The Company will accept all reasonable comments that are made by the Purchaser or its Representatives. Notwithstanding anything to the contrary in this Section 5.12 or otherwise in this Agreement, to the extent the Purchaser has provided inaccurate information, or the Purchaser’s omission of information has resulted in inaccurate information, with respect to any Purchaser Payments, there shall be no breach by the Company of the covenant contained herein to the extent caused by such inaccurate or omitted information.

5.13 Paying Agency Agreement and Escrow Agreement. The Company and Purchaser shall cooperate, and shall cause their respective Affiliates, officers, employees, agents and Representatives reasonably to cooperate, with each other to reach agreement on the terms and conditions of a Paying Agency Agreement and Escrow Agreement, in each case in a form mutually agreed to by the Company and Purchaser, with such agreement not to be unreasonably withheld, conditioned or delayed.

ARTICLE VI

CONDITIONS OF CLOSING

6.01 Conditions to the Obligations of the Purchaser and the Merger Sub. The obligations of the Purchaser and the Merger Sub to consummate the transactions to be performed by each in connection with the Closing are subject to satisfaction of the following conditions as of the Closing:

(a) Each of the Fundamental Representations and each of the representations and warranties set forth in Section 3.08(a), Section 3.08(c), Section 3.08(e) and Section 3.13(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date and time (or, for representations and warranties that refer specifically to an earlier date, shall have been true and correct in all respects as of such specified date). Each of the representations and warranties set forth in Section 3.08(d) shall be true and correct in all respects (except for inaccuracies that, individually and in the aggregate, have no more than a de minimis effect) as of the date hereof and as of the Closing Date (or, for representations and warranties that refer specifically to an earlier date, shall have been so true and correct as of such specified date). Each of the representations and warranties contained in ARTICLE III, other than the Fundamental Representations and each of the representations and warranties set forth in Section 3.08(a), Section 3.08(c), Section 3.08(d), Section 3.08(e) and Section 3.13(a), shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct in all respects) as of the date hereof and as of the Closing Date as though made on and as of such date and time (or, for such of these representations and warranties that refer specifically to an earlier date, shall have been true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct in all respects) as of such specified date).

(b) The Company shall have performed and complied in all material respects with all of its covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing Date.

(c) There shall not have occurred a Material Adverse Effect since the date of this Agreement.

(d) There shall not be any (i) Order issued and directing that the transactions contemplated hereby not be consummated or (ii) legal proceeding commenced or otherwise brought by any Person before any Governmental Authority with respect to the transactions contemplated hereby, other than any legal proceeding pursuant to which any Stockholder who has not signed both a Stockholder Consent and Support Agreement, or a Joinder Agreement or a Management Inducement Agreement, exercises appraisal rights.

(e) The Estimated Closing Statement shall have been prepared in accordance with Section 2.13(a) and shall be in form and substance acceptable to the Purchaser. The Distribution Waterfall shall have been prepared in accordance with Section 2.14 and shall be in form and substance acceptable to the Purchaser.

(f) Prior to the Closing, the Company shall have provided the Agent with such information as the Agent reasonably requests in order to assure that the Distribution Waterfall is properly reflected in the portal that the Agent shall utilize in making payments to Participating Stockholders and Participating Warrantholders pursuant to the Payment Agency Agreement and the Escrow Agreement.

(g) At or prior to the Closing, the Purchaser shall have received all of the items described in Section 2.05(a).

(h) Any applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and under any foreign antitrust, competition or pre-merger notification law as may be required to consummate the Merger shall have expired or been terminated.

(i) All of the Stockholder Consents and Support Agreements delivered or made available to the Purchaser on or prior to the date hereof (representing (i) not less than 83.91% of the shares of Company Capital Stock outstanding immediately prior to the Effective Time (calculated on an as-converted to Common Stock basis), (ii) not less than 97.57% of the shares of Preferred Stock outstanding immediately prior to the Effective Time (calculated on an as-converted to Common Stock basis), (iii) not less than 100% of the shares of Series C Preferred outstanding immediately prior to the Effective Time and (iv) not less than 92.68% of the shares of Series D Preferred outstanding immediately prior to the Effective Time) and all of the Joinder Agreements delivered to the Purchaser subsequent to the date hereof, shall have remained in full force and effect. Holders of not less than 97.5% of the shares of Company Capital Stock outstanding immediately prior to the Effective Time (calculated on an as-converted to Common Stock basis) shall have executed and delivered (x) a Stockholder Consent and a Support Agreement, (y) a Joinder Agreement or (z) a Management Inducement Agreement.

(j) At or prior to the Closing, the Purchaser shall have received fully signed inducement agreements, in the form and substance of Exhibit H annexed hereto (each, an “Management Inducement Agreement”), from each Person eligible to receive benefits under the Management Incentive Program.

(k) The Purchaser shall have received a certificate dated as of the Closing Date, in form and substance reasonably satisfactory to the Purchaser, executed by the chief executive officer or chief financial officer of the Company on behalf of the Company, to the effect that the conditions set forth in Section 6.01(a), Section 6.01(b) and Section 6.01(c) have been satisfied.

(l) The Company shall have obtained (or, in the case of notices, the Company shall have made) on terms reasonably satisfactory to the Purchaser and delivered to the Purchaser, all Governmental Consents that are required for the consummation of the Merger and the operation of the Business immediately after Closing, or that are required in order to prevent a breach of or default under the Contracts listed on Schedule 6.01(l).

(m) At least 21 days shall have elapsed since the date on which the Stockholder Notice shall have been sent to every Stockholder that did not execute a Stockholder Consent and a Support Agreement on or prior to the date hereof. Appraisal rights pursuant to Section 262 of the DGCL shall not have been exercised (i) by any Person who executed and delivered a Stockholder Consent or a Support Agreement prior to the execution of this Agreement or a Joinder Agreement or Management Inducement Agreement subsequent to the execution of this Agreement or (ii) otherwise with respect to more than two and a half percent (2.5%) of the Company Capital Stock outstanding as of immediately prior to the Effective Time (calculated on an as-converted to Common Stock basis); provided, that this Section 6.01(m) shall not limit in any respect the Purchaser’s right to receive indemnification pursuant to ARTICLE VII to the extent that any Person recovers upon exercise of such rights more than the amount that such Person would be entitled to receive pursuant to the Distribution Waterfall.

(n) (A) With respect to each Warrant, the notice period under such Warrant shall have expired or the Company shall have received a written waiver of such notice requirement signed by the holder of such Warrant. (B) With respect to the Hercules Capital Warrant, the Company and the holder of such Warrant shall have executed and delivered to the Purchaser a Warrant compliance certificate in the form and substance of the certificate annexed hereto as Exhibit I. (C) With respect to the Deutsche Bank Warrant, the Company and the holder of such Warrant shall have executed and delivered to the Purchaser a Warrant compliance certificate in the form and substance of the certificate annexed hereto as Exhibit J. (D) With respect to the Pacific Western Bank Warrant, the Company and the holder of such Warrant shall have executed and delivered to the Purchaser a Warrant compliance certificate in the form and substance of the certificate annexed hereto as Exhibit K. (E)With respect to the Trinity Capital Warrant, the Company shall have advised the holder that by virtue of the amount of Aggregate Merger Consideration payable to the holders of the Series C-1 Preferred, no portion of the Aggregate Merger Consideration shall be payable to such holder and that such Warrant shall terminate as of the Effective Time. (F) With respect to the Lee Warrant, the Company and the holder of such Warrant shall have executed and delivered to the Purchaser a Warrant compliance certificate in the form and substance of the certificate annexed hereto as Exhibit L. (G) The Distribution Waterfall shall be consistent in all respects with this Section 6.01(n) and the information provided in the Warrant compliance certificates delivered pursuant to this Section 6.01(n).

(o) The Agent shall have agreed to be bound by a Paying Agency Agreement and Escrow Agreement, in each case acceptable to Purchaser, with such acceptance not to be unreasonably withheld, conditioned or delayed.

(p) The Employment Agreements and Restricted Covenants Agreements shall not have been amended, modified or terminated.

The Purchaser and Merger Sub may waive any condition specified in this Section 6.01 in writing at or prior to the Closing.

6.02 Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions as of the Closing:

(a) Each of the representations and warranties set forth in Section 4.01(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date and time. Each of the representations and warranties contained in ARTICLE IV, other than the representations and warranties set forth Section 4.01(b), shall be true and correct in all material respects (disregarding all qualifications of materiality or similar qualifiers) as of the date hereof and as of the Closing Date as though made on and as of such date and time (or, for such of these representations and warranties that refer specifically to an earlier date, shall have been true and correct in all material respects (disregarding all qualifications of materiality or similar qualifiers) as of such specified date).

(b) Each of the Merger Sub and the Purchaser shall have complied in all material respects with all of its covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing Date.

(c) There shall not be any Order issued and directing that the transactions contemplated hereby not be consummated.

(d) At or prior to the Closing, the Company shall have received all of the items described in Section 2.05(b).

(e) The Company shall have received a certificate dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, executed by the chief executive officer, chief financial officer or chief legal officer of the Purchaser on behalf of the Purchaser, to the effect that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

(f) Any applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and under any foreign antitrust, competition or pre-merger notification law as may be required to consummate the Merger shall have expired or been terminated.

(g) The Agent shall have agreed to be bound by a Paying Agency Agreement and Escrow Agreement, in each case acceptable to the Company, with such acceptance not to be unreasonably withheld, conditioned or delayed

The Company may waive any condition specified in this Section 6.02 in writing at or prior to the Closing.

ARTICLE VII

INDEMNIFICATION

7.01 Survival of Representations, Warranties and Covenants. Subject to the limitations and other provisions of this Agreement, the representations, warranties and covenants provided for in this Agreement and any certificate delivered pursuant hereto will survive the Closing for a period of 12 months from the Closing Date, at which point they shall expire. The survival period of each warranty, covenant or agreement as provided in this Section 7.01 is hereinafter referred to as the “Survival Period.” Any claim for indemnification not made by a party hereto on or prior to the last day of the Survival Period shall be irrevocably and unconditionally released and waived; provided, however, that any obligation to indemnify and hold harmless under this ARTICLE VII shall not terminate with respect to any Losses for which the indemnified Party timely asserts a claim for indemnification with reasonable specificity and in writing by notice to the indemnifying party in accordance herewith before the termination of the Survival Period and that claim will survive until finally resolved. For the avoidance of doubt, it is the express intent of the parties hereto that, (i) if the Survival Period for a matter contemplated by this ARTICLE VII is longer than the statute of limitations that would otherwise have been applicable to such matter, then, by contract, the applicable statute of limitations with respect to such matter shall be extended to the longer Survival Period contemplated hereby and (ii) if the Survival Period for a matter contemplated by this ARTICLE VII is shorter than the statute of limitations that would otherwise have been applicable to such matter, then, by contract, the shorter Survival Period contemplated hereby shall apply. The Parties further acknowledge that the Survival Period set forth in this Section 7.01 for the assertion of claims or bringing of actions under this Agreement is the result of arm’s-length negotiation among the parties hereto and that the parties hereto intend for the time periods to be enforced as agreed by the parties hereto.

7.02 Indemnification by the Company Indemnifying Parties. Subject to the limitations on indemnification provided for in this ARTICLE VII, from and after the Effective Time the Participating Securityholders shall, on a several and not joint basis, indemnify, defend and hold Purchaser, the Company and their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all losses, liabilities, claims, demands, judgments, damages (excluding incidental and punitive damages), fines, suits, actions, Taxes, costs and expenses, including reasonable professional fees incurred in connection therewith (individually, a “Loss” and, collectively, “Losses”), resulting from:

(a) the breach or violation of or inaccuracy as of the date of this Agreement or as of the Closing Date in any representation or warranty made by the Company contained in this Agreement or in any other document executed and delivered by the Company in connection with the consummation of the transactions contemplated hereby;

(b) the breach, failure to perform or violation of any covenant or agreement of the Company contained in this Agreement or in any other document executed and delivered by the Company in connection with the consummation of the transactions contemplated hereby;

(c) any claims by a stockholder or former stockholder of the Company or any other Person seeking to assert, or based upon: (i) any assertion that such Person is entitled to receive, upon conversion of such Person’s shares of Company Capital Stock as of the Effective Time, any amount other than the amount provided for such Person in the Distribution Waterfall or in the information provided by the Company to the Agent for purposes of enabling the Agent to perform its obligations under the Payment Agency Agreement or the Escrow Agreement, (ii) any assertion that the Distribution Waterfall is inaccurate in any respect, (iii) the ownership or rights to ownership of any shares of Company Capital Stock or any other equity interests in the Company, (iv) any rights or obligations under the Company Charter, the by-laws of the Company, the organizational documents of the Company or its Subsidiaries, the Voting Agreement or any other Contract entered into in connection with the issuance of any shares of Company Capital Stock or Company Equity Incentives, (v) any assertion that the Company Board failed to act in accordance with its fiduciary duties in connection with its approval and recommendation of this Agreement or in connection with any other matter pertaining to this Agreement, (vi) any claim that his, her or its shares were wrongfully repurchased by the Company or its Subsidiaries in the past, or (vii) any amounts required to be paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received under the Distribution Waterfall had such holders not exercised their appraisal rights;

(d) any unpaid Transaction Expenses as of the Operative Time that are not included in the calculation of Closing Transaction Expenses, any Debt as of the Operative Time that is not included in the calculation of Closing Debt or any unpaid Change in Control Payments as of the Operative Time that are not included in the calculation of Closing Change in Control Payments;

(e) the following Taxes, to the extent not included in the calculation of the Company Group’s Working Capital as of the Operative Time, Closing Transaction Expenses, or Closing Debt, in each case, as finally determined hereunder: (i) any Taxes of any of the Company Entities for or relating to the operation of the Business during any taxable period (or portion thereof) ending on or before the Closing Date, including any such Taxes contemplated by Section 5.09(a); (ii) any Taxes for which any of the Company Entities has any liability under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision of state, local or foreign Laws as a result of being a member of an affiliated, consolidated, combined, unitary or similar group on or prior to the Closing Date; (iii) any Taxes for which any of the Company Entities has any liability as a transferee or successor, pursuant to any contractual obligation or otherwise, which Tax is attributable to the operations of any of the Company Entities on or prior to the Closing Date or an event or transaction occurring before the Closing; (iv) all Taxes for which Participating Securityholders are liable pursuant to Section 5.09(c); and (v) any Tax liability in connection with any payment to the Participating Securityholders or otherwise pursuant to the Distribution Waterfall pursuant to this Agreement (reduced by any amount of Tax actually withheld under the provisions of this Agreement), including the employer portion of payroll taxes and/or social security contributions thereon;

(f) any inaccuracy in the Distribution Waterfall or in the information provided to the Agent by the Company not covered by the foregoing provisions of this Section 7.02;

(g) the failure to pay any Person the amount to which such Person is entitled pursuant to the Management Incentive Program;

(h) any indemnification or expense advancement payments that are payable to any D&O Indemnified Persons in excess of amounts recoverable under the D&O Tail Policy;

(i) the defense of any claim with respect to which the Purchaser Indemnified Parties are entitled to indemnification hereunder;

(j) the matters referenced in Section 7.02(j) of the Company Disclosure Schedule as “Diligence Identified Matters” (with any indemnification for Losses for such matters to be subject to any limitations set forth in Section 7.02(j) of the Company Disclosure Schedule for such “Diligence Identified Matters”); or

(k) any fraud on the part of the Company or any Participating Securityholder or other holder of equity interests in the Company in connection with the transactions contemplated hereby.

7.03 Indemnification by the Purchaser. Subject to the limitations on indemnification provided for in this ARTICLE VII, after the Closing, the Purchaser shall indemnify and hold the Participating Securityholders harmless from and against any and all Losses based upon:

(a) the breach or violation of or inaccuracy, as of the date of this Agreement or the Closing Date, in any representation or warranty made by the Purchaser or the Merger Sub contained in this Agreement or in any other document executed and delivered by the Purchaser or the Merger Sub in connection with the consummation of the transactions contemplated hereby;

(b) the breach, failure to perform or violation of any covenant or agreement of the Purchaser or the Merger Sub contained in this Agreement or in any other document executed and delivered by the Purchaser or the Merger Sub in connection with the consummation of the transactions contemplated hereby;

(c) the defense of any claim with respect to which the Participating Securityholders are entitled to indemnification hereunder; or

(d) any fraud on the part of the Purchaser or the Merger Sub in connection with the transactions contemplated hereby.

7.04 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

(b) In the event that any legal proceedings shall be instituted, or in the event that any claim shall be asserted, by any third party in respect of which payment may be sought under Section 7.02 or Section 7.03 (regardless of the limitations set forth in Section 7.05) (an “Indemnification Claim”), the indemnified party shall promptly cause written notice of the assertion of any such Indemnification Claim of which it has knowledge to be forwarded to the indemnifying party (or to the Stockholder Representative in the event that Participating Securityholders are the indemnifying party). The failure of an indemnified party to give prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is materially prejudiced as a result of such failure. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against any Indemnification Claim that relates to any Losses indemnified against by it hereunder, subject in all cases to the limitations and qualifications set forth in this Section 7.04(b). Notwithstanding any provision herein to the contrary, in the event that the indemnifying party elects to defend against any Indemnification Claim that relates to any Losses indemnified against by it hereunder, it shall within 20 days of receipt of notice of such Indemnification Claim (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so; provided, that (i) the Stockholder Representative or any Participating Securityholder, as applicable, may only assume control of such defense if (A) it acknowledges in writing to the Purchaser on behalf of all of the Participating Securityholders that any damages, fines, costs or other liabilities that may be assessed against the Purchaser in connection with such third party action constitute Losses for which the Purchaser shall be indemnified pursuant to this ARTICLE VII, (B) the ad damnum clause in such third party action or amount of damages otherwise sought, taken together with the claimed amount with respect to any unresolved claims for indemnification then pending, is less than or equal to the then current balance of the Indemnification Escrow Fund, (C) the underlying claim does not involve the Company Group’s Intellectual Property and (D) an adverse resolution of the third party action would not have a material adverse effect on the goodwill or reputation of the Purchaser or the business, operations or future conduct of the Surviving Corporation or the Purchaser and (ii) neither the Stockholder Representative nor any Participating Securityholder may assume control of the defense of any third party action brought by any Governmental Authority or other party, involving Taxes, fraud or criminal activity or in which equitable relief is sought against the Purchaser or any of its Subsidiaries (including the Company). If the indemnifying party elects not to, or is otherwise not permitted to, defend against any Indemnification Claim that relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim, at the indemnifying party’s sole expense. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his, her or its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any particular Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Indemnification Claim. Notwithstanding anything in this Section 7.04 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed and which consent may, for the avoidance of doubt, be given by the Stockholder Representative on behalf of the Participating Securityholders), settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment, provided that the Stockholder Representative shall be entitled to settle or compromise a matter without the consent of the Purchaser if (x) the matter solely involves a claim for monetary damages that is less than or equal to the then current balance in the Indemnification Escrow Fund, (y) the claimant provides to the Purchaser, the Merger Sub and their respective officers, directors, Representatives and Affiliates an unqualified release from all liability in respect of the Indemnification Claim and (z) the matter involved is a matter with respect to which the Stockholder Representative or Participating Securityholders are entitled to assume the defense thereof pursuant to this Section 7.04.

(c) After any final decision, judgment or award shall have been rendered by an arbitrator or Governmental Authority of competent jurisdiction and, in the case of a matter decided by a Governmental Authority, the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall cause prompt payment thereof to be made.

7.05 Certain Limitations on Indemnification.

(a) Neither the Participating Securityholders nor the Purchaser shall have any indemnification obligation under Section 7.02(a) or Section 7.03(a), as the case may be, unless the aggregate of all Losses for which such indemnifying party would, but for this Section 7.05(a), be liable thereunder exceeds on a cumulative basis an amount equal to $500,000, and then such indemnifying party shall be liable only to the extent that such cumulative Losses exceed $100,000; provided, however, that this Section 7.05(a) shall not apply (i) with respect to Fundamental Representations or representations made in Section 3.12 (Taxes); (ii) with respect to any of the Diligence Identified Matters referenced in Section 7.02(j) of the Company Disclosure Schedule; or (iii) to claims based on or involving fraud.

(b) In no event shall the aggregate indemnification to be paid by the Participating Securityholders under Section 7.02, or the aggregate indemnification to be paid by the Purchaser under Section 7.03, exceed the Indemnification Escrow Amount (the “Cap”); provided, that the Cap shall not apply to claims based on or involving fraud. Except with respect to claims based on or involving fraud, indemnification claims made by the Purchaser Indemnified Parties hereunder shall be made solely against the Indemnification Escrow Fund. With respect to indemnification claims under this ARTICLE VII made by the Purchaser Indemnified Parties other than against the Indemnification Escrow Fund, (i) no such claims shall be made under Section 7.02 other than with respect to claims based on or involving fraud and (ii) no such claims shall be brought against any Participating Securityholder that did not, directly or indirectly, perpetrate or have knowledge of such fraud.

(c) None of the Purchaser Indemnified Parties nor the Participating Securityholders shall be entitled to make any claim for indemnification under this ARTICLE VII to the extent that such matter is taken into account in the calculation of the Closing Adjustment.

(d) The amount of any Losses for which indemnification is provided under this ARTICLE VII shall be reduced by any amounts actually recovered by the indemnified party from third-party insurers under insurance policies with respect to such Losses, net of any expenses incurred by such indemnified party in obtaining such recovery. If an indemnified party recovers any amounts under applicable insurance policies with respect to Losses underlying an Indemnification Claim subsequent to an indemnification payment by an indemnifying party with respect to such Indemnification Claim pursuant to Section 7.02 or Section 7.03, then such indemnified party shall promptly remit to the indemnifying party the amount recovered by the indemnified party under such policies in respect of the applicable Losses, net of any expenses incurred by such indemnified party in obtaining such recovery. Except as set forth in this Section 7.05(d), no indemnified party shall have any duty to mitigate the amount of any Loss for which indemnification is sought under this Article VII.

(e) The sole means of recovery for Losses with respect to matters referenced in Section 7.02(j) of the Company Disclosure Schedule as “Diligence Identified Matters” shall be a claim under Section 7.02(j) of this Agreement.

7.06 Tax Treatment of Indemnification Payments. To the extent permitted by Law, any indemnification payment made pursuant to this ARTICLE VII shall be treated as an adjustment to the Merger consideration payable hereunder for federal, state, local and foreign income Tax purposes, unless otherwise required by a change in law after the date hereof, a closing agreement with an applicable Taxing Authority or a final judgment of a court of competent jurisdiction.

7.07 Exclusive Remedy. From and after the Closing, except (i) with respect to claims based on or involving fraud, (ii) with respect to claims under ARTICLE IX for specific performance, (iii) for the Stockholder Representative’s rights to indemnification under Section 2.15 and (iv) as set forth in Section 2.13 (it being understood that under the foregoing clauses (i) through (iii), the parties shall be entitled to exercise all of their rights, and seek all Losses available to them, under law or equity and under clause (iv), the processes to be followed shall be as set forth in Section 2.13), the sole and exclusive remedy for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be indemnification in accordance with this ARTICLE VII. Notwithstanding the foregoing, this Section 7.07 shall not operate to interfere with or impede (i) the operation of the provisions of ARTICLE II providing for the resolution of certain disputes relating to the Closing Adjustment between the parties and/or by the Accounting Referee and (ii) the rights of the parties to seek equitable remedies (including injunctive relief).

7.08 Indemnification Escrow Fund. Subject to and in accordance with the terms of the Payment Agency Agreement and the Escrow Agreement, on the day immediately following the 12 month anniversary of the date on which the Effective Time occurs, the Agent shall distribute to the Participating Securityholders (or to the Company with respect to Persons who held Stock Options or other Awards immediately prior to the Effective Time) in accordance with the allocation set forth in the Distribution Waterfall, any amounts remaining in the Indemnification Escrow Fund after deducting any amounts subject to then pending unresolved claims made under ARTICLE II or this ARTICLE VII.

7.09 No Right of Contribution. No Participating Securityholder or other Person holding any equity interests in the Company shall have any right of contribution against any Company Entity or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements relating to this Agreement or the transactions contemplated hereby.

7.10 Acknowledgement. The rights to indemnification set forth in this ARTICLE VII shall not be affected by (i) any investigation conducted by or on behalf of any Purchaser Indemnified Party or any knowledge acquired (or capable of being acquired) by any Purchaser Indemnified Party, whether before or after the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation that is the subject of indemnification hereunder, or (ii) any waiver by the Purchaser of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

7.11 Materiality. Notwithstanding anything to the contrary in this Agreement, for purposes of determining (i) whether there has been a breach of any representation or warranty set forth in this Agreement or in any other document executed and delivered in connection with the consummation of the transactions contemplated hereby and (ii) the amount of Losses for which any indemnified party may be entitled to indemnification under this ARTICLE VII, each such representation or warranty (other than the representations and warranties set forth in Section 3.13(a)) shall be deemed to have been made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Material Adverse Effect).

ARTICLE VIII

TERMINATION

8.01 Termination Events. Without prejudice to other remedies which may be available to the parties by law or this Agreement, this Agreement may be terminated and the Merger may be abandoned (whether before or after stockholder approval hereof):

(a) by mutual written consent of the Purchaser and the Company in a written instrument;

(b) by either the Company or the Purchaser, each in its sole discretion and upon written notice to the other party, if the Closing shall not have been consummated on or before forty-five (45) days after the date hereof (the “Outside Date”), unless extended by written agreement of the Company and the Purchaser; provided, however, that this right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before the Outside Date;

(c) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Purchaser or the Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.02(a) or Section 6.02(b) not to be satisfied and (ii) shall not have been cured or waived within 30 days following receipt by the Purchaser of written notice of such breach or failure to perform from the Company; provided, however, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to the Company if the Company is then in material breach of any representation, warranty or covenant set forth in this Agreement;

(d) by the Purchaser, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.01(a) or Section 6.01(b) not to be satisfied and (ii) shall not have been cured or waived within 30 days following receipt by the Company of written notice of such breach or failure to perform from the Purchaser; provided, however, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to the Purchaser if the Purchaser or the Merger Sub is then in material breach of any representation, warranty or covenant set forth in this Agreement;

(e) by either the Company or the Purchaser, if (i) the Merger shall violate any Order that shall have become final and non-appealable or (ii) there shall be a Law which makes the Merger illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to a party if the issuance of such Order was primarily due to the failure of such party to perform any of its material obligations under this Agreement; or

(f) by the Purchaser, if there shall have occurred a Material Adverse Effect subsequent to the date of this Agreement.

8.02 Effect of Termination. In the event of any termination of the Agreement as provided in Section 8.01, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of the Purchaser, the Merger Sub or the Company, except that (i) the obligations of the Purchaser, the Merger Sub and the Company under Section 5.08(b) (as to confidentiality) and Section 5.05 (as to public disclosures) of this Agreement, the provisions of this Section 8.02, the provisions of ARTICLE IX of this Agreement and any defined terms set forth herein that are applicable to the foregoing provisions shall remain in full force and effect and (ii) if this Agreement is terminated other than pursuant to Section 8.01(a), such termination will not affect any right or remedy which accrued hereunder or under applicable Laws prior to or on account of such termination, and the provisions of this Agreement shall survive such termination to the extent required so that each party may enforce all rights and remedies available to such party hereunder or under applicable Laws in respect of such termination and so that any party responsible for any breach or nonperformance of its obligations hereunder prior to termination shall remain liable for the consequences thereof.

ARTICLE IX

MISCELLANEOUS

9.01 Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when received if by e-mail transmission, or five (5) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid, to the following Persons at the following addresses:

If to the Purchaser or the Merger Sub, to:

Altair Engineering Inc.

1820 E. Big Beaver Road

Troy, Michigan 48083

Telephone: 248-614-2400, ext. 453

Facsimile: 248-614-6197

Email (for pdf notice): raoul@altair.com

Attn: Raoul Maitra, General Counsel

and with a copy (which shall not itself constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention: Peter H. Ehrenberg

Email: pehrenberg@lowenstein.com

and, if email is not utilized for notice to the foregoing Persons, to

Email: raoul@altair.com

Email: pehrenberg@lowenstein.com

If to the Company, to:

RapidMiner, Inc.

One Boston Place, Suite 2600

Boston, MA 02108

and with a copy (which shall not itself constitute notice) to:

Orrick Herrington & Sutcliffe LLP

222 Berkeley Street

Suite 2000

Boston, MA 02116

Attention: Gregg Griner

Email: ggriner@orrick.com

and, if email is not utilized for notice to the foregoing Persons, to:

Email: szilberman@rapidminer.com

Email: ggriner@orrick.com

If to the Stockholder Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

with a copy (which shall not itself constitute notice) to:

Orrick Herrington & Sutcliffe LLP

222 Berkeley Street

Suite 2000

Boston, MA 02116

Attention: Gregg Griner

Email: ggriner@orrick.com

and, if email is not utilized for notice to the foregoing Persons, to:

Email: ggriner@orrick.com

or to such other address as any such party shall designate by written notice to the other parties hereto.

9.02 Expenses. Except as specifically set forth in this Agreement, each party shall pay its respective expenses incurred in connection with the origination, negotiation, execution and performance of this Agreement.

9.03 Non-Assignability. This Agreement shall not be assigned by any party hereto without the express prior written consent of the other parties hereto, and any attempted assignment, without such consent, shall be null and void, except that the Purchaser or the Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their Affiliates; provided, that such transfer or assignment shall not relieve the Purchaser or the Merger Sub of its primary liability for its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to the Purchaser or the Merger Sub. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

9.04 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each of the Company, the Stockholder Representative, the Purchaser and the Merger Sub, and such amendment may be effected before or after approval by the Company’s stockholders; provided, however, that no such amendment shall be made after stockholder approval that requires the further approval of such stockholders without such further approval. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

9.05 Third Parties. Except as, and only to the extent, set forth in Section 5.06(a) or ARTICLE VII, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto.

9.06 Governing Law. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law principles thereof.

9.07 Remedies; Specific Performance. The parties hereto acknowledge that monetary damages would not be an adequate remedy at Law if any party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each party, in addition to any other remedy to which it may be entitled at Law, in equity or, after the Closing, as provided in ARTICLE VII, shall be entitled to an injunction or similar equitable relief restraining a breaching party from committing or continuing any such breach or threatened breach and to compel specific performance of the obligations of a breaching party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in the Court of Chancery of the State of Delaware (or, if such Court of Chancery lacks subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware), and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at Law. No remedy shall be exclusive of any other remedy.

9.08 Arbitration.

(a) Notwithstanding any provision herein to the contrary, the procedures described in Section 9.08(b) shall not apply to any dispute arising under Section 2.13, the resolution of which shall be determined in accordance with the procedures described in Section 2.13.

(b) With respect to any Disagreement (as defined below) arising under any provision of this Agreement other than Section 2.13:

(i) The parties shall use their best efforts to try to settle amicably any dispute, controversy, disagreement or claim arising out of or in connection with any provision of this Agreement other than Section 2.13 (a “Disagreement”).

(ii) Before referring any such Disagreement to arbitration as provided for below, a party must notify the other parties of its wish to try to settle amicably such Disagreement.

(iii) Such notice (the “Disagreement Notice”) shall include a written statement of the dispute and copies of any documents related thereto. Each party shall appoint one representative to negotiate on their behalf to attempt to reach an amicable settlement. Failing an amicable settlement within ten days of the receipt of the Disagreement Notice, the Disagreement shall be finally settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect (the “Rules”), except as modified herein. Such arbitration shall be held in Wilmington Delaware. In such arbitration, the following shall apply:

(A) This agreement to arbitrate shall be specifically enforceable. The arbitrator, and not a court, shall also be authorized to determine whether this agreement to arbitrate applies to any claim, discrepancy, disagreement or dispute sought to be resolved hereunder.

(B) There shall be only one arbitrator, selected in accordance with the Rules. The arbitrator shall be skilled in the field of intellectual property law, applicable governing law and the other legal and business aspects of the subject matter of this Agreement, and also shall have served as an arbitrator at least three times prior to their service as an arbitrator in this arbitration.

(C) Barring extraordinary circumstances, the arbitrator shall be directed to render an award within four months from the date on which the arbitrator is selected. The arbitrator may extend this time limit in the interests of justice. Failure to adhere to this time limit shall not constitute a basis for challenging the award.

(D) The parties shall be entitled to discovery in the arbitration except that any party shall be entitled to request no more than 1,000 pages of documents and to take no more than three depositions not to exceed four hours for each such deposition. Any party shall be entitled to depose any expert who will testify in the arbitration proceeding but shall pay the regular hourly rate of such expert during such deposition. In addition to the foregoing, any party shall be entitled to take the deposition of a witness who will testify at the arbitration but who is unavailable to testify at the hearing to preserve such witness’ testimony for the arbitration hearing.

(E) The parties shall exchange a copy of all exhibits for the arbitration hearing and shall identify each witness who will testify at the arbitration, with a summary of the anticipated testimony of such witness ten days before the arbitration hearing.

(F) The arbitrator shall be authorized to award direct compensatory damages, but shall not be authorized (a) to award non-economic damages, (b) to award punitive damages except to the extent that a third-party has recovered punitive damages from the Company or its Subsidiaries in a related matter, (c) to award indirect, special or incidental damages except to the extent that a third-party has recovered such damages from the Company or its Subsidiaries in a related matter or (d) to reform, modify or materially change this Agreement, except as expressly authorized herein.

(G) The parties hereto hereby waive any rights of appeal to the fullest extent permitted by Law in connection with any question of Law arising in the course of the arbitration or with respect to any award made, except for actions to enforce an arbitral award in any court of competent jurisdiction.

(H) The arbitrator shall be required to make written findings of fact and conclusions of law to support its award. The award shall be final and binding upon the parties hereto, and shall be the sole and exclusive remedy among the parties hereto regarding any claims, counterclaims, issues, or accounting presented to the arbitrator.

(I) Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof or such court may be asked to confirm judicially the award and order its enforcement, as the case may be.

(J) Each of the parties hereto shall bear its own attorney’s fees, costs and expenses and an equal share of the arbitrator’s fees and administrative fees of the arbitration. The parties agree that failure or refusal of a party to pay its required share of the deposits for arbitrator compensation or administrative charges shall constitute a waiver by that party to present evidence or cross-examine witnesses. In such event, the other party shall be required to present evidence and legal argument as the arbitrator may require for the making of an award.

(K) Except as may be required by Law, neither a party nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.

(L) Notwithstanding the foregoing, (i) the arbitrator shall not have the authority to order specific performance or injunctive relief to enforce the provisions of this Agreement and (ii) this Section 9.08(b) shall not preclude a party from seeking specific performance or injunctive relief from the Court of Chancery of the State of Delaware (or, if such Court of Chancery lacks subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware) to enforce the provisions of this Agreement.

(M) With respect to any Disagreement arising after the Effective Time, the Participating Securityholders shall constitute a single party for purposes of this Section 9.08(b) and shall be represented by the Stockholder Representative.

9.09 Entire Agreement. This Agreement, the Company Disclosure Schedule, the exhibits annexed hereto and the Confidentiality Agreement referred to in Section 5.08(b) set forth the entire understanding of the parties hereto.

9.10 Representation of the Stockholders and Their Affiliates. The Purchaser and the Merger Sub agree that, following the Closing, Orrick, Herrington & Sutcliffe LLP may serve as counsel to the Stockholder Representative, the Participating Securityholders and their Affiliates in connection with any matters related to the negotiation and execution of this Agreement and the Merger, including any litigation, claim or obligation arising out of or relating to this Agreement or the Merger (a “Controversy”), notwithstanding any representation by Orrick, Herrington & Sutcliffe LLP prior to the Closing Date of the Company and/or any of its Subsidiaries. The Purchaser, Merger Sub and the Company (on behalf of itself and its Subsidiaries) hereby (a) waive any claim they have or may have that Orrick, Herrington & Sutcliffe LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a Controversy arises after the Closing between Purchaser, the Company or any or its Subsidiaries and the Stockholder Representative, the Participating Securityholders or any of their Affiliates, Orrick, Herrington & Sutcliffe LLP may represent the Stockholder Representative, the Participating Securityholders and any of their Affiliates in such Controversy even though the interests of such Person(s) may be directly adverse to the Purchaser, the Company or its Subsidiaries and even though Orrick, Herrington & Sutcliffe LLP may have been deemed to represent the Company or its Subsidiaries in a matter substantially related to such Controversy. The Purchaser and the Company (in each case, on behalf of itself and its Subsidiaries) also further agree that, as to all communications among Orrick, Herrington & Sutcliffe LLP and the Company, its Subsidiaries, and the Stockholder Representative, the Participating Securityholders or the Participating Securityholders’ Affiliates and their respective representatives, that relate to the negotiation or execution of this Agreement or advice related to the Merger provided in connection therewith (“Deal Communications”), the attorney-client privilege and the expectation of client confidence belongs to the Participating Securityholders and may be controlled by the Stockholder Representative and shall not pass to or be claimed by the Purchaser, the Merger Sub, the Company or any of its Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser, the Company or any of its Subsidiaries and a third party other than a party to this

Agreement after the Closing, the Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Orrick, Herrington & Sutcliffe LLP to such third party; provided, that neither the Company nor any such Subsidiary may waive such privilege without the prior written consent of the Stockholder Representative; provided, further, that this Section 9.10 shall not limit the Purchaser’s ability to compel discovery of information that is not subject to an attorney-client privilege in the event that such information is relevant to a dispute that arises after the Closing.

9.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.13 Schedules and Exhibits. All exhibits annexed hereto and the Company Disclosure Schedule are hereby incorporated by reference and made a part of this Agreement. The inclusion of any matter in the Company Disclosure Schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or could have a Material Adverse Effect or constitutes a material liability with respect to any Company Entity, the Company Group taken as a whole, or the business of the Company Group, the Purchaser or the Merger Sub. In addition, matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule, and any such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

9.14 Waiver of Jury Trial. WITHOUT LIMITING IN ANY RESPECT THE USE OF ARBITRATION TO RESOLVE DISPUTES HEREUNDER, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 9.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY.

9.15 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof:

(a) The headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless expressly otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement unless expressly otherwise specified.

(d) The meaning assigned to each term herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

(h) The terms of this Section 9.15 shall apply to each disclosure schedule delivered herewith and to each document included in the exhibits annexed hereto unless expressly otherwise stated therein.

(i) All references to “$” are references to the United States dollar.

ARTICLE X

DEFINITIONS

10.01 Defined Terms. The following terms shall have the following meanings for purposes of this Agreement:

“Acquisition Proposal” means any offer or proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company, any direct or indirect acquisition or purchase of all or a substantial portion of the assets of the Company, taken as a whole, or all or substantial part of the Company Capital Stock, other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agent” means JP Morgan Chase Bank, N.A.

“Annual Contract Value” means, for each customer, a quotient equal to (a) the total contract value for such customer divided by (b) the total term of such contract measured in years.

“Business Day” means any day except a Saturday, Sunday or other day on which banks in New York City are authorized or required by Law to be closed.

“Business Systems” means all Software (including Company Products), computer hardware (whether general or special purpose), telecommunications systems, networks, interfaces, platforms, servers, peripherals, and computer systems, that are owned or controlled by a Company Entity and used in the conduct of the Business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash” means, as of the Operative Time, all cash and cash equivalents of the Company Group, as determined in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Company’s consolidated balance sheet as of January 31, 2022, excluding the effects of transactions on the Closing Date. Notwithstanding the foregoing, “Cash” shall include uncashed and uncleared checks payable to the Company Group and other deposits or transfers received or deposited for the accounts of the entities in the Company Group, including ACH transactions and other wire transfers, but shall exclude all outbound ACH and issued but uncleared checks, in each case, as of the Operative Time, and shall exclude all cash that is treated as restricted cash under GAAP.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Claim” means any claim, action, cause of action, suit, litigation, arbitration, investigation, opposition, audit, assessment, hearing, complaint, counter-claim, cross-claim, dispute, inquiry, investigation, demand or other proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Junior Preferred, Series D Preferred and Common Stock.

“Company Entity” means each of the Company and each direct or indirect Subsidiary of the Company, including the German Subsidiary, the Hungarian Subsidiary and the U.K. Subsidiary.

“Company Equity Incentives” means Stock Options, Warrants and other rights to acquire shares of Company Capital Stock to the extent that such options, warrants or other rights are outstanding immediately prior to the Effective Time.

“Company Group” means the Company Entities as a group.

“Company Intellectual Property” means all Intellectual Property that is owned by or purported to be owned by a Company Entity.

“Company Product” means any product currently marketed, offered, sold, or distributed by a Company Entity.

“Company Product Data” means all data and information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company Products.

“Company Software” means any Software that embodies Company Intellectual Property or is owned by a Company Entity.

“Consent” means any consent, approval, authorization, permit, clearance and exemption required to be obtained from any Governmental Authority or other third-party and any notice required to be submitted to any Governmental Authority or other third-party, in each case to the extent required by any applicable Law, Order or Contract in order to consummate the Merger and/or to prevent a breach of or default under any Contract to which any member of the Company Group is a party.

“Contract” means any legal binding contract, agreement, purchase order, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other legally binding arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Contractual Obligations” means, as to any Person, any obligation under any security issued by such Person or under any Contract to which such Person is a party or by which it or any of its property is bound.

“Copyrights” means, whether arising under the laws of the United States, the United Kingdom, Hungary, Germany or any other jurisdiction, any copyright registrations and applications for registration and renewals thereof, and any non-registered copyrights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“Current Assets” means the combined current assets of the entities in the Company Group as of the Operative Time, classified and calculated in accordance with GAAP (except as otherwise expressly provided in this definition) applied on a basis consistent with the Financial Statements, excluding inter-company balances, including the following:

(a) all inventory, other than inventory that is obsolete or non-saleable in the Ordinary Course of Business; and

(b) all accounts receivable, less an allowance for doubtful accounts consistent with prior practices and in all cases excluding any accounts receivable that are past due more than 90 days as of the Closing Date; and

(c) all prepaid expenses and deposits; but

(d) excluding Cash; and

(e) excluding research and development tax credits, other tax credits, Tax refunds and any other future or deferred Tax assets,

“Current Liabilities” means the combined current liabilities of the entities in the Company Group as of the Operative Time, classified and calculated in accordance with GAAP (except as otherwise expressly provided in this definition), applied on a basis consistent with the Financial Statements, excluding inter-company balances, including the following:

(a) trade and accounts payable and outstanding checks; and

(b) accrued expenses; and

(c) any accrued employee compensation, including bonuses, commissions, pension, retirement, vacation, holiday, sick leave, related employee benefits, and similar compensation obligations; but

(d) excluding any amounts reflected as Debt in calculating Closing Debt hereunder; and

(e) excluding any liability for Taxes.

In calculating “Current Liabilities”, regardless of whether GAAP would require an adjustment, all Deferred Revenues shall be treated as Current Liabilities.

“Debt” means, without duplication, as of the Closing, (i) the amount of all indebtedness of the Company Group for borrowed money under any credit facilities, (ii) any obligations of the Company Group owed pursuant to bonds (excluding performance bonds or similar instruments), debentures, notes or other similar instruments or debt securities, (iii) any obligation of the Company Group evidenced by any letter of credit or bankers’ acceptance, in each case, solely to the extent drawn as of such time, (iv) all capital lease obligations, (v) all guarantees or other contingent liabilities of the Company Group with respect to any of the foregoing clauses (i) through (iv), (vi) any unpaid principal, premium, accrued and unpaid interest, and prepayment or similar penalties with respect to any of the foregoing clauses (i) through (v), (vii) all unpaid severance obligations of the Company Group existing and payable as of the Closing, including the employer portion of payroll taxes and/or social security contributions thereon (for clarity, excluding any severance obligations resulting from terminations of employment made by, or under the direction of, the Purchaser), (viii) all amounts payable under the Management Incentive Program as a result of the Closing, including the employer portion of payroll taxes and/or social security contributions thereon, and (ix) all unpaid bonus or other amounts that are payable as of, and as a result of, the Closing under any other plan or arrangement established for the benefit of the Company Group’s employees, including the employer portion of payroll taxes and/or social security contributions thereon (for clarity, excluding any severance payable solely as result of applicable Law in jurisdictions outside the United States).

“Deferred Revenues” means all deferred revenues of the Company Group as of the Operative Time.

“Deutsche Bank Warrant” means the warrant to purchase 18,683 shares of Series D Preferred issued by the Company to Deutsche Bank, dated as of April 22, 2021.

“DP Laws” means all Laws relating to data protection, data use, data security, and data privacy which are applicable to any of the Company Entities in any jurisdiction (including, without limitation, the GDPR, to the extent applicable) together with all applicable self-certification mechanisms to which the Company Entities have committed.

“Employee Plan” shall mean any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and any change in control, bonus, deferred compensation, incentive compensation, gross-up, stock purchase, stock option, stock-based, severance pay, termination pay, death benefit, disability benefit, employment, consulting, hospitalization, medical, life or other insurance, flexible benefit, supplemental unemployment benefits, vacation or paid-time off, savings, profit-sharing, pension or retirement plan, material fringe benefit, plan, policy, program, agreement or arrangement and each other employee benefit plan, program, policy or arrangement, in each case, whether oral or written, that is or has been (a) sponsored, maintained, contributed to or required to be contributed to by any of the Company Entities for the benefit of any of their employees, directors, consultants, advisors, or other service providers or (b) with respect to which any Company Entity or any ERISA Affiliate has or may have any current or contingent liabilities.

“Encumbrance” means a mortgage, charge, pledge, lien, option, right of first refusal, right of pre-emption, retention of title arrangement or other similar encumbrance. Encumbrances exclude licenses to Intellectual Property.

“Environmental Law” shall mean any applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, pollution, the environment or any Hazardous Substance.

“Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the protection of human health and safety and/or the environment or the control of pollution, including damages to and restoration of natural resources, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person or entity, whether or not incorporated, that would be treated together with any Company Entity as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Escrow Agreement” means an agreement, in a form mutually agreed to by the Company and Purchaser pursuant to which the Agent will serve as the escrow agent with respect to the Indemnification Escrow Fund.

“Excluded IP Agreements” means (i) nondisclosure agreements that do not place any restrictions on the Company Group beyond provisions relating to confidentiality obligations, (iii) Personnel IP Agreements which are substantially on the forms provided to Purchaser in the Company’s data room with no material modifications, (iv) licenses to off-the-shelf Software made available on standard terms, (v) agreements based on a Company Entity standard form without material modifications, and (vi) licenses to (a) Trademarks or other branding elements for purposes of issuing press releases or a party’s marketing efforts, e.g. mentioning a Company Entity as a customer on a vendor’s website, or (b) licenses to feedback provided by a party regarding the other’s party’s goods or services, in each case where (a) and (b) are incidental to the primary purpose of the applicable agreement.

“Foreign Employee Plan” means any Employee Plan that provides benefits primarily for the benefit of employees, consultants, independent contractors, stockholders or directors of any Company Entity or any of any of their respective ERISA Affiliates who are employed or otherwise regularly provide services outside the United States.

“Fundamental Representations” means the representations set forth in Section 3.01(c) and Section 3.08(b).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“GDPR” means the General Data Protection Regulation (EU) 2016/679.

“German Subsidiary” means RapidMiner GmbH, a corporation organized under the laws of Germany.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign (i.e., outside of the United States) or domestic (i.e., within the United States), or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, court or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity or private body established to perform any of such functions, and any judiciary or quasi-judiciary tribunal, court or body.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, in each case that is hazardous, toxic or words of similar import or regulatory effect under any Environmental Law.

“Hercules Capital Warrant” means the warrant to purchase Preferred Stock issued by the Company to Hercules Capital, Inc. as of November 28, 2017.

“Hungarian Subsidiary” means RapidMiner Kft, a corporation organized under the laws of Hungary.

“Indemnification Escrow Amount” means $8,000,000.

“Intellectual Property” means (i) rights arising under Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets and any other intellectual property rights in Software, (ii) any other intellectual property rights recognized under any Laws or international conventions in any country or jurisdiction in the world (including all applications, disclosures, renewals, extensions, continuations or reissues thereof), including without limitation, all such rights in web domains, service marks, documentation, test cases, know-how, trade secrets, algorithms related to the unique computational technology of external approximations and software implementations; and (iii) all rights to sue for past, present, and future infringement, misappropriation, dilution or other violation of any of the foregoing.

“Internet Assets” means any Internet domain names and any rights in and to sites on the worldwide web.

“Joinder Agreement” means an agreement, in the form and substance of Exhibit L annexed hereto, pursuant to which a Stockholder who has not executed a Stockholder Consent and a Support Agreement agrees to be bound by the terms of both a Stockholder Consent and a Support Agreement and to be treated hereunder as an Inducing Stockholder.

“Knowledge” means, with respect to the Company, the actual knowledge, after reasonable inquiry, of Peter Lee, Simon Zilberman, Ingo Mierswa, Randy LeBlanc, Ralf Klinkenberg, Tobias Malbrecht and Steve Ruggieri and, with respect to the Purchaser, the actual knowledge, after reasonable inquiry, of Stephanie Buckner, Matt Brown and Raoul Maitra.

“Law” means any foreign (i.e., outside the United States), federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other comparable requirement.

“Lee Warrant” means the warrant to purchase 31,553 shares of Series C Preferred issued by the Company to Trinity Capital Fund IV, L.P., dated as of May 22, 2019.

“Management Incentive Program” means the RapidMiner, Inc. Amended and Restated Transaction Bonus Plan, a copy of which has been provided by the Company to the Purchaser prior to the date hereof.

“Material Adverse Effect” means a change, effect, event, occurrence or circumstance that is materially adverse to (i) the business, assets, properties, results of operations or condition (financial or otherwise) of the Company Group or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the other Transaction Documents to which the Company is a party; provided, however, that for purposes of clause (i) above, “Material Adverse Effect” shall not include the following, either alone or in combination, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (a) effects, changes, events, developments, circumstances or conditions that generally affect the industry in which the Business operates; (b) general business, financial or economic conditions; (c) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack; (d) changes or developments resulting or caused by natural disasters; (e) changes or developments resulting from the COVID-19 pandemic or any other epidemic, pandemic, disease outbreak, or other public health emergency; (f) changes in GAAP or in the interpretation or enforcement thereof; or (g) effects, changes, events, developments, circumstances or conditions arising out of or attributable to any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser; provided, however, that the foregoing clauses (a) through (d) shall not apply and may be taken into account if such effect, change, event, development or circumstance disproportionately adversely affects the Company Group, taken as a whole, compared to other Persons that operate in the industry in which the Business operates.

“Operative Time” means 11:59 p.m. Eastern Time on the Business Day immediately prior to the day on which the Effective Time occurs.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or award of a Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company Group through the date hereof consistent with past practices.

“Pacific Western Bank Warrant” means the warrant to purchase 1,660 shares of Series C-1 Preferred issued by the Company to Pacific Western Bank, dated as of March 25, 2019.

“Participating Incentives Holders” means holders of any Company Equity Incentives immediately prior to the Effective Time other than the holders of the Lee Warrant and the Trinity Capital Warrant immediately prior to the Effective Time.

“Participating Securityholders” means the Participating Incentives Holders and the Participating Stockholders.

“Participating Stockholders” means the holders of the Preferred Stock and Common Stock immediately prior to the Effective Time.

“Participating Warrantholders” means the holders of the Hercules Capital Warrant, the Deutsche Bank Warrant and the Pacific Western Bank Warranty immediately prior to the Effective Time.

“Patents” means, whether arising under the laws of the United States, the United Kingdom, Hungary, Germany, or any other jurisdiction, any patents and patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof.

“Payment Agency Agreement” means an agreement, in a form mutually agreed to by the Company and Purchaser, pursuant to which the Agent will serve as paying agent for purposes of distributing the Aggregate Closing Merger Consideration among the holders of the Company Capital Stock and the Participating Warrantholders in accordance with the Distribution Waterfall delivered by the Company at the Closing.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

“Permitted Encumbrances” means (i) statutory liens securing payments not yet due, (ii) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair the operation of the Business, (iii) mortgages, or deeds of trust, security interests or other encumbrances on title related to Debt to be repaid pursuant to one or more Payoff Letters and (iv) licenses to Intellectual Property.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof, or any other entity.

“personal data” has the meaning set forth in the GDPR or, in relation to any jurisdiction in which the GDPR is not applicable, shall be interpreted as a reference to the words most closely approximating “personal data” under the DP Laws of that jurisdiction.

“Privacy and Data Security Requirements” means all (i) DP Laws; (ii) contract terms to which any Company Entity is a party or is otherwise bound that imposes obligations on any Company Entity relating to personal data, privacy, information security, and (iii) Privacy Policies.

“Privacy Policy” means all written, published policies or notices relating to personal data, privacy and/or the security of the personal data (e.g., posted privacy policies, notices provided in connection with the processing of personal data).

“Pro Rata Percentage” means, with respect to each Stockholder, the percentage amount obtained by dividing (i) the Aggregate Closing Merger Consideration actually paid to him, her or it pursuant to this Agreement by (ii) the Aggregate Closing Merger Consideration actually paid to all of the Stockholders pursuant to this Agreement.

“Representatives” means, with respect to each party hereto, its financial advisors, consultants, attorneys, accountants, other advisors and any other Persons who are involved in any aspect of the negotiation, execution, delivery or performance of this Agreement or in any aspect of the due diligence performed and to be performed pursuant to this Agreement.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, including, without limitation to the foregoing, any computer software programs that incorporate and run the pricing models, formulae and algorithms of any entity in the Company Group, as well as any computer software programs that have been produced, written or created by or on behalf of any entity in the Company Group. “Stockholders” means each Person who owns any shares of Company Capital Stock at any time from the date hereof through the Effective Time.

“Sole Source Supplier” means any entity that is the only supplier from which the Company Group obtains a particular good or service and with respect to which other suppliers do not exist to provide such good or service on commercially reasonable terms.

“Stock Options” means options to purchase shares of Company Capital Stock granted pursuant to the Incentive Plan or pursuant to any other plan or arrangement approved by the Company Board.

“Stockholder Representative Expense Amount” means Twenty-Five Thousand Dollars ($25,000).

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” shall mean (a) any and all federal, state, provincial, local, foreign (i.e., outside of the United States) and other taxes, levies, fees, imposts, duties, assessments and similar governmental charges (including any interest, fines, penalties or additions to tax imposed in connection therewith or with respect thereto, whether disputed on not) including, without limitation (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (ii) ad valorem, value added, capital gains, sales, harmonized sales, goods and services, use, real or personal property, capital stock, capital, license, branch, payroll, estimated withholding, employment, employer health, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer, estimated and gains taxes, and customs duties, (b) any and all liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group, and (c) any and all liability for the payment of any amounts as a result of any obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (a) or (b) above.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax payable by any Company Entity.

“Tax Return” shall mean any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports, returns or statements or other information or filing supplied to or required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereto.

“Trade Secret” means any trade secrets as that concept is defined under applicable law, which may include confidential information that derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons not authorized to receive it, including customer lists, programs, the source code of all of the Company Products, research records, processes, procedures, manufacturing formulae, programming methodology, technical information and know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

“Trademarks” means whether arising under the laws of the United States, United Kingdom, Hungary, Germany, or any other jurisdiction, any trademarks, service marks, trade dress, trade names, or other designations of origin, including brand names, designs and logos, corporate names, product or service identifiers, slogans, or pictures or any other symbols used to identify the source of any good and/or service, in each case whether registered or unregistered, and all registrations and applications for registration thereof.

“Transaction Expenses” means all fees and expenses (including fees and expenses of the Stockholder Representative, and of investment bankers, finders, consultants, attorneys, accountants or Representatives of any Company Entity, and fees and expenses incurred in obtaining any Consents or waivers, including fees and expenses of lenders, landlords and other third-parties) of any Company Entity incurred or owed or reimbursed or reimbursable by any Company Entity in connection with the negotiation, entering into, and consummation of this Agreement, the Merger and the other transactions contemplated hereunder, in each case to the extent not paid prior to the Operative Time.

“Transaction Documents” means this Agreement, the Payment Agency Agreement and the Escrow Agreement.

“Trinity Capital Warrant” means the warrant to purchase 11,624 shares of Series C-1 Preferred issued by the Company to Trinity Capital Fund IV, L.P., dated as of March 25, 2019.

“U.K. Subsidiary” means RapidMiner, Ltd., a corporation organized under the laws of England and Wales.

“Voting Agreement” means the amended and restated voting agreement, dated as of September 11, 2020, by and among the Company and the stockholders of the Company named therein.

“WARN Act” means The Worker Adjustment and Retraining Notification Act as well as any similar applicable foreign, state or local law.

“Warrants” means the Hercules Capital Warrant, the Deutsche Bank Warrant, the Pacific Western Bank Warrant, the Trinity Capital Warrant and the Lee Warrant.

“Working Capital” means the consolidated Current Assets of the Company Group as of the Operative Time minus the consolidated Current Liabilities of the Company Group as of the Operative Time.

10.02 Other Definitions. The following terms are defined in the following provisions of this Agreement:

280G Approval	5.12

280G Waiver	5.12

Accounting Referee	2.13(c)(ii)

Advisory Group	2.15(e)

Agreement	Preamble

Aggregate Closing Merger Consideration	2.01

Aggregate Merger Consideration	2.01

Aggregate Post-Closing Merger Consideration	2.01

Annual Financial Statements	3.11(a)

Anti-Money Laundering Laws	3.07(g)

Assessments	3.14(f)

Assets	3.16(a)

Audit Reports	3.07(h)

Awards	2.03(a)

Business	3.01(a)

Calculated Sum	2.13(b)

Cash Target	2.01(b)

Certificate	2.06(a)

Certificate of Merger	1.03

Change in Control Payment Amount	3.11(j)

Change in Control Payments	3.11(j)

Closing	1.02

Closing Adjustment	2.13(b)

Closing Agent Deposit	2.05(b)(ii)

Closing Cash	2.13(b)

Closing Change in Control Payment	2.13(b)

Closing Date	1.02

Closing Debt	2.13(b)

Closing Transaction Expenses	2.13(b)

Closing Statement	2.13(b)

Common Stock	Recitals

Company	Preamble

Company Board	Recitals

Company Charter	Recitals

Company Disclosure Schedule	Lead-in to Article III

Company Products	3.17(b)

Continuing Employee	5.10(a)

Controversy	9.10

D&O Indemnified Persons	5.06(a)

D&O Tail Policy	5.06(b)

Deal Communications	9.10

Deutsche Bank Debt	2.01

DGCL	Recitals

Dispute	9.08(b)(i)

Dispute Notice	2.13(e)(i)

Dispute Review Period	2.13(e)(i)

Dissenting Shares	2.04(b)

Dissenting Stockholders	2.04(b)

Distribution Waterfall	2.14(b)

Effective Time	1.03

Enforceability Exceptions	3.01(e)

Estimated Change in Control Payments	2.13(a)

Estimated Closing Cash	2.13(a)

Estimated Closing Debt	2.13(a)

Estimated Closing Statement	2.13(a)

Estimated Distribution Waterfall	Recitals

Estimated Transaction Expenses	2.13(a)

Employment Agreements	Recitals

Final Closing Adjustment	2.13(d)

Financial Statements	3.11(a)

Incentive Plan	2.03(a)

Indemnification Claim	7.04(b)

Indemnification Escrow Fund	2.07

Inducing Stockholders	Recitals

Interim Financial Statements	3.11(a)

Junior Preferred	Recitals

Letter of Transmittal	2.06(e)

Loss; Losses	7.02

Malicious Code	3.26(e)

Management Inducement Agreement	6.01(h)

Material Contracts	3.09(a)

Material Customer	3.20(a)

Material Permits	3.07(b)

Material Supplier	3.20(b)

Merger	Recitals

Merger Sub	Preamble

Merger Sub Common Stock	Recitals

MIP Certificate	2.05(a)(x)

Monthly Financial Statements	5.04

Most Recent Balance Sheet Date	3.11(e)

Non-Continuing Employee	2.07(b)

Non-Continuing Employee Schedule	2.07(b)

Open Source Materials	3.17(n)

Payoff Letters	2.05(a)(x)

Personnel IP Agreements	3.17(k)

Personal Property Leases	3.16(b)

Potential Severance	2.07(b)

Potential 280G Benefit	5.12

PPP	3.11(k)

PPP Funds	3.11(k)

Preferred Stock	Recitals

Purchaser	Preamble

Purchaser Benefit Plan	5.10(a)

Purchaser Indemnified Parties	7.02

Purchaser Payments	5.12

Purchaser’s Submission	2.13(c)(ii)

Representative Losses	2.15(e)

Related Persons	3.19

Restrictive Covenants Agreements	Recitals

Rules	9.08(b)(iii)

Security Breach	3.26(b)

Series A Preferred	Recitals

Series B Preferred	Recitals

Series C Preferred	Recitals

Series C-1 Preferred	Recitals

Series D Preferred	Recitals

Severance Schedule	2.7(b)

Statement of Invoiced Amounts	3.11(a)

Statement of Payables	3.11(a)

Statement of Receivables	3.11(a)

Stockholder Consent	Recitals

Stockholder Notice	2.04(a)

Stockholder Representative	Preamble

Stockholder Representative Engagement Agreement	2.15(e)

Stockholder Representative Expense Fund	2.08

Stockholder Representative’s Submission	2.13(c)(ii)

Straddle Period	5.09(a)(ii)

Support Agreement	Recitals

Survival Period	7.01

Surviving Corporation	1.01

Tax Incentive	3.12(r)

Tax Refund Amount	5.09(d)

Termination Notice	2.07(b)

Withholding Agent	2.11

IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the date first set forth above.

PURCHASER:

ALTAIR ENGINEERING INC.

By:	/s/ James R. Scapa
Name: James R. Scapa
Title: Chief Executive Officer

MERGER SUB:

RAMBLER MERGER SUB INC.

By:	/s/ James R. Scapa
Name: James R. Scapa
Title: President

COMPANY:

RAPIDMINER, INC.

By:	/s/ Peter Lee
Name: Peter Lee
Title: Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Corey Quinlan
Name: Corey Quinlan
Title: Director

EXHIBITS

Exhibit	Description

A	Stockholder Consent

B	Support Agreement

C	Certificate of Merger

D	Certificate of Incorporation of the Surviving Corporation

E	Form of Letter of Transmittal

F	Estimated Distribution Waterfall

G	Amendment to the Company’s Charter

H	Management Inducement Agreement

I	Hercules Capital Warrant Compliance Certificate

J	Deutsche Bank Warrant Compliance Certificate

K	Pacific Western Bank Capital Warrant Compliance Certificate

L	Lee Warrant Compliance Certificate

M	Joinder Agreement